    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1999



                                                      REGISTRATION NO. 333-70623

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           FIRST STERLING BANKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                GEORGIA                                     6025                                   58-2104977
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                              POST OFFICE BOX 2147
                            MARIETTA, GEORGIA 30061
                                 (770) 499-2265
                            ------------------------

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                         T. KENNERLY CARROLL, JR., ESQ.
                         W. SCOTT MCGINNESS, JR., ESQ.
                              MILLER & MARTIN, LLP
                     100 GALLERIA PARKWAY, N.W., SUITE 1200
                          ATLANTA, GEORGIA 30339-3122
                                 (770) 953-3500
                            ------------------------

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                         ------------------------------

                                    COPY TO:

                            STANLEY H. POLLOCK, ESQ.
                              HOLLAND & KNIGHT LLP
                        ONE ATLANTIC CENTER, SUITE 2000
                        1201 WEST PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-3400
                                 (404) 817-8500
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                             PROPOSED MAXIMUM
                                                                         PROPOSED MAXIMUM   AGGREGATE OFFERING
               TITLE OF EACH CLASS                     AMOUNT TO BE       OFFERING PRICE          PRICE             AMOUNT OF
                  OF SECURITIES                         REGISTERED           PER UNIT             PRICE          REGISTRATION FEE
Common Stock(1)                                      1,465,570(1)(3)           N/A            $16,304,466(3)        $4,533(3)


(1) Based upon the maximum number of shares that may be issued upon consummation of the transaction described herein.

(2) Estimated solely for the purpose of computing the registration fee. Computed in accordance with Rule 457(c) and (f)(1) under the Securities Act of 1933, based on the average of the high and low sales prices of the stock of Georgia Bancshares, Inc. on January 12, 1999 equal to $11.125, as reported on The Nasdaq SmallCap Market.


(3) An additional 5,000 shares has been added to the amount to be registered with this Amendment No. 1 requiring an additional registration fee of $16 which has been paid.


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FIRST STERLING BANKS, INC.                                       GEORGIA BANCSHARES, INC.



                        SPECIAL MEETING OF SHAREHOLDERS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT



    The boards of directors of First Sterling and Georgia Bancshares have agreed that Georgia Bancshares will merge into First Sterling. The merger of the two bank holding companies will result in a larger bank holding company with banks in Cobb, DeKalb and Gwinnett counties.



    If the merger is completed, Georgia Bancshares shareholders will receive one share of stock of First Sterling for each share of Georgia Bancshares that they own just before the merger. Immediately prior to the merger, however, First Sterling will have a stock split and issue additional stock to its shareholders of approximately 0.2858 shares for each share they own. The stock split will, therefore, result in an effective exchange ratio of approximately 0.7777 shares of First Sterling stock for each share of Georgia Bancshares stock.



    The merger cannot be completed unless the shareholders of First Sterling approve the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus, and the issuance of up to 1,465,570 shares of its stock to Georgia Bancshares shareholders in exchange for their stock in Georgia Bancshares. The shareholders of Georgia Bankshares must also approve the Merger Agreement. By order of our boards of directors, we have scheduled special meetings for our respective shareholders to vote on such matters.



    Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy card will be counted as a vote in favor of the proposal(s) submitted at your meeting. If you are a First Sterling stockholder and fail to return your proxy card or vote in person at the First Sterling special meeting, you will not be counted as present or voting on the proposal to approve the Merger Agreement and to issue First Sterling stock. If you are a Georgia Bancshares shareholder and fail to return your proxy card or do not vote in person at the Georgia Bancshares special meeting, the effect will be a vote against the merger.



    The dates, times and places of the meetings are as follows:



For First Sterling shareholders:



MARCH 16, 1999
8:30 A.M., LOCAL TIME
WESTSIDE BANK
1200 BARRETT PARKWAY
KENNESAW, GEORGIA 30144



For Georgia Bancshares shareholders:



MARCH 16, 1999
3:00 P.M., LOCAL TIME
SMOKE RISE GOLF AND COUNTRY CLUB
4900 CHEDWORTH DRIVE
STONE MOUNTAIN, GEORGIA 30087



    Pursuant to Article 13 of the Georgia Business Corporation Code, shareholders of Georgia Bancshares are entitled to assert dissenters' rights. A copy of Article 13 is annexed as Appendix C to this Joint Proxy
Statement/Prospectus.



    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. Information about our companies is contained in our Forms 10-KSB for December 31, 1997, and our Forms 10-QSB for September 30, 1998, which are enclosed with this Joint Proxy Statement/Prospectus. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.



Edward C. Milligan                                      Ted A. Murphy
Chairman of the Board                                   President and
and Chief Executive Officer                             Chief Executive Officer
First Sterling Banks, Inc.                              Georgia Bancshares, Inc.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.



  Joint Proxy Statement/Prospectus dated February 9, 1999 and first mailed to shareholders on February 12, 1999.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER OF GEORGIA BANCSHARES INTO FIRST STERLING...........................           1

SUMMARY....................................................................................................           3
  The Companies............................................................................................           3
    First Sterling Banks, Inc..............................................................................           3
    Georgia Bancshares, Inc................................................................................           3
  The Merger...............................................................................................           3
  Reasons for the Merger...................................................................................           4
  Special Meetings of Shareholders.........................................................................           4
    First Sterling Special Shareholders' Meeting...........................................................           4
    Georgia Bancshares Special Shareholders' Meeting.......................................................           4
  Management After the Merger..............................................................................           5
  What Shareholders Will Receive in the Merger.............................................................           5
  Georgia Bancshares Stock Options.........................................................................           6
  Dividend Policy of First Sterling After the Merger.......................................................           6
  Comparative Rights of Shareholders.......................................................................           6
  Federal Income Tax Considerations........................................................................           6
  Accounting Treatment.....................................................................................           6
  Fairness Opinion of Georgia Bancshares' Financial Advisor................................................           6
  Status of First Sterling Stock...........................................................................           7
  Conditions to the Merger.................................................................................           7
  Termination of the Merger Agreement......................................................................           7
  Regulatory Approvals.....................................................................................           7
  Dissenting Shareholders' Rights..........................................................................           8
  Forward-Looking Statements May Prove Inaccurate..........................................................           8
  Comparative Stock Prices and Dividends...................................................................           8
    First Sterling Stock...................................................................................           8
    Georgia Bancshares Stock...............................................................................           9
  Comparative Market Values of Stock Prior to Announcement of Merger.......................................          10
  Comparative Per Share Information........................................................................          10

RISK FACTORS...............................................................................................          12
  Dependence on Key Personnel..............................................................................          12
  Regulation...............................................................................................          12
  Trading Volume; Market Prices............................................................................          12
  Competition..............................................................................................          13
  Need for Government Approvals; Possible Operating Restrictions...........................................          13
  Risks Related to Year 2000 Issues........................................................................          13
  Potential Impact of Changes in Interest Rates............................................................          13

SELECTED FINANCIAL DATA....................................................................................          14
  First Sterling Selected Financial Data...................................................................          14
  Georgia Bancshares Selected Financial Data...............................................................          15

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA......................................................          16

PRO FORMA FINANCIAL INFORMATION............................................................................          17

                                                                                                                PAGE
                                                                                                                -----
  SPECIAL MEETINGS OF SHAREHOLDERS.........................................................................          24
  Date, Time and Place.....................................................................................          24
  Matters To Be Considered at the Special Shareholders' Meetings...........................................          24
  Record Dates; Shares Outstanding; Quorums................................................................          24
  Votes Required...........................................................................................          24
  Voting of Proxies........................................................................................          25
  Effect of Abstentions and Broker Non-Votes...............................................................          25
  Revocability of Proxies..................................................................................          26
  Solicitation of Proxies..................................................................................          26

THE MERGER.................................................................................................          26
  Background of the Merger.................................................................................          26
  Reasons for the Merger...................................................................................          27
    First Sterling's Reasons for the Merger................................................................          27
    Recommendation of the First Sterling Board of Directors................................................          27
    Georgia Bancshares' Reasons for the Merger.............................................................          27
    Recommendation of the Georgia Bancshares Board of Directors............................................          28
  Terms of the Merger......................................................................................          28
  Exchange of Georgia Bancshares Stock Certificates........................................................          28
  Opinion of Financial Advisor to Georgia Bancshares.......................................................          29
  Effective Date...........................................................................................          33
  Representations and Warranties...........................................................................          33
  Conduct of Business Pending the Merger...................................................................          34
  Conditions to the Merger.................................................................................          35
  Regulatory Approvals.....................................................................................          35
  Waiver, Amendment and Termination........................................................................          36
  Stock Price..............................................................................................          36
  Management and Operations After the Merger...............................................................          37
  Effect on Certain Georgia Bancshares' Stock Options......................................................          37
  Federal Income Tax Consequences..........................................................................          37
  Accounting Treatment.....................................................................................          39
  Expenses and Fees........................................................................................          39
  Resales of First Sterling Stock..........................................................................          39

INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................          40
  Shares Owned by Management and the Board.................................................................          40

CERTAIN REGULATORY CONSIDERATIONS..........................................................................          40
  General..................................................................................................          40
  Payment of Dividends.....................................................................................          41
  Borrowings; Etc..........................................................................................          41
  Capital Adequacy.........................................................................................          41
  Prompt Corrective Action.................................................................................          42

INFORMATION WITH RESPECT TO FIRST STERLING, WESTSIDE AND EASTSIDE..........................................          43

INFORMATION WITH RESPECT TO GEORGIA BANCSHARES AND COMMUNITY BANK..........................................          45

DESCRIPTION OF FIRST STERLING CAPITAL SECURITIES...........................................................          45
  Common Stock.............................................................................................          45
  Antitakeover Provisions..................................................................................          46
    Classification of the Board of Directors...............................................................          46

                                                                                                                PAGE
                                                                                                                -----
    Change in Number of Directors..........................................................................          46
    Removal of Directors...................................................................................          46
    Advantages and Disadvantages of Articles 7, 8 and 9....................................................          47
    Supermajority Voting on Certain Transactions...........................................................          47
    Evaluation of an Acquisition Proposal..................................................................          48
    Amendment of Antitakeover Provisions...................................................................          49

COMPARISON OF THE RIGHTS OF HOLDERS OF GEORGIA BANCSHARES STOCK AND FIRST STERLING STOCK...................          50
  General..................................................................................................          50
  Capital Structure........................................................................................          50
  Voting Rights............................................................................................          50
  Directors................................................................................................          50
  Limitation of Liability and Indemnification of Directors, Officers and Employees.........................          50

STATUTORY PROVISIONS FOR DISSENTING SHAREHOLDERS...........................................................          51

LEGAL MATTERS..............................................................................................          52

EXPERTS....................................................................................................          52

OTHER MATTERS..............................................................................................          53

WHERE YOU CAN GET MORE INFORMATION.........................................................................          53

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          53

APPENDIX A: MERGER AGREEMENT...............................................................................         A-1

APPENDIX B: OPINION OF MORGAN KEEGAN.......................................................................         B-1

APPENDIX C: GEORGIA DISSENTERS' RIGHTS STATUTE.............................................................         C-1

                   QUESTIONS AND ANSWERS ABOUT THE MERGER OF
                     GEORGIA BANCSHARES INTO FIRST STERLING

Q: WHY IS GEORGIA BANCSHARES MERGING INTO FIRST STERLING? HOW DO SHAREHOLDERS BENEFIT?


A. The merger of Georgia Bancshares into First Sterling means that shareholders of both companies will have an investment in a larger bank holding company. The three subsidiary banks will have the ability to serve customers in a wider area of metro Atlanta, Georgia. This transaction will allow the combined company to increase market share and geographic reach and position First Sterling to manage planned growth by adding experienced personnel from Georgia Bancshares. We believe you will benefit as a result of the greater liquidity and marketability of the First Sterling stock. To review the reasons for the merger in more detail, see "The Merger--Reasons for the Merger at page 27."


Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and then sign, date and return it as soon as possible. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger.


   You may attend the shareholders' meeting and vote your shares in person, rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time prior to the vote at the shareholders' meetings by following the directions described under "Special Meetings of Shareholders--Revocability of Proxies at page 26."


   THE BOARDS OF DIRECTORS OF FIRST STERLING AND GEORGIA BANCSHARES HAVE EACH
    UNANIMOUSLY VOTED TO RECOMMEND THAT YOU VOTE IN FAVOR OF EACH OF THE PROPOSALS ON WHICH YOU WILL BE VOTING.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send all Georgia Bancshares shareholders written instructions for exchanging their share certificates. The First Sterling shareholders will not exchange their certificates and should not send in their certificates.

Q:  PLEASE EXPLAIN THE EXCHANGE RATIOS IN THE TRANSACTION.

A: Georgia Bancshares shareholders will receive one share of First Sterling stock in exchange for each share of Georgia Bancshares stock that they own. Immediately prior to the merger, First Sterling will have a stock split and issue additional stock to its shareholders of approximately 0.2858 shares for each share they own (or cash for any fractional shares). The stock split will result in an effective exchange ratio of approximately 0.7777 shares of First Sterling stock for each share of Georgia Bancshares stock.

Q:  WILL FIRST STERLING PAY DIVIDENDS TO SHAREHOLDERS?

A: After the merger, First Sterling anticipates paying dividends at the current quarterly rate of $0.05 per share, or $0.0389 per share after the adjustment for the 0.2858 stock split. However, the directors of First Sterling will use their discretion to decide whether to declare dividends and the amount of any dividends.

Q:  WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to shareholder approvals, we must also obtain regulatory approvals. We hope the merger will be completed approximately two weeks after the shareholders' meetings.

Q:  WHAT ARE THE TAX CONSEQUENCES TO GEORGIA BANCSHARES SHAREHOLDERS?


A: We expect the transactions to be tax-free for federal income tax purposes to Georgia Bancshares shareholders. Please see "The Merger--Federal Income Tax Consequences of the Merger" at page 37 for a description of certain federal income tax consequences of the transactions.


Q:  MY SHARES ARE HELD IN MY BROKER'S NAME. HOW DO I GO ABOUT VOTING?

A: Copies of the Joint Proxy Statement/Prospectus have been sent to your broker, who must forward one to you. The broker will request instructions from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions.

Q:  WHAT WILL HAPPEN IF I DON'T SEND IN MY PROXY CARD?

A: If you don't send in your Proxy Card, your shares will not be voted unless you attend the meeting and vote in person. If a significant number of shareholders do not return their Proxy Cards, there may not be enough shares represented at each meeting to approve the transactions even if all those present are in favor of approval. In that case, the transactions could not take place at that time. Therefore, the failure to return your Proxy Card or vote in person at the meeting could have the same effect as a vote against the transactions.

Q: IF I'VE LOST MY GEORGIA BANCSHARES STOCK CERTIFICATE, CAN I STILL GET MY NEW STOCK?

A: Yes. However, you will have to provide an indemnity or, in some cases, a paid surety bond that will protect First Sterling against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid having to pay for a surety bond, you should do everything you can to find your lost Georgia Bancshares certificate before the time comes to send it in.

                                    SUMMARY


    This summary highlights selected information from this document and documents incorporated by reference. It does not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Get More Information" at page 53 and "Incorporation of Certain Documents by Reference" at page 53.


THE COMPANIES

    FIRST STERLING BANKS, INC.


    First Sterling is headquartered in Kennesaw, Georgia and owns all of the outstanding capital stock of two subsidiary banks: Westside and Eastside.


    As of September 30, 1998, First Sterling had assets of $195,580,884. First Sterling's principal executive office is located at 1200 Barrett Parkway, Kennesaw, Georgia 30144, and its telephone number is (770) 499-2265.


    THE WESTSIDE BANK & TRUST COMPANY--At September 30, 1998, Westside conducted operations through two full service branches in Kennesaw and Marietta in Cobb County, Georgia. Westside's primary business consists of attracting deposits and originating commercial, consumer and real estate loans in the communities served by these offices.



    THE EASTSIDE BANK & TRUST COMPANY--Eastside conducts operations through one full service branch located at Snellville, Gwinnett County, Georgia. Eastside's primary business consists of attracting deposits and originating commercial, consumer and real estate loans in its primary service area.



    For further information concerning First Sterling and its subsidiaries, see "Where You Can Get More Information," at page 53, "Incorporation of Certain Documents by Reference," at page 53 and "Information With Respect to First Sterling, Westside and Eastside" at page 43.


    GEORGIA BANCSHARES, INC.


    Georgia Bancshares is headquartered in Tucker, Georgia and owns all of the outstanding capital stock of a subsidiary bank named Community Bank of Georgia, formerly named DeKalb State Bank.


    The principal executive offices of Georgia Bancshares are located at 3333 Lawrenceville Highway, Tucker, Georgia 30084, and its telephone number is (770) 491-3333.

    COMMUNITY BANK OF GEORGIA--Community Bank is a bank chartered under the laws of the State of Georgia. Prior to September 16, 1996, Community Bank's name was DeKalb State Bank. On that date, the bank's name was changed to Community Bank of Georgia.

    At September 30, 1998, Community Bank conducted operations through its main office in Tucker, DeKalb County, Georgia and one branch office located at 4794 Highway 29, Lilburn, Gwinnett County, Georgia. Community Bank is engaged in the commercial and retail banking business.


    For further information concerning Georgia Bancshares and its subsidiary, see "Where You Can Get More Information" at page 53, "Incorporation of Certain Documents by Reference" at page 53 and "Information With Respect to Georgia Bancshares and Community Bank" at page 45.


THE MERGER

    Georgia Bancshares will merge into First Sterling and First Sterling will be the surviving company. The merger will combine our businesses under a single holding company named First Sterling. As a result of the merger, First Sterling will become the holding company for Community Bank, in addition to its other subsidiary banks--Westside and Eastside.


    The Merger Agreement is attached as Appendix A to this document. We encourage you to read the Merger Agreement. It is the legal document governing the merger.


REASONS FOR THE MERGER

    The merger means that shareholders of both companies will have an investment in a larger bank holding company. We believe that the combination of the two companies as a result of the merger should also serve a wider area of metro Atlanta, reduce administration expenses and increase profitability, strengthen management, enhance the competitive position of the three subsidiary banks, increase liquidity and marketability of First Sterling stock and enhance shareholder value.

SPECIAL MEETINGS OF SHAREHOLDERS

    FIRST STERLING SPECIAL SHAREHOLDERS' MEETING


    TIME AND PLACE OF THE FIRST STERLING SPECIAL SHAREHOLDERS' MEETING--First Sterling will hold its special shareholders' meeting on March 16, 1999 at 8:30 a.m. local time at Westside Bank, 1200 Barrett Parkway, Kennesaw, Georgia 30144.



    PURPOSE OF FIRST STERLING MEETING--The purpose of the First Sterling Meeting is to vote on the Merger Agreement which provides for the merger of Georgia Bancshares into First Sterling and the issuance of up to 1,465,570 shares of First Sterling stock to Georgia Bancshares shareholders.



    RECORD DATE FOR FIRST STERLING MEETING; VOTING POWER--First Sterling shareholders are entitled to vote at the First Sterling Meeting if you owned First Sterling stock on Febuary 9, 1999 which is the First Sterling Record Date. On the First Sterling Record Date there were outstanding 2,635,144 shares of First Sterling stock. Each shareholder is entitled to one vote for each share of First Sterling stock.



    BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS--At the close of business on the First Sterling Record Date the directors and executive officers of First Sterling beneficially owned in the aggregate 263,359 shares of its stock, or 9.57% of the total shares outstanding. We expect these persons to vote in favor of the merger and issuance of shares.


    RECOMMENDATION TO SHAREHOLDERS--The board of directors of First Sterling believes the merger is fair to you and in your best interest and unanimously recommends that you vote "for" approving the Merger Agreement and the issuance of the First Sterling stock.

    VOTE REQUIRED--The affirmative vote by shareholders owning at least a majority of those shares present, in person or by proxy, at the First Sterling Meeting is required to approve the merger and the issuance of the First Sterling stock.

    ADDITIONAL INFORMATION--For additional information, please call Mr. Edward
C. Milligan, President and CEO of First Sterling, at (770) 499-2265.

    GEORGIA BANCSHARES SPECIAL SHAREHOLDERS' MEETING


    TIME AND PLACE OF THE GEORGIA BANCSHARES SPECIAL SHAREHOLDERS' MEETING--Georgia Bancshares will hold its special shareholders' meeting on March 16, 1999 at 3:00 p.m. local time at Smoke Rise Golf and Country Club, 4900 Chadworth Drive, Stone Mountain, Georgia 30087.


    PURPOSE OF THE GEORGIA BANCSHARES MEETING--The purpose of the Georgia Bancshares Meeting is to vote on the Merger Agreement by which Georgia Bancshares will be merged into First Sterling and the Georgia Bancshares shareholders will exchange each of their shares of Georgia Bancshares stock for one newly issued share of First Sterling stock.

    RECORD DATE FOR GEORGIA BANCSHARES MEETING; VOTING POWER--Georgia Bancshares shareholders are entitled to vote at the Georgia Bancshares Meeting if you owned Georgia Bancshares stock on February 9, 1999 which is the Georgia Bancshares Record Date. On the Georgia Bancshares Record Date there were outstanding 1,461,632 shares of Georgia Bancshares stock. Each shareholder is entitled to one vote for each share of Georgia Bancshares stock.



    BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS--At the close of business on the Georgia Bancshares Record Date the directors and executive officers of Georgia Bancshares beneficially owned in the aggregate 356,815 shares of its stock, or 24.41% of the total shares outstanding. We expect these persons to vote in favor of the Merger Agreement.



    RECOMMENDATION TO SHAREHOLDERS--The board of directors of Georgia Bancshares believes the merger is fair to you and in your best interest and unanimously recommends that you vote "for" approving the Merger Agreement.


    VOTE REQUIRED--The affirmative vote by shareholders owning at least a majority of the outstanding Georgia Bancshares stock is required to approve the Merger Agreement.

    ADDITIONAL INFORMATION--For additional information, please call Mr. Ted A. Murphy, President and CEO of Georgia Bancshares at (770) 491-3333.

MANAGEMENT AFTER THE MERGER


    After the merger the First Sterling board of directors shall initially have ten members, including Edward C. Milligan who shall continue to serve as chairman of the board and CEO of First Sterling and three members from the boards of each of the subsidiary banks as follows:


    WESTSIDE--P. Harris Hines and Benjamin H. Wofford shall continue to serve on the First Sterling board and one additional person from the Westside board shall be added to the First Sterling board.

    EASTSIDE--Harry L. Hudson, Jr. and John S. Thibadeau, Jr. shall continue to serve and Christopher H. Burnett, the President and CEO of Eastside, shall be added to the First Sterling board.

    COMMUNITY--Ted A. Murphy, Eugene L. Argo, and James L. Armstrong, Jr. shall be added to the First Sterling board.

    Barbara J. Bond shall continue to serve as chief financial officer of First Sterling after the merger. The board of directors and management of each subsidiary bank shall initially continue in such offices after the merger.

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER

    Each Georgia Bancshares shareholder shall receive for each share of Georgia Bancshares stock one share of First Sterling stock.


    Prior to the merger, First Sterling will declare a stock split so that each First Sterling shareholder shall receive for each share of First Sterling stock he or she owns 0.2858 additional shares of First Sterling stock.


    Because of the stock split, the shareholders of Georgia Bancshares effectively shall receive 0.7777 shares of First Sterling stock for each share of Georgia Bancshares stock. This is the effective exchange ratio taking the stock split into consideration.

GEORGIA BANCSHARES STOCK OPTIONS

    All of Georgia Bancshares outstanding stock options shall be assumed by First Sterling. After the merger the stock options may only be exercised for First Sterling stock. The number of shares subject to the options and the exercise prices shall be the same as before the merger.

DIVIDEND POLICY OF FIRST STERLING AFTER THE MERGER

    After the merger, it is presently expected that dividends will continue at First Sterling's current quarterly dividend rate of $0.05 per share or $0.0389 per share after adjustment for the stock split. First Sterling's board of directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

COMPARATIVE RIGHTS OF SHAREHOLDERS


    Both First Sterling and Georgia Bancshares are incorporated under the laws of the State of Georgia and are subject to the Georgia Business Corporation Code. Upon consummation of the merger, the shareholders of Georgia Bancshares will become shareholders of First Sterling and their rights will be governed by the Articles of Incorporation and Bylaws of First Sterling. The Articles of Incorporation and Bylaws of both companies are very similar and there are no material differences between them.


FEDERAL INCOME TAX CONSIDERATIONS

    As a precondition to the merger, we must receive an opinion from First Sterling's outside counsel stating that, as a general matter, Georgia Bancshares shareholders will not recognize gain or loss for federal income tax purposes as a result of the merger, unless the Georgia Bancshares shareholders exercise dissenters' rights.

ACCOUNTING TREATMENT

    The merger will be accounted for by First Sterling under the pooling of interests method of accounting.

FAIRNESS OPINION OF GEORGIA BANCSHARES' FINANCIAL ADVISOR


    In deciding to approve the merger, the board of directors of Georgia Bancshares considered the opinion of its financial advisor, Morgan Keegan & Company, Inc. as to the fairness of the merger to its shareholders from a financial point of view.


    The financial advisor performed several analyses in connection with delivering its opinion, including the following:

    - Examination of the Merger Agreement;

    - Discussions with various members of management and representatives of Georgia Bancshares and First Sterling concerning each company's historical and current operations, financial condition and prospects;

    - Review of historical consolidated financial and operating data that was publicly available or furnished by Georgia Bancshares and First Sterling;


    - Review of internal financial analyses, financial and operating forecasts for the remainder of 1998, reports and other information prepared by officers and representatives of Georgia Bancshares and First Sterling;

    - Review of certain publicly available information with respect to certain other companies comparable to Georgia Bancshares and First Sterling and the trading markets for such other companies' securities;

    - Review of certain publicly available information concerning the terms of certain other transactions; and

    - Consideration of the relative contributions of Georgia Bancshares and First Sterling to the combined company.

    This opinion is attached as Appendix B to this document. WE ENCOURAGE YOU TO READ THE OPINION CAREFULLY.

STATUS OF FIRST STERLING STOCK

    Shares of First Sterling stock received in the merger will be freely-tradeable except for shares issued to directors and executive officers of Georgia Bancshares.

CONDITIONS TO THE MERGER

    We will complete the merger only if several conditions are satisfied, including the following:

    - The required majority of Georgia Bancshares and First Sterling shares vote in favor of the Merger Agreement;

    - No legal restraints or prohibitions exist which prevent the merger from being completed;

    - We receive all necessary regulatory approvals;

    - First Sterling's counsel delivers an opinion concerning certain federal income tax consequences of the merger;

    - We receive an opinion from First Sterling's independent accounting firm that the merger will qualify for pooling of interests accounting treatment; and

    - The number of shares of First Sterling stock that are not issued in the merger due to the exercise of dissenters' rights by Georgia Bancshares shareholders does not exceed 146,000 shares or create a liability in excess of $1,460,000.

TERMINATION OF THE MERGER AGREEMENT

    Our boards of directors can jointly agree to terminate the Merger Agreement at any time without completing the merger. In addition, either company can terminate the Merger Agreement if:

    - We do not complete the merger by April 30, 1999;

    - The shareholders of Georgia Bancshares and First Sterling do not vote in favor of the Merger Agreement;

    - Either party materially breaches its representations, warranties or covenants it made or obligations it has under the Merger Agreement, or, the conditions to completing the merger are not satisfied; or


    - The Board of Governors of the Federal Reserve System or the Georgia Department of Banking and Finance denies approval of the merger.


REGULATORY APPROVALS


    The merger is subject to prior approval by the Federal Reserve and the Georgia Banking Department. Applications for approval are pending with the agencies but the approvals have not yet been received.

DISSENTING SHAREHOLDERS' RIGHTS


    Shareholders of Georgia Bancshares who follow certain procedural requirements for a dissenting shareholder may be entitled to receive cash in the amount of the fair value of their Georgia Bancshares shares instead of the shares of First Sterling stock.


ANY GEORGIA BANCSHARES' SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS

    - MUST FILE A WRITTEN NOTICE OF INTENT TO DISSENT PRIOR TO THE VOTE;

    - MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT; AND

    - MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY GEORGIA
      LAW.


A copy of the dissenters' rights statute is attached as Appendix C to this document. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your dissenter's rights. See "Statutory Provisions for Dissenting Shareholders" at page 51.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of First Sterling or Georgia Bancshares or the combined company. When we use words such as "believes, "expects," "anticipates," or similar expressions, we are making forward-looking statements.

    You should note that many factors, some of which are discussed elsewhere in this document, could affect the future financial results of First Sterling, Georgia Bancshares or the combined company. These factors could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

    - Operating, legal and regulatory risks;

    - Economic, political and competitive forces affecting our banking businesses; and

    - The risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

COMPARATIVE STOCK PRICES AND DIVIDENDS

    FIRST STERLING STOCK


    As of February 9, 1999, there were approximately 788 holders of record of First Sterling stock. Shares of stock of First Sterling trade on the Nasdaq National Market under the symbol ("FSLB"). The following table sets forth, for each quarter other than the first quarter of 1997, the high and low sales prices per share as reported on the Nasdaq National Market. The high and low bid information as reported by J.C. Bradford & Co. is given for the first quarter of 1997. The table also shows the regular cash dividends declared for First Sterling stock. All information is adjusted to reflect the 2-for-1 stock split paid on March 30, 1998.

                                                                                       FIRST STERLING
                                                                                        COMMON STOCK
                                                                                    --------------------
1997                                                                                  HIGH        LOW       DIVIDEND
----------------------------------------------------------------------------------  ---------  ---------  -------------
                                 BID INFORMATION
First Quarter*....................................................................  $    9.00  $    8.13    $    0.04

                             SALES PRICE INFORMATION
Second Quarter....................................................................  $    9.00  $    7.75    $    0.05
Third Quarter.....................................................................  $    9.63  $    8.50    $    0.05
Fourth Quarter....................................................................  $   12.50  $    9.31    $    0.05


1998
----------------------------------------------------------------------------------
First Quarter.....................................................................  $   18.50  $   11.75    $    0.05
Second Quarter....................................................................  $   16.75  $   14.50    $    0.05
Third Quarter.....................................................................  $   15.25  $   13.63    $    0.05
Fourth Quarter....................................................................  $   14.50  $   13.88    $    0.05

------------------------

* First Sterling started trading on the Nasdaq National Market in the second quarter of 1997. In the first quarter of 1997, J.C. Bradford & Co. and Sterne Agee & Leach made a market in the stock and it was quoted regularly in the Nasdaq system known as the "Bulletin Board Market." The high and low bid information for this quarter as reported by J.C. Bradford is set forth above. These are over-the-counter market quotations which reflect interdealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

    GEORGIA BANCSHARES STOCK


    As of February 9, 1999, there were approximately 698 holders of record of Georgia Bancshares stock. The following table sets forth, for the fourth quarter of 1998, the high and low bid information per share as reported by J.C. Bradford & Co., one of the market makers in the Georgia Bancshares stock. Georgia Bancshares stock was first listed on The Nasdaq SmallCap Market in the fourth quarter of 1998. Prior to the fourth quarter of 1998, there was no established trading market in Georgia Bancshares stock and the information for these quarters are negotiated trades which are known to Georgia Bancshares or J.C. Bradford & Co. The regular cash dividends declared for Georgia Bancshares stock are also given in the table below. All information is adjusted to reflect the 5-for-2 stock split effective June 23, 1998.

                               GEORGIA BANCSHARES

                                                                                      COMMON STOCK
                                                                                    NEGOTIATED TRADES
                                                                                 -----------------------
1997                                                                                 HIGH         LOW       DIVIDEND
-------------------------------------------------------------------------------  ------------  ---------  -------------
First Quarter..................................................................         $5.20  $    4.80    $    0.04
Second Quarter.................................................................         $4.80  $    4.80       --
Third Quarter..................................................................         $5.00  $    5.00       --
Fourth Quarter.................................................................         $5.00  $    4.60    $    0.04

1998
-------------------------------------------------------------------------------
First Quarter..................................................................         $6.25  $    6.25    $    0.04
Second Quarter.................................................................     No Trades                  --
Third Quarter..................................................................         $7.41  $    7.41       --

                                                                                           BID INFORMATION
                                                                                         --------------------
                                                                                           HIGH        LOW
                                                                                         ---------  ---------
Fourth Quarter*........................................................................  $    9.50  $    8.00  $    0.05

------------------------

* Georgia Bancshares started trading on The Nasdaq SmallCap Market in the fourth quarter of 1998. The high and low bid information for this quarter as reported by J.C. Bradford & Co. is set forth above. These are over-the-counter market quotations which reflect interdealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

COMPARATIVE MARKET VALUES OF STOCK PRIOR TO ANNOUNCEMENT OF MERGER


    The following table sets forth the market values of the stock of First Sterling and Georgia Bancshares as of September 30, 1998, the last trading day before the announcement of the proposed merger and as of the February 8, 1999 the latest practical trading day before the printing of this Joint Proxy Statement/Prospectus as well as the equivalent pro forma per share value of Georgia Bancshares stock based on the effective exchange ratio of 0.7777. The current market quotations for the stock of First Sterling and Georgia Bancshares may be obtained on the World Wide Web at http://www.nasdaq.com.



                                                                                             GEORGIA BANCSHARES
                                             FIRST STERLING       GEORGIA BANCSHARES           EQUIVALENT PER
                                               STOCK VALUE            STOCK VALUE                SHARE PRICE
                                            -----------------  -------------------------  -------------------------
September 30, 1998........................      $   13.75              $    7.53*                 $   10.69
February 8, 1999..........................      $   14.50              $   11.00                  $   11.28


------------------------

* Based on the price of the last trade known by Georgia Bancshares on August 28, 1998, prior to announcement of the proposed merger on October 1, 1998.

COMPARATIVE PER SHARE INFORMATION

    The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share and income from continuing operations per common share. This information is presented: (i) on an historical basis for First Sterling and Georgia Bancshares, (ii) on a pro forma basis per share of First Sterling stock to reflect completion of the merger, and (iii) on an equivalent pro forma basis per share of Georgia Bancshares stock to reflect completion of the merger, assuming the merger was effective for the periods presented. The pro forma data reflects the proposed First Sterling stock split of 0.2858 shares of First Sterling stock for each share outstanding immediately prior to the time of the merger. The pro forma information has been prepared giving effect to the merger using the pooling of interests accounting method. The following equivalent per share data assume an exchange ratio of one share of First Sterling stock for each share of Georgia Bancshares stock. This information should be read in conjunction with the consolidated financial statements of First Sterling and Georgia Bancshares which are contained in the Forms 10-KSB as of December 31, 1997, and Forms 10-QSB as of September 30, 1998, which accompany this Joint Proxy Statement/Prospectus.


                                                                                            FOR THE YEAR ENDED DECEMBER 31
                                                                     FOR THE 9 MONTHS       -------------------------------
                                                                 ENDED SEPTEMBER 30, 1998     1997       1996       1995
                                                                 -------------------------  ---------  ---------  ---------
Basic income per share:
  First Sterling, historical...................................          $    0.67          $    0.83  $    0.57  $    0.60
  First Sterling, pro forma combined(2)(3).....................          $    0.50          $    0.58  $    0.42  $    0.52
  Georgia Bancshares, historical...............................          $    0.44          $    0.42  $    0.37  $    0.65
  Georgia Bancshares, equivalent pro forma(2)(3)(4)............          $    0.50          $    0.58  $    0.42  $    0.52
Diluted income per share:
  First Sterling, historical...................................          $    0.61          $    0.78  $    0.55  $    0.60
  First Sterling, pro forma combined(2)(3).....................          $    0.46          $    0.55  $    0.41  $    0.52
  Georgia Bancshares, historical...............................          $    0.43          $    0.42  $    0.36  $    0.65
  Georgia Bancshares, equivalent share(2)(3)(4)................          $    0.46          $    0.55  $    0.41  $    0.52
Cash dividends declared per share:
  First Sterling, historical...................................          $    0.15          $    0.17  $    0.13  $    0.06
  First Sterling, pro forma combined...........................          $    0.15          $    0.17  $    0.13  $    0.06
  Georgia Bancshares, historical...............................          $    0.09          $    0.08  $    0.06  $  --
  Georgia Bancshares, equivalent pro forma(4)..................          $    0.15          $    0.17  $    0.13  $    0.06
Book value per share (end of period):
  First Sterling, historical(1)................................          $    6.69          $    6.14     --         --
  First Sterling, pro forma combined(1)(2).....................          $    5.12          $    4.71     --         --
  Georgia Bancshares, historical(1)............................          $    4.94          $    4.55     --         --
  Georgia Bancshares, equivalent pro forma(2)(3)(4)............          $    5.12          $    4.71     --         --


------------------------

(1) Historical book value per common share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. Pro forma combined book value per common share is calculated by dividing the pro forma book value for the combined company by the number of shares of Georgia Bancshares stock outstanding at the end of the period, plus the number of shares of First Sterling stock outstanding at the end of the period multiplied by First Sterling's stock split ratio of 1.2858.

(2) The unaudited pro forma condensed combined balance sheet as of September 30, 1998 gives effect to the merger as if it had occurred on September 30, 1998, and combines the unaudited consolidated balance sheet of First Sterling and the unaudited consolidated balance sheet of Georgia Bancshares as of September 30, 1998. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented.

(3) Pro forma combined basic earnings per share is calculated by dividing the pro forma net income for the combined company by the weighted average number of Georgia Bancshares shares outstanding during the period, plus the weighted average number of First Sterling shares outstanding during the period multiplied by the First Sterling stock split ratio of 1.2858. Pro forma combined diluted earnings per share is calculated by dividing the pro forma net income for the combined company by the weighted average number of shares and potential shares outstanding of Georgia Bancshares stock during the period, plus the weighted average number of shares and potential shares outstanding of First Sterling stock during the period multiplied by the First Sterling stock Split ratio of 1.2858.

(4) The Equivalent Pro Forma amounts are calculated by multiplying the pro forma combined amounts by the Georgia Bancshares exchange ratio of 1.0.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, WE URGE YOU TO CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING HOW TO VOTE AT THE FIRST STERLING AND GEORGIA BANCSHARES SHAREHOLDERS' MEETINGS.

DEPENDENCE ON KEY PERSONNEL

    First Sterling currently depends heavily on the services of its Chief Executive Officer, Edward C. Milligan, and a number of other key management personnel in its subsidiary banks. The loss of Mr. Milligan's services or of other key personnel could affect First Sterling in a material and adverse way. First Sterling's success will also depend in part on its ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and First Sterling may not be successful in attracting or retaining the personnel it requires.

REGULATION


    Current and future legislation and the policies established by federal and state regulatory authorities will affect First Sterling's future operations. First Sterling is subject to supervision and periodic examination by the Federal Reserve and the Georgia Banking Department. The bank subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation and the Georgia Banking Department. Banking legislation and regulations, designed primarily for the protection of depositors, may limit our growth and the return to our investors by restricting such activities as:


    - the payment of dividends;

    - mergers with or acquisitions by other institutions;

    - investments;

    - loans and interest rates;

    - interest rates paid on deposits;

    - expansion of branch offices; and

    - providing securities or trust services.


    In addition, capital requirements could be changed and have the effect of restricting our activities or requiring additional capital to be maintained. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on First Sterling's business. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably. See "Certain Regulatory Considerations" at page 40.


TRADING VOLUME; MARKET PRICES

    The trading volume in First Sterling stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or other stock exchanges.

We cannot say with any certainty that a more active and liquid trading market for First Sterling stock will develop.

    The share price of First Sterling stock on the Nasdaq National Market is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of First Sterling.

COMPETITION

    The banking and financial services business in the Atlanta metro area generally, and in First Sterling's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of:

    - changes in regulation;

    - changes in technology and product delivery systems; and

    - the accelerating pace of consolidation among financial services providers.

    We will compete for loans, deposits and customers with various bank and nonbank financial service providers, many of which are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services. We may not be able to compete effectively in our markets, and our results of operations could be adversely affected by the competition.

NEED FOR GOVERNMENT APPROVALS; POSSIBLE OPERATING RESTRICTIONS

    We are seeking to obtain all required regulatory approvals prior to our shareholders' meetings. However, it is possible we will not obtain the regulatory approvals we seek. In addition, governmental agencies may impose restrictions on the combined company as a condition to obtaining such approvals. If the parties comply with any restrictions imposed, this could adversely affect the value of the combined institutions.

RISKS RELATED TO YEAR 2000 ISSUES

    We use software that will be affected by the date change in the Year 2000. Date sensitive systems may recognize the Year 2000 as 1900, or not at all. This may cause systems to process critical financial and operational information incorrectly. We have taken action over the past year to correct this problem. We expect to take further action over the next year to address this issue. We have taken various actions to understand the nature and work required to make our systems Year 2000 compliant. We continue to evaluate the estimated costs and have commenced portions of the work required to achieve compliance. We have implemented a Year 2000 program and have, in our opinion, allocated adequate resources for this purpose. While compliance has and will involve additional costs, we believe, based on current information, that we will achieve year 2000 compliance without a material adverse effect on our businesses. We cannot assure you, however, that our estimates of costs involved will prove to be accurate or that we will have resolved all Year 2000 related issues. Thus, despite our work and planning on this issue, it is still possible that we could experience a material adverse effect on our business.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

    The profitability of First Sterling depends to a large extent upon its net interest income which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. The net interest income of First Sterling would be adversely affected if changes in market interest rates resulted in the cost of interest-bearing liabilities increasing faster than the increase in the yield on the interest-earning assets of First Sterling.

                            SELECTED FINANCIAL DATA


    The following selected historical financial information of First Sterling and Georgia Bancshares has been derived from our respective historical financial statements and should be read in conjunction with these consolidated financial statements and notes included elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. The selected historical financial information as of September 30, 1998, and for the nine-month periods ended September 30, 1997 and 1998, for First Sterling and Georgia Bancshares have been derived from the unaudited consolidated financial statements of First Sterling and Georgia Bancshares, and in the opinion of management reflects all adjustments, consisting only of normal recurring accruals, considered necessary for the fair presentation of the unaudited interim financial information. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year or any future period.


FIRST STERLING SELECTED FINANCIAL DATA*

                                                   FOR THE NINE MONTH
                                                      PERIOD ENDED
                                                     SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Interest income...............................  $  10,984  $   8,782  $  13,307  $  10,432  $   9,705  $   7,491  $   6,007
  Interest expense..............................  $   4,755  $   3,722  $   5,562  $   4,393  $   4,087  $   2,916  $   2,678
  Net interest income...........................  $   6,229  $   5,060  $   7,745  $   6,039  $   5,618  $   4,575  $   3,329
  Provision for loan losses.....................  $     205  $     212  $     444  $     137  $     256  $     257  $     134
  Net interest income after provisions for loan
    losses......................................  $   6,024  $   4,848  $   7,301  $   5,902  $   5,362  $   4,318  $   3,195
  Other income..................................  $     677  $     810  $   1,040  $     760  $     571  $     513  $     538
  Other expenses................................  $   4,050  $   3,449  $   5,054  $   4,280  $   3,623  $   3,281  $   2,824
  Income before income taxes....................  $   2,651  $   2,209  $   3,287  $   2,381  $   2,310  $   1,550  $     909
  Applicable income taxes.......................  $     886  $     741  $   1,120  $     872  $     694  $     341  $      55
  Net income....................................  $   1,765  $   1,468  $   2,167  $   1,509  $   1,616  $   1,209  $     854
CONSOLIDATED BALANCE SHEET AT END OF PERIOD:
  Total assets..................................  $ 195,581  $ 154,574  $ 169,041  $ 136,706  $ 121,172  $ 100,860  $  92,937
  Loans, gross..................................  $ 123,559  $ 101,617  $ 106,730  $  83,726  $  73,148  $  63,897  $  52,333
  Allowance for loan losses.....................  $   1,556  $   1,165  $   1,380  $   1,095  $   1,015  $     904  $     727
  Non-interest bearing Deposits.................  $  24,619  $  20,735  $  21,029  $  18,708  $  16,909  $  13,446  $  10,235
  Interest-bearing Deposits.....................  $ 151,638  $ 117,141  $ 130,294  $ 101,832  $  89,556  $  74,726  $  71,175
  Stockholders' equity..........................  $  17,606  $  15,510  $  16,120  $  14,742  $  13,591  $  12,160  $  11,246
PER SHARE DATA:
  Net income.............................. Basic  $    0.67  $    0.56  $    0.83  $    0.57  $    0.60  $    0.50  $    0.36
                                         Diluted  $    0.61  $    0.54  $    0.78  $    0.55  $    0.60         --         --
  Cash dividends declared.......................  $  0.1450  $  0.1275  $  0.1700  $  0.1300  $  0.0750  $  0.0500         --
  Book value....................................  $    6.69  $    5.91  $    6.14  $    5.57  $    5.03  $    4.50  $    4.16
  Number of shares outstanding, at end of
    period......................................  2,629,962  2,625,830  2,625,830  2,649,162  2,703,662  2,702,432  2,702,432
  Average number of shares outstanding.... Basic  2,628,329  2,598,961  2,608,212  2,643,036  2,702,744  2,702,432  2,702,432
                                         Diluted  2,879,702  2,743,989  2,773,446  2,769,146  2,773,724         --         --
SELECTED FINANCIAL RATIOS:
  Return on average stockholders' equity........      13.94%     13.21%     14.47%     10.79%     12.48%     10.35%      8.02%
  Return on average total assets................       1.35%      1.41%      1.30%      1.20%      1.38%      1.24%      0.99%
  Net interest income to average interest
    earning assets..............................       5.19%      5.34%      5.10%      5.31%      5.24%      5.20%      4.31%
  Dividend payout ratio.........................      21.64%     22.77%     20.48%     22.81%     12.71%     10.00%       n/a
  Average stockholders' equity to average total
    assets......................................       9.70%     10.65%      9.01%     11.14%     11.03%     12.02%     12.33%
  Loans to deposits, at end of period...........      70.10%     73.70%     70.53%     69.46%     68.71%     72.47%     64.28%

------------------------

* All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this Joint Proxy Statement/Prospectus.

GEORGIA BANCSHARES SELECTED FINANCIAL DATA*

                                                   FOR THE NINE MONTH
                                                      PERIOD ENDED
                                                     SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Interest income...............................  $   4,666  $   3,856  $   5,368  $   4,120  $   3,554  $   2,714  $   2,057
  Interest expense..............................  $   2,036  $   1,707  $   2,428  $   1,828  $   1,550  $   1,109  $     873
  Net interest income...........................  $   2,630  $   2,149  $   2,940  $   2,292  $   2,004  $   1,605  $   1,184
  Provision for loan losses.....................  $     195  $     153  $     236  $      90  $     127  $     115  $      54
  Net interest income after provision for loan
    losses......................................  $   2,435  $   1,996  $   2,704  $   2,202  $   1,877  $   1,490  $   1,130
  Other income..................................  $     375  $     317  $     454  $     373  $     301  $     299  $     272
  Other expenses................................  $   1,867  $   1,631  $   2,197  $   1,813  $   1,533  $   1,473  $   1,346
  Income before income taxes....................  $     943  $     682  $     961  $     762  $     645  $     316  $      57
  Applicable income taxes.......................  $     307  $     239  $     339  $     227  $    (310)        --         --
  Net income....................................  $     636  $     443  $     622  $     535  $     955  $     316  $      57
CONSOLIDATED BALANCE SHEET AT END OF PERIOD:
  Total assets..................................  $  77,110  $  79,356  $  79,356  $  58,350  $  47,389  $  39,693  $  35,054
  Loans, gross..................................  $  51,072  $  44,649  $  44,649  $  31,181  $  25,220  $  21,567  $  18,331
  Allowance for loan losses.....................  $     763  $     697  $     697  $     459  $     401  $     325  $     211
  Non-interest bearing Deposits.................  $  12,219  $  10,547  $  10,547  $   8,216  $   7,430  $   5,045  $   4,057
  Interest-bearing Deposits.....................  $  56,877  $  61,867  $  61,867  $  43,827  $  34,035  $  29,901  $  26,190
  Stockholders' equity..........................  $   7,227  $   6,650  $   6,651  $   6,096  $   5,730  $   4,551  $   4,546
PER SHARE DATA:
  Net income....................................  $    0.44  $    0.29  $    0.42  $    0.37  $    0.65  $    0.22  $    0.04
  Cash dividends declared.......................  $    0.09  $    0.08  $    0.08  $    0.06         --         --         --
  Book value....................................  $    4.94  $    4.55  $    4.55  $    4.17  $    3.92  $    3.12  $    3.11
  Number of shares outstanding at end of
    period......................................  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570
  Average number of shares outstanding.... Basic  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570  1,460,570
                                         Diluted  1,481,331  1,474,240  1,474,240  1,467,557  1,460,570  1,460,570  1,460,570
SELECTED FINANCIAL RATIOS:
  Return on average stockholders' equity........      13.17%     10.01%     10.42%      9.22%     19.03%      6.95%      1.33%
  Return on average total assets................       1.17%       .88%       .94%      1.02%      2.17%       .83%       .18%
  Net interest income to average interest
    earning assets..............................       5.05%      5.08%      5.03%      4.92%      4.99%      4.72%      4.42%
  Dividend payout ratio.........................      20.45%     27.59%     19.05%     16.22%        --         --         --
  Average stockholders' equity to average total
    assets......................................       8.91%      9.83%      9.04%     11.10%     11.41%     11.95%     13.79%
  Loans to deposits, at end of period...........      73.89%     62.79%     61.66%     59.91%     60.82%     61.72%     60.60%

------------------------

* All per share data have been adjusted to reflect all stock dividends and stock splits declared or effected through the date of this Joint Proxy Statement/Prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

    The selected pro forma combined financial information set forth below is derived from the unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement/ Prospectus. The pro forma information is presented for illustrative purposes only. It is not necessarily indicative of future operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position.


                                                            NINE MONTHS           YEARS ENDED DECEMBER 31,
                                                               ENDED         ----------------------------------
                                                         SEPTEMBER 30, 1998     1997        1996        1995
                                                         ------------------  ----------  ----------  ----------
SUMMARY OF OPERATIONS
Interest income........................................     $     15,650     $   18,676  $   14,552  $   13,259
Interest expense.......................................     $      6,791     $    7,989  $    6,221  $    5,637
Net interest income....................................     $      8,859     $   10,687  $    8,331  $    7,622
Provision for loan losses..............................     $        400     $      680  $      227  $      383
Noninterest income.....................................     $      1,051     $    1,493  $    1,132  $      872
Noninterest expenses...................................     $      5,916     $    7,252  $    6,094  $    5,156
Income before income taxes.............................     $      3,594     $    4,248  $    3,142  $    2,955
Income tax expense.....................................     $      1,193     $    1,459  $    1,098  $      385
NET EARNINGS...........................................     $      2,401     $    2,789  $    2,044  $    2,570
Basic earnings per share...............................     $       0.50     $     0.58  $     0.42  $     0.52
Diluted earnings per share.............................     $       0.46     $     0.55  $     0.41  $     0.52
Dividends per common share.............................     $       0.15     $     0.17  $     0.13  $     0.06
DIVIDENDS
Cash dividends declared................................     $        381     $      448  $      341  $       92
Book value per common share............................     $       5.12     $     4.71  $     4.42  $     3.99
Average shares outstanding
    Basic..............................................        4,840,075      4,814,209   4,862,843   4,916,865
    Diluted............................................        5,180,625      5,040,337   5,031,983   4,939,666

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated balance sheets as of September 30, 1998, and December 31, 1997, and the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 1998, and for the years ended December 31, 1997, 1996 and 1995, have been prepared to reflect the proposed merger of Georgia Bancshares into First Sterling. First Sterling's proposed merger with Georgia Bancshares is presented as if it had occurred on December 31, 1997, with respect to the balance sheet and as of January 1, 1995, with respect to the statements of income for the nine months ended September 30, 1998, and for the years ended December 31, 1997, 1996 and 1995 in each case after providing the effect to the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purposes of preparing these pro forma financial statements. The actual adjustments to the accounts of First Sterling will be made based on the underlying historical financial data at the time of the transaction. First Sterling's management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances. The pro forma information gives effect to the proposed merger of First Sterling and Georgia Bancshares under the pooling of interests method of accounting. No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion No. 16.

    These pro forma financial statements should be read in conjunction with the historical financial statements and related notes presented elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated balance sheet as of December 31, 1997 and September 30, 1998, are not necessarily indicative of the combined financial position had the transactions been effective at those dates. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger with Georgia Bancshares been effective at the beginning of the periods indicated, or of the future results of operations of First Sterling.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                               SEPTEMBER 30, 1998


                                                                 FIRST       GEORGIA     PRO FORMA    PRO FORMA
                                                                STERLING   BANCSHARES   ADJUSTMENTS  CONSOLIDATED
                                                               ----------  -----------  -----------  ------------
                                                     ASSETS
Cash and due from banks......................................  $    7,156   $   3,937    $            $   11,093
Interest-bearing deposits in banks...........................          20          --                         20
Federal funds sold and securities purchased under resell
  agreements.................................................      29,630       5,580                     35,210
Securities available-for-sale................................      28,121      11,907                     40,028
Securities held-to-maturity..................................         753          --                        753
Loans, net...................................................     122,004      51,072                    173,076
Premises and equipment.......................................       5,776       2,781                      8,557
Other assets.................................................       2,121       1,833                      3,954
                                                               ----------  -----------               ------------
Total assets.................................................  $  195,581   $  77,110                 $  272,691
                                                               ----------  -----------               ------------
                                                               ----------  -----------               ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.....................................................  $  176,258   $  69,097                 $  245,355
Securities sold under repurchase agreements..................         683          --                        683
Other liabilities............................................       1,034         786                      1,820
                                                               ----------  -----------               ------------
        Total liabilities....................................     177,975      69,883                    247,858
Stockholders' equity:
Common stock.................................................      12,377       2,337(a)      3,544       18,258
Capital surplus..............................................          --       3,544(a)     (3,544)          --
Retained earnings............................................       6,081       1,401                      7,482
Accumulated other comprehensive income/(loss)................         182         (55)                       127
Treasury stock...............................................      (1,034)         --                     (1,034)
                                                               ----------  -----------               ------------
        Total stockholders' equity...........................      17,606       7,227                     24,833
                                                               ----------  -----------               ------------
        Total liabilities and stockholders' equity...........  $  195,581   $  77,110                 $  272,691
                                                               ----------  -----------               ------------
                                                               ----------  -----------               ------------


------------------------

(a) To reclassify capital surplus of Georgia Bancshares to common stock

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                               DECEMBER 31, 1997


                                                                 FIRST       GEORGIA      PRO FORMA     PRO FORMA
                                                                STERLING   BANCSHARES    ADJUSTMENTS   CONSOLDIATED
                                                               ----------  -----------  -------------  ------------
ASSETS
Cash and due from banks......................................  $    7,652   $   3,528     $             $   11,180
Interest-bearing deposits in banks...........................         131          --                          131
Federal funds sold and securities purchased
  under resell agreements....................................      27,485       7,436                       34,921
Securities available-for-sale................................      18,963      18,835                       37,798
Securities held-to-maturity..................................       2,249          --                        2,249
Loans, net...................................................     105,350      44,649                      149,999
Premises and equipment.......................................       5,107       2,853                        7,960
Other assets.................................................       2,104       2,055                        4,159
                                                               ----------  -----------                 ------------
      Total assets...........................................  $  169,041   $  79,356                   $  248,397
                                                               ----------  -----------                 ------------
                                                               ----------  -----------                 ------------
LIABILITIES
Deposits.....................................................  $  151,323   $  72,414                   $  223,737
Securities sold under repurchase agreements..................         354          --                          354
Other liabilities............................................       1,244         291                        1,535
                                                               ----------  -----------                 ------------
      Total liabilities......................................     152,921      72,705                      225,626
                                                               ----------  -----------                 ------------
STOCKHOLDERS' EQUITY
  Common stock...............................................      12,350       2,337(a)       3,537        18,224
  Capital surplus............................................          --       3,537(a)      (3,537)           --
  Retained earnings..........................................       4,697         896                        5,593
  Accumulated other comprehensive income/(loss)..............         107        (119)                         (12)
  Treasury stock.............................................      (1,034)         --                       (1,034)
                                                               ----------  -----------                 ------------
      Total stockholders' equity.............................      16,120       6,651                       22,771
                                                               ----------  -----------                 ------------
      Total liabilities and stockholders' equity.............  $  169,041   $  79,356                   $  248,397
                                                               ----------  -----------                 ------------
                                                               ----------  -----------                 ------------


------------------------

(a) To reclassify capital surplus of Georgia Bancshares to common stock

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1998


                                                                                  FIRST       GEORGIA     PRO FORMA
                                                                                STERLING    BANCSHARES   CONSOLIDATED
                                                                               -----------  -----------  ------------
Interest income
  Loans......................................................................   $   9,038    $   3,809    $   12,847
  Taxable securities.........................................................         859          719         1,578
  Nontaxable securities......................................................         167           --           167
  Deposits in banks..........................................................           3           --             3
  Federal funds sold and securities purchased under resell agreements........         918          137         1,055
                                                                               -----------  -----------  ------------
      Total interest income..................................................      10,985        4,665        15,650
                                                                               -----------  -----------  ------------
Interest expense
  Deposits...................................................................       4,739        2,036         6,775
  Federal funds purchased and securities sold under repurchase agreements....          16           --            16
                                                                               -----------  -----------  ------------
      Total interest expense.................................................       4,755        2,036         6,791
                                                                               -----------  -----------  ------------
      Net interest income....................................................       6,230        2,629         8,859
Provision for loan losses....................................................         205          195           400
                                                                               -----------  -----------  ------------
      Net interest income after provision for loan losses....................       6,025        2,434         8,459
                                                                               -----------  -----------  ------------
Other income
  Service charges on deposit accounts........................................         318          237           555
  Net realized gains on sales of securities available-for-sale...............          --           19            19
  Gains on sale of loans.....................................................         122           --           122
  Other operating income.....................................................         236          119           355
                                                                               -----------  -----------  ------------
      Total other income.....................................................         676          375         1,051
                                                                               -----------  -----------  ------------
Other expense
  Salaries and employee benefits.............................................       2,324          920         3,244
  Equipment and occupancy expenses...........................................         415          300           715
  Other operating expenses...................................................       1,311          646         1,957
                                                                               -----------  -----------  ------------
      Total other expenses...................................................       4,050        1,866         5,916
                                                                               -----------  -----------  ------------
      Income before income taxes.............................................       2,651          943         3,594
Income tax expense...........................................................         886          307         1,193
                                                                               -----------  -----------  ------------
      Net income.............................................................   $   1,765    $     636    $    2,401
                                                                               -----------  -----------  ------------
                                                                               -----------  -----------  ------------
Basic earnings per common share..............................................   $    0.67    $    0.44    $     0.50
                                                                               -----------  -----------  ------------
                                                                               -----------  -----------  ------------
Diluted earnings per common share............................................   $    0.61    $    0.43    $     0.46
                                                                               -----------  -----------  ------------
                                                                               -----------  -----------  ------------

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1997

                                                                                FIRST      GEORGIA     PRO FORMA
                                                                              STERLING   BANCSHARES   CONSOLIDATED
                                                                              ---------  -----------  ------------
Interest income
  Loans.....................................................................  $  10,027   $   4,108    $   14,135
  Taxable securities........................................................      1,234         997         2,231
  Nontaxable securities.....................................................        184           8           192
  Deposits in banks.........................................................          6          --             6
  Federal funds sold and securities purchased under resell agreements.......      1,856         256         2,112
                                                                              ---------  -----------  ------------
      Total interest income.................................................     13,307       5,369        18,676
                                                                              ---------  -----------  ------------
Interest expense
  Deposits..................................................................      5,543       2,428         7,971
  Federal funds purchased and securities sold under repurchase agreements...         18          --            18
                                                                              ---------  -----------  ------------
      Total interest expense................................................      5,561       2,428         7,989
                                                                              ---------  -----------  ------------
      Net interest income...................................................      7,746       2,941        10,687
Provision for loan losses...................................................        444         236           680
                                                                              ---------  -----------  ------------
      Net interest income after provision for loan losses...................      7,302       2,705        10,007
                                                                              ---------  -----------  ------------
Other income
  Service charges on deposit accounts.......................................        390         306           696
  Net realized losses on sales of securities available-for-sale.............         (1)         (3)           (4)
  Gains on sale of loans....................................................        279          --           279
  Other operating income....................................................        371         151           522
                                                                              ---------  -----------  ------------
      Total other income....................................................      1,039         454         1,493
                                                                              ---------  -----------  ------------
Other expense
  Salaries and employee benefits............................................      2,994       1,099         4,093
  Equipment and occupancy expenses..........................................        629         324           953
  Other operating expenses..................................................      1,431         775         2,206
                                                                              ---------  -----------  ------------
      Total other expenses..................................................      5,054       2,198         7,252
                                                                              ---------  -----------  ------------
      Income before income taxes............................................      3,287         961         4,248
Income tax expense..........................................................      1,120         339         1,459
                                                                              ---------  -----------  ------------
      Net income............................................................  $   2,167   $     622    $    2,789
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------
Basic earnings per common share.............................................  $    0.83   $    0.42    $     0.58
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------
Diluted earnings per common share...........................................  $    0.78   $    0.42    $     0.55
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1996

                                                                                FIRST      GEORGIA     PRO FORMA
                                                                              STERLING   BANCSHARES   CONSOLIDATED
                                                                              ---------  -----------  ------------
Interest income
  Loans.....................................................................  $   8,439   $   2,958    $   11,397
  Taxable securities........................................................      1,229         922         2,151
  Nontaxable securities.....................................................        108                       108
                                                                                                ---
  Deposits in banks.........................................................          3          10            13
  Federal funds sold and securities purchased under resell agreements.......        653         230           883
                                                                              ---------  -----------  ------------
      Total interest income.................................................     10,432       4,120        14,552
                                                                              ---------  -----------  ------------
Interest expense
  Deposits..................................................................      4,383       1,828         6,211
  Federal funds purchased and securities sold under repurchase agreements...         10          --            10
                                                                              ---------  -----------  ------------
      Total interest expense................................................      4,393       1,828         6,221
                                                                              ---------  -----------  ------------
      Net interest income...................................................      6,039       2,292         8,331
Provision for loan losses...................................................        137          90           227
                                                                              ---------  -----------  ------------
      Net interest income after provision for loan losses...................      5,902       2,202         8,104
                                                                              ---------  -----------  ------------
Other income
  Service charges on deposit accounts.......................................        371         297           668
  Net realized losses on sales of securities available-for-sale.............         (4)         --            (4)
  Gains on sale of loans....................................................        237                       237
                                                                                                ---
  Other operating income....................................................        155          76           231
                                                                              ---------  -----------  ------------
      Total other income....................................................        759         373         1,132
                                                                              ---------  -----------  ------------
Other expense
  Salaries and employee benefits............................................      2,250         924         3,174
  Equipment and occupancy expenses..........................................        526         266           792
  Other operating expenses..................................................      1,504         624         2,128
                                                                              ---------  -----------  ------------
      Total other expenses..................................................      4,280       1,814         6,094
                                                                              ---------  -----------  ------------
      Income before income taxes............................................      2,381         761         3,142
Income tax expense..........................................................        872         226         1,098
                                                                              ---------  -----------  ------------
      Net income............................................................  $   1,509   $     535    $    2,044
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------
Basic earnings per common share.............................................  $    0.57   $    0.37    $     0.42
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------
Diluted earnings per common share...........................................  $    0.55   $    0.36    $     0.41
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1995


                                                                                  FIRST       GEORGIA      PRO FORMA
                                                                                STERLING    BANCSHARES   CONSOLIDATED
                                                                               -----------  -----------  -------------
Interest income
  Loans......................................................................   $   7,349    $   2,558     $   9,907
  Taxable securities.........................................................       1,240          750         1,990
  Nontaxable securities......................................................          52           --            52
  Deposits in banks..........................................................          --           26            26
  Federal funds sold and securities purchased under resell agreements........       1,064          220         1,284
                                                                               -----------  -----------       ------
      Total interest income..................................................       9,705        3,554        13,259
                                                                               -----------  -----------       ------
Interest expense
  Deposits...................................................................       4,087        1,550         5,637
  Federal funds purchased and securities sold under repurchase agreements....          --           --            --
                                                                               -----------  -----------       ------
      Total interest expense.................................................       4,087        1,550         5,637
                                                                               -----------  -----------       ------
      Net interest income....................................................       5,618        2,004         7,622
Provision for loan losses....................................................         256          127           383
                                                                               -----------  -----------       ------
      Net interest income after provision for loan losses....................       5,362        1,877         7,239
                                                                               -----------  -----------       ------
Other income
  Service charges on deposit accounts........................................         342          247           589
  Net realized losses on sales of securities available-for-sale..............          --          (11)          (11)
  Gains on sale of loans.....................................................         141           --           141
  Other operating income.....................................................          88           65           153
                                                                               -----------  -----------       ------
      Total other income.....................................................         571          301           872
                                                                               -----------  -----------       ------
Other expense
  Salaries and employee benefits.............................................       1,871          759         2,630
  Equipment and occupancy expenses...........................................         448          278           726
  Other operating expenses...................................................       1,304          496         1,800
                                                                               -----------  -----------       ------
      Total other expenses...................................................       3,623        1,533         5,156
                                                                               -----------  -----------       ------
      Income before income taxes.............................................       2,310          645         2,955
Income tax expense/(benefit).................................................         694         (309)          385
                                                                               -----------  -----------       ------
      Net income.............................................................   $   1,616    $     954     $   2,570
                                                                               -----------  -----------       ------
                                                                               -----------  -----------       ------
Basic earnings per common share..............................................   $    0.60    $    0.65     $    0.52
                                                                               -----------  -----------       ------
                                                                               -----------  -----------       ------
Diluted earnings per common share............................................   $    0.60    $    0.65     $    0.52
                                                                               -----------  -----------       ------
                                                                               -----------  -----------       ------

                        SPECIAL MEETINGS OF SHAREHOLDERS

DATE, TIME AND PLACE


    FIRST STERLING--The shareholders' special meeting of First Sterling will be held at Westside Bank located at 1200 Barrett Parkway, Kennesaw, Georgia 30144, at 8:30 a.m. local time, on March 16, 1999.



    GEORGIA BANCSHARES--The shareholders' special meeting of Georgia Bancshares will be held at Smoke Rise Golf and Country Club located at 4900 Chadworth Drive, Stone Mountain, Georgia 30087, at 3:00 p.m. local time, on March 16, 1999.


MATTERS TO BE CONSIDERED AT THE SPECIAL SHAREHOLDERS' MEETINGS


    FIRST STERLING. At the First Sterling Meeting, holders of First Sterling stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the issuance of up to 1,465,570 shares of First Sterling stock to Georgia Bancshares shareholders in exchange for their Georgia Bancshares stock. Shareholders may also consider such other matters as may properly be brought before the meeting.


    THE BOARD OF DIRECTORS OF FIRST STERLING HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND SHARE ISSUANCE AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE ISSUANCE OF THE SHARES.

    GEORGIA BANCSHARES. At the Georgia Bancshares Meeting, holders of Georgia Bancshares stock will be asked to consider and vote upon the approval and adoption of the Merger Agreement. Shareholders may also consider such other matters as may properly be brought before the meeting.

    THE BOARD OF DIRECTORS OF GEORGIA BANCSHARES HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATES; SHARES OUTSTANDING; QUORUMS


    FIRST STERLING. Only shareholders of record of First Sterling stock at the close of business on February 9, 1999 will be entitled to notice of, and to vote at, the First Sterling Meeting. On February 9, 1999, First Sterling had outstanding 2,635,144 shares. There is no other class of First Sterling stock outstanding. Each share of First Sterling stock entitles the holder to one vote. The presence at the First Sterling Meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum.



    GEORGIA BANCSHARES. Only shareholders of record of Georgia Bancshares stock at the close of business on February 9, 1999 will be entitled to notice of, and to vote at, the Georgia Bancshares Meeting. On February 9, 1999, Georgia Bancshares had outstanding 1,461,632 shares of Georgia Bancshares stock. There is no other class of Georgia Bancshares stock outstanding. Each share of Georgia Bancshares stock entitles the holder to one vote. The presence at the Georgia Bancshares Meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum.



VOTES REQUIRED


    FIRST STERLING. The approval of the Merger Agreement and the issuance of First Sterling stock will require the affirmative vote of a majority of those shares present, in person or by proxy, at the First Sterling Meeting.


    As of the First Sterling Record Date, directors of First Sterling had voting power over approximately 263,359 shares of First Sterling stock, or approximately 9.57% of the shares of First Sterling stock outstanding on the First Sterling Record Date.



    Management of First Sterling is not aware of any person or entity beneficially owning 5% or more of the outstanding shares of First Sterling stock, as of February 9, 1999.

    GEORGIA BANCSHARES. The approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Georgia Bancshares.


    As of the Georgia Bancshares Record Date, directors of Georgia Bancshares had voting power over approximately 356,815 shares of Georgia Bancshares stock, or approximately 24% of the shares of Georgia Bancshares stock outstanding on the Georgia Bancshares Record Date.


    Other than Mr. Eugene L. Argo, who is Chairman of the board of directors of Georgia Bancshares, management of Georgia Bancshares is not aware of any person or entity owning 5% or more of the outstanding shares of Georgia Bancshares stock.

VOTING OF PROXIES


    FIRST STERLING. All executed proxies received prior to the First Sterling Meeting will be voted at the First Sterling Meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies which do not contain voting instructions will be voted in favor of the Merger Agreement and issuance of shares.


    It is not expected that any other matter will be brought before the First Sterling Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

    If a quorum is not obtained, the First Sterling Meeting may be adjourned for the purpose of obtaining additional proxies. At any subsequent reconvening of the First Sterling Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

    GEORGIA BANCSHARES. All executed proxies received prior to the Georgia Bancshares Meeting will be voted at the Georgia Bancshares Meeting in the manner specified, unless the proxy is revoked prior to the vote. Properly executed proxies which do not contain voting instructions will be voted in favor of the Merger Agreement.

    It is not expected that any other matter will be brought before the Georgia Bancshares Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters.

    If a quorum is not obtained, the Georgia Bancshares Meeting may be adjourned for the purpose of obtaining additional proxies. At any subsequent reconvening of the meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn).

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

    FIRST STERLING. You may abstain from voting on the Merger Agreement. Abstentions will be considered shares present and entitled to vote at the First Sterling Meeting, but will not be counted as votes cast at the meeting.


    If your shares are held in a trust by your broker then the broker cannot vote your shares without specific instructions from you. Broker non-votes will not be counted as votes cast at the First Sterling Meeting.


    GEORGIA BANCSHARES. You may abstain from voting on the Merger Agreement. Abstentions will be considered shares present and entitled to vote at the Georgia Bancshares Meeting, but will not be counted as votes cast at the meeting. Broker non-votes with respect to the Merger Agreement also will not be counted as votes cast at the meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL SHARES ENTITLED TO VOTE AT THE GEORGIA BANCSHARES MEETING, ABSTENTIONS BY GEORGIA BANCSHARES SHAREHOLDERS AND BROKER NON-VOTES (RESULTING FROM FAILURE TO GIVE VOTING INSTRUCTIONS) HAVE THE EFFECT OF VOTES AGAINST THE MERGER AGREEMENT.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed First Sterling or Georgia Bancshares form does not preclude you from voting in person. You may revoke a proxy at any time prior to its exercise by:

    - filing with the secretary of First Sterling, in the case of a First Sterling proxy, or the secretary of Georgia Bancshares, in the case of a Georgia Bancshares proxy, a duly executed revocation of proxy;

    - submitting a duly executed proxy bearing a later date; or

    - appearing at the applicable meeting and voting in person at the meeting.

Attendance at the applicable meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    First Sterling and Georgia Bancshares will each bear the cost of the solicitation of proxies from its own shareholders, except that First Sterling and Georgia Bancshares will share equally the cost of printing and mailing this Joint Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers, and employees of First Sterling and Georgia Bancshares and their subsidiaries may solicit proxies from their respective shareholders by telephone or telegram or in person without compensation other than reimbursements of their actual expenses. First Sterling and Georgia Bancshares will reimburse any custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation material to beneficial owners of the stock they hold.

    GEORGIA BANCSHARES SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE CAPTION "THE MERGER--EXCHANGE OF GEORGIA BANCSHARES STOCK CERTIFICATES," EACH GEORGIA BANCSHARES SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING SHARES OF GEORGIA BANCSHARES AS PROMPTLY AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

    During July, 1998, the boards of directors of First Sterling and Georgia Bancshares explored the possibility of merging the two bank holding companies. We felt that a combination of the two holding companies should be explored because management of the two companies have compatible philosophies concerning conservative banking and growth. Also, the combination should provide a broader geographical coverage in the northern Atlanta metro area. Community Bank, the only subsidiary of Georgia Bancshares, is located in the northern portion of DeKalb County, between the First Sterling bank subsidiaries of Westside, located in northern Cobb County, and Eastside, located in southern Gwinnett County. Following the discussions, a non-binding letter of intent was executed on September 29, 1998.

    After negotiations and due diligence investigations, the First Sterling board of directors unanimously approved the Merger Agreement on December 18, 1998. The Georgia Bancshares board of directors unanimously approved the Merger Agreement on December 29, 1998, after receiving the opinion of Morgan Keegan & Company, Inc. as to the fairness, from a financial point of view, of the consideration to be received by the Georgia Bancshares shareholders in the merger. The Merger Agreement, a copy of which is attached hereto as Appendix A, was executed on December 30, 1998.

REASONS FOR THE MERGER

    FIRST STERLING'S REASONS FOR THE MERGER

    In deciding whether to enter into the Merger Agreement, First Sterling's board of directors considered a number of factors, including the following:

    - the financial condition, operating results and future prospects of First Sterling and Georgia Bancshares;

    - a comparison of the price being paid in this merger to other comparable financial institution mergers, based, among other things, on multiples of book value and earnings;

    - the historical trading prices for Georgia Bancshares stock and First Sterling stock;


    - the merger provides First Sterling with a natural extension of its existing metro Atlanta community bank franchise by establishing a presence in DeKalb County, Georgia;



    - the merger should reduce duplicative administrative expenses and increase profitability;



    - the larger size of the combined institution and a larger shareholder base should increase the liquidity in the trading of First Sterling stock; and



    - the combined institution will have a greater lending capacity through loan participations between the subsidiary banks.


    In approving the transaction, First Sterling's board did not specifically identify any one factor or group of factors as being more significant than any other factor in the decision making process, although individual directors may have given one or more factors more weight than other factors.

    RECOMMENDATION OF THE FIRST STERLING BOARD OF DIRECTORS


    The board of directors of First Sterling believes that the terms of the merger are in the best interests of First Sterling and its shareholders and has unanimously approved the Merger Agreement. The board of directors of First Sterling unanimously recommends that the shareholders of First Sterling approve the Merger Agreement, including the issuance of up to 1,465,570 shares of First Sterling stock to Georgia Bancshares shareholders in accordance with the terms of the Merger Agreement.


    GEORGIA BANCSHARES' REASONS FOR THE MERGER

    At its meeting on December 29, 1998, the board of directors of Georgia Bancshares unanimously determined that the terms of the Merger Agreement were in the best interests of Georgia Bancshares and the shareholders of Georgia Bancshares, and unanimously approved the Merger Agreement.

    In the course of reaching its decision to approve the Merger Agreement, the Georgia Bancshares board of directors consulted with its legal and financial advisors, as well as Georgia Bancshares' management, and considered, among other factors, the following:

    - the opinion of Georgia Bancshares' financial advisors that the consideration to be received by Georgia Bancshares shareholders was fair from a financial point of view;

    - the board's familiarity with and review of Georgia Bancshares' business prospects and financial condition, including its capital position and future prospects if it were to remain independent;

    - the increasing level of competition in the markets served by Georgia Bancshares from institutions with substantially greater resources than Georgia Bancshares;

    - a determination by Georgia Bancshares' management that a combination with First Sterling would expand Georgia Bancshares' lending capabilities and increase the range of financial products and services available to Georgia Bancshares' customers;

    - the historical, current and projected price to earnings and price to book value multiples at which shares of Georgia Bancshares stock have traded and may trade in the future;

    - the prices, multiples of earnings per share and premiums over book value and market value paid in recent acquisitions of banks;

    - the earnings and financial condition of First Sterling;

    - the historical market prices for shares of First Sterling stock, and historical price to earnings and price to book value trading multiples for such shares; and

    - the relatively greater liquidity of First Sterling stock compared to the relatively illiquid market for Georgia Bancshares stock.

    RECOMMENDATION OF THE GEORGIA BANCSHARES BOARD OF DIRECTORS

    The board of directors of Georgia Bancshares believes that the terms of the merger are in the best interests of Georgia Bancshares and its shareholders and has unanimously approved the Merger Agreement. The board of directors of Georgia Bancshares unanimously recommends that the shareholders of Georgia Bancshares approve the Merger Agreement.

TERMS OF THE MERGER

    Upon completion of the merger, the separate legal existence of Georgia Bancshares will cease. All property, rights, powers, duties, obligations, debts and liabilities of Georgia Bancshares will automatically be transferred to First Sterling. The Articles of Incorporation and Bylaws of First Sterling in effect immediately prior to the merger will govern the combined company.


    Upon the merger, each outstanding share of Georgia Bancshares stock will be automatically converted into, and become a right to receive one share of First Sterling stock. This is referred to as the Exchange Ratio.


    Immediately prior to the time that the merger is consummated, First Sterling shall declare and pay a stock split to the First Sterling shareholders of 0.2858 additional shares of First Sterling stock for each share outstanding. This stock split reflects the greater value of First Sterling stock over the Georgia Bancshares stock and allows the merger Exchange Ratio to be 1. Shareholders of First Sterling will receive cash in lieu of fractional shares of First Sterling stock. Because of this stock split, the shareholders of Georgia Bancshares effectively shall receive 0.7777 shares of First Sterling stock for each share of Georgia Bancshares stock. This is referred to as the effective exchange ratio.

EXCHANGE OF GEORGIA BANCSHARES STOCK CERTIFICATES


    As soon as practicable after the consummation of the merger, a letter of transmittal furnishing instructions for exchanging Georgia Bancshares stock certificates (and for replacing any lost, stolen or destroyed certificates) will be mailed to each Georgia Bancshares shareholder of record as of the close of business on the date prior to the merger. Each Georgia Bancshares shareholder will be urged to return this letter of transmittal, as soon as possible, together with his or her stock certificates to SunTrust Bank, the exchange agent for First Sterling. As soon as practicable after receipt by the Exchange Agent of your Georgia Bancshares stock certificates, you will be mailed the First Sterling stock to which you are entitled pursuant to the Merger Agreement.


    After the consummation of the merger, each Georgia Bancshares stock certificate will be deemed for all corporate purposes only to evidence the right to receive certificates representing shares of First Sterling stock pursuant to the Merger Agreement. Until your Georgia Bancshares stock certificate is surrendered (or suitable arrangements made for any lost, stolen or destroyed certificate) you:

    - will not be issued a certificate representing the shares of First Sterling stock which you are entitled to receive;

    - will not have any voting rights in respect to the shares of First Sterling stock which you are entitled to receive; and

    - will not be paid dividends or other distributions in respect of the shares of First Sterling stock which you are entitled to receive.

    Any dividends or distributions or other cash payable to you will be retained, without interest, for your account until surrender of your stock certificate.

OPINION OF FINANCIAL ADVISOR TO GEORGIA BANCSHARES


    Georgia Bancshares retained Morgan Keegan & Company, Inc. as its financial advisor to render an opinion to the Georgia Bancshares board of directors concerning the fairness, from a financial point of view, to Georgia Bancshares stockholders of the consideration to be received pursuant to the Merger Agreement. Morgan Keegan was retained by Georgia Bancshares on the basis of, among other things, its experience and expertise in the bank and thrift industries. As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes.


    On December 22, 1998, Morgan Keegan delivered its written opinion to the board of directors of Georgia Bancshares to the effect that, as of December 22, 1998 and based upon and subject to certain matters stated in such opinion, the consideration to be received is fair, from a financial point of view, to Georgia Bancshares stockholders.

    The full text of the written opinion of Morgan Keegan, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. You are urged to read this opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to the Georgia Bancshares stockholders, from a financial point of view, of the consideration to be received and does not address any other aspect of the merger or related transactions and does not constitute a recommendation to you as to how you should vote at the Georgia Bancshares meeting. The summary of the opinion of Morgan Keegan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


    In arriving at its opinion, Morgan Keegan reviewed the Merger Agreement and had discussions with certain senior officers, directors and other representatives and advisors of Georgia Bancshares and certain senior officers and other representatives and advisors of First Sterling concerning the businesses, operations and prospects of Georgia Bancshares and First Sterling. Morgan Keegan examined certain publicly available business and financial information relating to Georgia Bancshares and First Sterling as well as certain limited budgeted financial forecasts for the remainder of 1998 and other data for Georgia Bancshares and First Sterling which were provided to Morgan Keegan by or otherwise discussed with the respective management teams of Georgia Bancshares and First Sterling, including information relating to certain strategic implications and operational benefits anticipated from the merger. Morgan Keegan reviewed the financial terms of the merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Georgia Bancshares and First Sterling stock; the historical and projected earnings and operating data of Georgia Bancshares and First Sterling; and the capitalization and financial condition of Georgia Bancshares and First Sterling. Morgan Keegan considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Morgan Keegan considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Morgan Keegan considered relevant in evaluating those of Georgia Bancshares and First Sterling. Morgan Keegan also considered the relative contributions of Georgia Bancshares and First Sterling to the combined company. In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered such other financial, economic and market criteria as Morgan Keegan deemed appropriate to arrive at its opinion. Morgan Keegan noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Morgan Keegan as of the date of its opinion.

    In conducting its review and rendering its opinion, Morgan Keegan assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Morgan Keegan. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Morgan Keegan, the management teams of Georgia Bancshares and First Sterling advised Morgan Keegan that such forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgements of the respective management teams of Georgia Bancshares and First Sterling as to the future financial performance of Georgia Bancshares and First Sterling and the strategic implications and operational benefits anticipated from the merger. Morgan Keegan assumed, with the consent of the board of directors of Georgia Bancshares, that the merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Morgan Keegan did not express any opinion as to what the value of First Sterling stock actually will be when issued pursuant to the merger or the price at which First Sterling stock will trade subsequent to the merger. In addition, Morgan Keegan did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Georgia Bancshares or First Sterling nor did Morgan Keegan make any physical inspection of the properties or assets of Georgia Bancshares or First Sterling. Morgan Keegan was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Georgia Bancshares or the effect of any other transaction in which Georgia Bancshares might engage. In addition, Morgan Keegan was not asked to and did not recommend the specific consideration payable in the merger. No other limitations were imposed by Georgia Bancshares on Morgan Keegan with respect to the investigations made or procedures followed by Morgan Keegan in rendering its opinion.

    The following is a summary of the principal analyses performed by Morgan Keegan in connection with its opinion.

    SUMMARY TRANSACTION ANALYSIS. Morgan Keegan reviewed the terms of the proposed transaction, including the consideration to be received (after giving effect to the share split to First Sterling shareholders) and the aggregate transaction value. Morgan Keegan reviewed the implied value of the consideration offered based upon a market price per share of $13.80 which is the average of the closing price per share of First Sterling stock on the Nasdaq National Market (as reported by THE WALL STREET JOURNAL) during the five (5) trading day period from September 24, 1998 through September 30, 1998. This indicates an implied value of $10.73 per share of Georgia Bancshares stock (assuming a 28.58% share split to First Sterling shareholders prior to the closing of the merger and 1,488,471 fully diluted outstanding shares based on an exchange ratio of one
(1) First Sterling stock share for one (1) share of Georgia Bancshares stock which includes any stock equivalents). The implied aggregate transaction value is $15.97 million. Morgan Keegan calculated that as of September 30, 1998, the aggregate transaction value represented 20.72% of the total assets of Georgia Bancshares at September 30, 1998, 2.21x Georgia Bancshares's stated book value at September 30, 1998, and 19.52x Georgia Bancshares earnings for the trailing twelve months ending September 30, 1998.


    CONTRIBUTION ANALYSIS. Morgan Keegan reviewed certain historical financial and operating information for Georgia Bancshares, First Sterling and the pro forma combined entity resulting from the merger based on financial data reported by Georgia Bancshares and First Sterling. Morgan Keegan analyzed the relative balance sheet contribution of Georgia Bancshares and First Sterling for certain data to the combined company on a pro forma basis as of September 30, 1998. This analysis indicated that Georgia Bancshares would have contributed 28.28% to combined total assets, 29.51% to combined loans (net of allowances for loan losses), 28.16% to deposits and 29.10% to tangible equity. Morgan Keegan also analyzed the relative income statement contribution of Georgia Bancshares and First Sterling for certain data to the combined company on a pro forma basis. This analysis indicated that Georgia Bancshares would have contributed 27.73% to combined net interest income for the latest twelve months ended September 30, 1998, 24.73% to combined pretax income and 24.94% to combined net income. At the consideration to be received (including the share split to First Sterling shareholders) the holders of outstanding Georgia Bancshares stock would own approximately 30.32% of First Sterling outstanding shares and 29.32% of First Sterling on a fully diluted basis.


    COMPARABLE COMPANY ANALYSIS FOR GEORGIA BANCSHARES. Morgan Keegan reviewed and compared certain financial information relating to Georgia Bancshares to corresponding financial information, public market multiples and ratios for six publicly traded banks headquartered in the Southeast that it deemed to be comparable to Georgia Bancshares. The companies Morgan Keegan used for the purposes of this analysis were Bank of South Carolina Corp., Central Virginia Bankshares, Inc., Community Bankshares, Inc., Golden Isles Financial Holdings, Inc., Savannah Bancorp, Inc. and Summitt Financial Corp. Morgan Keegan calculated a range of market multiples for the comparable companies by dividing market value per share as of December 14, 1998 by each such company's latest twelve months earnings per share ended September 30, 1998 and by dividing market value by tangible book value reported September 30, 1998. This analysis indicated that the price per share/earnings multiples for latest twelve months EPS ranged from 13.15x to 29.31x, with a mean of 22.19x and a median of 24.43x, compared to a multiple of 17.48x for Georgia Bancshares. Using balance sheet data as of September 30, 1998, Morgan Keegan's analysis of the comparable companies indicated market value multiples of tangible book value that ranged from 1.47x to 3.36x, with a mean of 2.36x and a median of 2.39x, compared to a 2.02x for Georgia Bancshares. For the latest twelve months results ending September 30, 1998 Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the comparable companies to Georgia Bancshares. For the comparable companies, the analysis indicated a return on latest assets range of 0.90% to 1.44%, with a mean of 1.13% and a median of 1.10% for the comparable companies, compared with 1.08% for Georgia Bancshares; a return on latest equity range of 7.92% to 12.82%, with a mean of 10.91% and a median of 11.34%, compared to 11.56% for Georgia Bancshares; and a loan loss reserve to total loans range of 1.24% to 1.63%, with a mean of 1.41% and a median of 1.42% for the comparable companies, compared with a 1.47% for Georgia Bancshares. Additionally, the analysis indicated a total equity capital to total assets range of 8.99% to 11.63%, with a mean of 10.43% and a median of 10.62% for the comparable companies, compared to 9.37% for Georgia Bancshares; and a total loans to total deposits range of 69.07% to 85.06%, with a mean of 76.76% and a median of 75.95% for the comparable companies, compared to 75.02% for Georgia Bancshares.



    COMPARABLE COMPANY ANALYSIS FOR FIRST STERLING. Morgan Keegan reviewed and compared certain financial information relating to First Sterling to corresponding financial information, public market multiples and ratios for six publicly traded banks headquartered in the southeast that it deemed to be comparable to First Sterling. The companies Morgan Keegan used for the purposes of this analysis were Atlantic Financial Corp., Britton & Koontz Capital Corp., Merit Holding Corp., Southern Financial Bancorp., Southwest Georgia Financial Corp. and Summitt Bank Corporation. Morgan Keegan calculated a range of market multiples for the comparable companies by dividing market value per share as of December 14, 1998 by each such company's latest twelve months earnings per share ended September 30, 1998 and by dividing market value by tangible book value reported September 30, 1998. This analysis indicated that the price per share/earnings multiples for latest twelve months EPS ranged from 11.81x to 20.27x, with a mean of 16.48x and a median of 16.55x, compared to a multiple of 16.49x for First Sterling. Using balance sheet data as of September 30, 1998, Morgan Keegan's analysis of the comparable companies indicated market value multiples of tangible book value that ranged from 1.42x to 2.72x, with a mean of 2.01x and a median of 1.86x, compared to a 2.31x for First Sterling. For the latest twelve months results ending September 30, 1998 Morgan Keegan also compared certain ratios (including, among other things, return on latest assets, return on latest equity; loan loss reserve to total loans; total equity capital to total assets; and total loans to total deposits) of the comparable companies to First Sterling. For the comparable companies, the analysis indicated a return on latest assets range of 1.01% to 1.72%, with a mean of 1.31% and a median of 1.22% for the comparable companies, compared with 1.26% for First Sterling; a return on latest equity range of 9.74% to 13.76%, with a mean of 12.17% and a median of 12.28%, compared to 13.99% for First Sterling; and a loan loss reserve to total loans range of 0.67% to 2.15%, with a mean of 1.51% and a median of 1.67% for the comparable companies, compared with a 1.26% for First Sterling. Additionally, the analysis indicated a total equity capital to total assets range of 8.10% to 12.80%, with a mean of 10.78% and a median of 11.46% for the comparable companies, compared to 9.00% for First Sterling; and a total loans to total deposits range of 57.54% to 80.15%, with a mean of 69.37% and a median of 70.58% for the comparable companies, compared to 70.10% for First Sterling.


    STOCK TRADING ANALYSIS. Morgan Keegan reviewed and analyzed the price performance and the historical trading volume for Georgia Bancshares and First Sterling's stock.


    Morgan Keegan's analysis indicated that from Georgia Bancshares's first recorded trade on February 28, 1996 to December 1, 1998, Georgia Bancshares had a compound annual growth rate of 32.30%, compared to 22.58% for the Nasdaq Banking Index, 24.49% for the S&P Bank Index and 24.40% for the S&P 500. The average volume of shares traded per day from January 1, 1998 to December 1, 1998 was 269 shares or 0.02% of the fully diluted shares outstanding on September 30, 1998. During the same period, the trading volume as a percentage of outstanding diluted shares for Georgia Bancshares' comparable companies ranged from 0.02% to 0.12%, with a mean of 0.06% and a median of 0.04%.



    Morgan Keegan's analysis indicated that from First Sterling's first recorded trade date on August 14, 1995 to December 1, 1998, First Sterling had a compound annual growth rate of 52.99%, compared to 24.38% for the Nasdaq Banking Index, 29.60% for the S&P Bank Index and 26.00% for the S&P 500. The average volume of shares traded per day from January 1, 1998 to December 1, 1998 was 3,371 shares or 0.12% of the fully diluted shares outstanding on September 30, 1998. During the same period, the trading volume as a percentage of outstanding diluted shares for First Sterling's comparable companies ranged from 0.02% to 0.24%, with a mean of 0.11% and a median of 0.08%.



    ANALYSIS OF SELECTED COMPARABLE MERGERS AND ACQUISITIONS. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the banking industry. Morgan Keegan selected 16 transactions occurring between December 1, 1997 and December 1, 1998, involving selling banks located within the state of Georgia with total assets less than $100 million. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. Morgan Keegan calculated market value multiples of latest twelve months net income ranging from 12.59x to 34.35x, with a mean of 23.21x and a median of 23.13x, of latest reported book values ranging from 1.56x to 4.51x, with a mean of 3.02x and a median of 3.07x and of latest reported total assets ranging from 12.95% to 50.62%, with a mean of 31.06% and a median of 31.36%.


    Georgia Bancshares' transaction multiples are 19.52x latest twelve month earnings for the period ending September 30, 1998, 2.21x stated book value as of September 30, 1998, and 20.72% of total assets as of September 30, 1998.

    No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to Georgia Bancshares or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Keegan performed a discounted cash flow analysis of the projected cash flow available for dividends of Georgia Bancshares for fiscal years 1999 through 2003, based on projections provided by Georgia Bancshares management. Using this information, Morgan Keegan calculated a range of equity values for Georgia Bancshares based on the sum of (a) the present value of the cash flow available for dividends to Georgia Bancshares and
(b) the present value of the estimated terminal value for Georgia Bancshares assuming that it was sold at the end of fiscal year 2003. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 13.0% to 15.0% and terminal multiples of net income of 12.0x to 14.0x. Those discount rates and terminal multiples reflect Morgan Keegan's qualitative judgements concerning the specific risk associated with such an investment and the historical and projected operating performance of Georgia Bancshares. This analysis resulted in a range of equity values for Georgia Bancshares of $14.13 million to $17.45 million, or $9.49 to $11.72 per diluted share.

    The summary of the Morgan Keegan opinion set forth above does not purport to be a complete description of the analyses performed by Morgan Keegan. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Morgan Keegan believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of Georgia Bancshares or the combined company.

    In performing its analyses, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Georgia Bancshares or First Sterling. The analyses performed by Morgan Keegan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Keegan's analysis of the fairness, from a financial point of view, of the consideration to be paid by First Sterling. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.


    Georgia Bancshares has agreed to pay Morgan Keegan a retainer fee of $10,000, payable in advance upon the signing of its engagement letter, an initial advisory and opinion fee of $40,000, payable in cash promptly upon delivery by Morgan Keegan of an opinion at the signing of a definitive agreement, and a final advisory and opinion fee of $15,000, payable in cash promptly upon delivery by Morgan Keegan of an Opinion five days prior to the closing of the transaction. Georgia Bancshares has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws.


EFFECTIVE DATE


    The effective date of the merger will be the date on which the Articles of Merger are filed with the Georgia Secretary of State. We presently expect that the Effective Date will occur in the second quarter of 1999.


REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties relating to, among other things:

    - the organization of First Sterling and Georgia Bancshares;

    - the capital structures of First Sterling and Georgia Bancshares;

    - the due authorization, execution, delivery, performance and enforceability of the Merger Agreement;

    - consents or approvals of regulatory authorities or third parties necessary to complete the merger;

    - the consistency of financial statements with generally accepted accounting principles;

    - the absence of material adverse changes, since September 30, 1998, in the consolidated assets, business, financial condition or results of operations of First Sterling or Georgia Bancshares;

    - the filing of tax returns and payment of taxes;

    - the absence of undisclosed material pending or threatened litigation;

    - compliance with applicable laws and regulations

    - retirement and other employee plans and matters being in compliance with the Employee Retirement Income Security Act of 1974;

    - the quality of title to assets and properties;

    - the maintenance of adequate insurance;

    - the absence of undisclosed brokers' or finders' fees;

    - the absence of material environmental violations, actions or liabilities;

    - the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

    - documents filed with the SEC or other regulatory agencies and the accuracy of information contained in these documents; and

    - the validity and binding nature of loans reflected as assets in the financial statements of First Sterling and Georgia Bancshares.

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the Merger Agreement, First Sterling and Georgia Bancshares each agreed to use their reasonable efforts to preserve their business organizations intact and to maintain satisfactory relationships with its customers, suppliers, regulators and employees. In addition, First Sterling and Georgia Bancshares agreed to conduct their businesses and to engage in transactions only in the ordinary course of business as conducted at the date of the Merger Agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which either is a party.

    In addition, each party has agreed, without the prior consent of the other, not to:

    - engage in certain activities such as selling property, making capital contributions to affiliates, making capital expenditures;

    - enter into any compensation agreements or increase salaries or benefits;

    - change employee benefit plans;

    - enter into any agreements with officers, directors or affiliates of the banks;

    - enter into agreements that call for payment of $50,000, or more, with certain exceptions; and

    - fail to maintain books and records in the normal course, other than in the ordinary course of business.

    We have agreed, among other things:

    - to submit the Merger Agreement to our shareholders for approval at meetings to be held as soon as practicable;

    - to prepare all applications for, and use our reasonable best efforts to obtain, all required regulatory approvals;

    - subject to the terms of the Merger Agreement, to take all actions necessary to complete the transactions contemplated by the Merger Agreement;

    - to maintain accurate books and records;

    - to file all reports required to be filed with regulatory agencies for periods ending on or after December 31, 1997; and

    - to allow representatives of the other attend our board of directors and loan and executive committee meetings (except during discussions of the merger).

CONDITIONS TO THE MERGER

    Our obligations to consummate the merger are subject to various conditions, which include the following:

    - the Merger Agreement shall have been duly approved by our stockholders;


    - all necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired (see "The Merger--Regulatory Approvals" at page 35);


    - there shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the Merger Agreement;


    - we shall have received an opinion of our tax counsel that, among other things, the merger will be treated for federal income tax purposes as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (see "The Merger--Federal Income Tax Consequences" at page 37);



    - we shall each have received an opinion from Mauldin & Jenkins, LLC, independent public accountants, that the merger will be treated as a pooling of interests for financial accounting purposes (see "The Merger--Accounting Treatment" at page 39);


    - the aggregate number of shares of Georgia Bancshares stock dissenting to the merger shall not exceed 146,000 shares and shall not create, in the reasonable judgment of the board of directors of First Sterling, ultimate liability of Georgia Bancshares to dissenting shareholders that is likely to exceed $1,460,000 unless we shall agree to a larger amount.

    - the accuracy in all material respects as of December 30, 1998 and as of the Effective Date of our representations and warranties, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the Merger Agreement;

    - our performance in all material respects of all covenants and obligations required to be performed by us at or prior to the Effective Date; and


    - other conditions which are customary for transactions of the type contemplated by the Merger Agreement. See "The Merger--Representations and Warranties" at page 33 and "The Merger-- Conduct of Business Pending the Merger" at page 34.



    Except for the requirements of shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the Merger Agreement, each of the conditions described above may be waived as described in "The Merger--Waiver, Amendment and Termination" at page 36. We do not, however, anticipate waiving the condition that we receive an opinion from Mauldin & Jenkins that the merger will be treated as a pooling of interests for financial accounting purposes and an opinion from tax counsel that, provides among other things, that the merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Tax Code.



REGULATORY APPROVALS



    The merger may not proceed unless we receive the required regulatory approvals. We cannot assure you that such regulatory approvals will be obtained or when we will obtain them. Applications for the approvals described below have been submitted to the appropriate regulatory authorities.


    We are not aware of any other material governmental approvals or actions that are required for consummation of the merger, except as described in this Joint Proxy Statement/Prospectus. Should any other approval or action be required, we presently contemplate that such approval or action would be sought.

    The merger is subject to the prior approval of the Federal Reserve. In evaluating the merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to lessen substantially competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.


WAIVER, AMENDMENT AND TERMINATION


    We may by agreement amend the Merger Agreement. However, after approval of the Merger Agreement by our shareholders, we cannot make any amendment which modifies the number of shares of First Sterling stock into which each share of Georgia Bancshares stock will be converted and which changes the First Sterling stock split unless the amendment is also approved by our shareholders. One party may waive any breach of the Merger Agreement by the other party or the failure of the other party to meet any conditions or terms of the Merger Agreement.

    The Merger Agreement may be terminated and the merger abandoned at any time prior to the Effective Date, even though we have received the approval of our shareholders:

    - by our mutual consent;

    - by either one of us if, without our fault, the closing of the merger does not occur on or before April 30, 1999;

    - by either of us if regulatory approval is denied; or

    - by either of us if the other breaches certain terms of the Merger Agreement and the breach is not corrected for 10 days after notice.

    If the merger is terminated as described above, the Merger Agreement will have no effect, except for certain provisions of the Merger Agreement, including those relating to the obligations to maintain the confidentiality of certain information, and to return all documents obtained from the other party under the Merger Agreement. In the event of a termination, we shall share equally in the cost, expenses and fees which have been reasonably incurred by us in attempting to accomplish the transactions contemplated in the Merger Agreement, except that each of us shall be responsible for the expenses associated with our own financial advisors, attorneys and consultants.

STOCK PRICE

    Georgia Bancshares shall not be required to consummate the merger if:

    - the average sales price of First Sterling stock as reported by the Nasdaq National Market for the 20 days preceding the Effective Date is less than $12.50 per share; or

    - the last sales price prior to the Effective Date is less than $12.50 per share.


    However, even if the First Sterling stock price drops below these minimums, Georgia Bancshares can nevertheless be required to consummate the merger if First Sterling agrees to adjust the Exchange Ratio. The adjustment required is for the product of the adjusted exchange ratio times the lower of

(i) the average sales price of First Sterling's stock as reported by Nasdaq for the 20 trading days immediately preceding the merger or (ii) the sales price for the last trading day immediately preceding the merger, to equal the product of the original Exchange Ratio times $12.50.


    Also, if the sales price of First Sterling stock as reported by the Nasdaq National Market for the last trading day immediately preceding consummation of the merger is less than $12.00 per share, Georgia Bancshares may, at its option, not proceed with consummation of the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER


    After the merger the First Sterling board of directors shall initially have ten members. Edward C. Milligan shall continue to serve as chairman of the board and CEO of First Sterling. There shall be three members from the boards of each of the subsidiary banks as follows:


    WESTSIDE--P. Harris Hines and Benjamin H. Wofford (currently directors of First Sterling) and one additional person from the Westside board.

    EASTSIDE--Harry L. Hudson, Jr. and John S. Thibadeau, Jr. (currently directors of First Sterling) and Christopher H. Burnett, the Eastside President and CEO.

    COMMUNITY--Ted A. Murphy, Eugene L. Argo, and James L. Armstrong, Jr.

    Barbara J. Bond shall continue to serve as secretary and chief financial officer of First Sterling after the merger. The board of directors and management of each subsidiary bank shall initially continue in such offices after the merger.


EFFECT ON GEORGIA BANCSHARES' STOCK OPTIONS



    Upon consummation of the merger, First Sterling shall assume all outstanding Georgia Bancshares' options to purchase shares of Georgia Bancshares stock. The terms of the options shall remain the same except: (i) the Georgia Bancshares options may be exercised only for shares of First Sterling stock; (ii) the number of shares of First Sterling stock subject to such Georgia Bancshares options will be equal to the number of shares of Georgia Bancshares stock subject to such Georgia Bancshares option immediately prior to the Effective Date; and (iii) the per share exercise price will be the same as the per share exercise price under each such Georgia Bancshares option prior to the Effective Date.



FEDERAL INCOME TAX CONSEQUENCES



    We have not requested an advance ruling from the Internal Revenue Service as to any of the federal income tax effects to us or our stockholders as a result of the merger. Instead, we will rely upon an opinion of Miller & Martin LLP as to the federal income tax consequences of the merger. The opinion of Miller & Martin LLP is based entirely upon the Internal Revenue Code, treasury regulations and rulings, practice, and judicial authority, all of which are subject to change. The opinion of Miller & Martin LLP is based upon certain factual assumptions. Unlike a ruling from the IRS, an opinion is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to one or more positions described below or that the opinion will be upheld by the courts if challenged by the IRS.


    In the opinion of Miller & Martin LLP, which opinion is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences should result from the merger:


    - The merger will, under current law, qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Tax Code and that Georgia Bancshares and First Sterling each will be parties to the reorganization within the meaning of Section 368(b) of the Tax Code.


    - No gain or loss will be recognized by the shareholders of Georgia Bancshares upon the receipt of First Sterling stock solely in exchange for their shares of Georgia Bancshares stock.

    - The aggregate tax basis of the First Sterling stock to be received by the Georgia Bancshares shareholders who exchange all of their Georgia Bancshares stock solely for First Sterling stock in the merger will be the same as the aggregate tax basis of their Georgia Bancshares stock surrendered in the exchange.


    - The holding period of the shares of First Sterling stock received by the shareholders of Georgia Bancshares will include the period during which the Georgia Bancshares stock surrendered in the exchange therefor was held, provided that the shares of Georgia Bancshares stock were held as capital assets within the meaning of Section 1221 of the Tax Code as of the time of the consummation of the merger.



    - Georgia Bancshares shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received the cash as a distribution in redemption of their Georgia Bancshares stock, subject to the provisions and limitations of Section 302 of the Tax Code. Accordingly, each such shareholder will generally recognize capital gain or loss equal to the difference between the amount of cash received by such shareholder and such shareholder's aggregate tax basis in his or her Georgia Bancshares stock.


    - No gain or loss will be recognized by Georgia Bancshares on the transfer of its assets to First Sterling and the assumption by First Sterling of its liabilities pursuant to the merger.


    - Except as provided under the treasury regulation promulgated under Section 1502 of the Tax Code, no gain or loss will be recognized by First Sterling or Georgia Bancshares upon First Sterling's receipt of Georgia Bancshares' assets and First Sterling's assumption of Georgia Bancshares' liabilities pursuant to the merger.


    - The aggregate tax basis of the Georgia Bancshares assets in the hands of First Sterling will be the same as the aggregate tax basis of such assets in the hands of Georgia Bancshares immediately prior to the merger.

    - The holding period of the Georgia Bancshares assets received by First Sterling in the merger will include the holding period during which such assets were held by Georgia Bancshares.


    The opinion of Miller & Martin LLP is rendered solely with respect to certain federal income tax consequences of the merger under the Tax Code. It does not extend to the income or other tax consequences of the merger under the laws of any state or any political subdivision of any state. It does not extend to any tax effects or consequences of the merger to the Georgia Bancshares shareholders, Georgia Bancshares or First Sterling other than those expressly stated in the opinion. No opinion is expressed as to the federal or state tax treatments of the transaction under any other provisions of the Tax Code and treasury regulations. No opinion is expressed about the tax treatment of the transactions that are not specifically covered by the opinion.



    THIS DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF GEORGIA BANCSHARES AND TO FIRST STERLING AND GEORGIA BANCSHARES. IT IS NOT A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, SHAREHOLDERS WHO DO NOT HOLD THEIR SHARES OF GEORGIA BANCSHARES STOCK AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE TAX CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF GEORGIA BANCSHARES STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR AS COMPENSATION. IT DOES NOT DISCUSS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE TAX CODE, TREASURY REGULATIONS AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. GEORGIA BANCSHARES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

    It is anticipated that the merger will be accounted for as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of Georgia Bancshares will be carried forward after the merger at their previously recorded amounts. Current and prior period financial statements will be restated for all periods as though Georgia Bancshares and First Sterling had been combined at the beginning of the earliest period presented.

    There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date. In addition, it is a condition to closing that the parties receive assurances, in a form satisfactory to them, from Mauldin & Jenkins, LLC to the effect that the merger will qualify for pooling of interests accounting treatment.

EXPENSES AND FEES

    The Merger Agreement provides that we shall share equally in the cost, expenses and fees which have been reasonably incurred by us in attempting to accomplish the merger. However, each of us shall be responsible for the expenses associated with our own financial advisors, attorneys and consultants.

RESALES OF FIRST STERLING STOCK


    First Sterling stock to be issued to shareholders of Georgia Bancshares in connection with the merger will be registered under the Securities Act of 1933. All shares of First Sterling stock received by Georgia Bancshares stockholders will be freely transferable upon consummation of the merger by those shareholders of Georgia Bancshares not deemed to be "Affiliates" of Georgia Bancshares. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Georgia Bancshares (generally, this will include executive officers, directors, and 10% or greater shareholders).


    Rule 145 promulgated under the Securities Act restricts the sale of First Sterling stock received in the merger by Affiliates of Georgia Bancshares and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Date, Affiliates of Georgia Bancshares may resell publicly First Sterling stock received by them in the merger within certain limitations as to the amount of First Sterling stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Georgia Bancshares who are not Affiliates of First Sterling may resell their shares without restriction. The ability of Affiliates to resell shares of First Sterling stock received in the merger under Rule 145 will be subject to First Sterling having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell First Sterling stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement/Prospectus does not cover any resales of First Sterling stock received by persons who may be deemed to be Affiliates of Georgia Bancshares.


    Georgia Bancshares has agreed to use its best efforts to cause each person who is an Affiliate of Georgia Bancshares to execute and deliver to First Sterling at least 30 days prior to the Effective Date, a written letter agreement providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any First Sterling stock held by such Affiliate except as contemplated by the Merger Agreement or the Affiliates' Agreement, and will not sell, pledge, transfer or otherwise dispose of any First Sterling stock received by such Affiliate upon consummation of the merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of First Sterling and Georgia Bancshares have been published. Shares of First Sterling stock issued to such Affiliates of Georgia Bancshares in exchange for shares of Georgia Bancshares stock will not be transferable until such time as financial results covering at least 30 days of combined operations of First Sterling and Georgia Bancshares have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement. Prior to publication of such results, First Sterling will not transfer on its books any shares of First Sterling stock received by Affiliate pursuant to the merger. The stock certificates representing First Sterling stock issued to Affiliates in the merger may bear a legend summarizing the foregoing restriction.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    None of our directors or officers, nor any of their associates, has any direct or indirect material interest in the merger other than an interest resulting solely from ownership of our stock or from his or her proposed position as a director or executive officer of First Sterling or one of the subsidiary banks.

SHARES OWNED BY MANAGEMENT AND THE BOARD


    As of the Record Date, the directors and excutive officers of First Sterling beneficially own approximately 263,359 shares of First Sterling stock.



    As of the Record Date, the directors and executive officers of Georgia Bancshares beneficially own approximately 356,815 shares of Georgia Bancshares stock.


                       CERTAIN REGULATORY CONSIDERATIONS


    AS A BANK HOLDING COMPANY, FIRST STERLING IS SUBJECT TO REGULATION UNDER THE FEDERAL BANK HOLDING COMPANY ACT OF 1956, AS AMENDED ("BHCA"), AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS AND TO THE GEORGIA FINANCIAL INSTITUTIONS CODE. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FIRST STERLING. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FIRST STERLING.


GENERAL

    As a bank holding company, First Sterling is subject to regulation under the BHCA and to its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or a waiver of the requirement for such approval by, the Federal Reserve. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.


    The Georgia Financial Institutions Code requires annual registration with the Georgia Banking Department by all Georgia bank holding companies. Such registration includes information with respect to the financial condition, operations, management of intercompany relationships of the bank holding company and such other information as is necessary to keep itself informed as to whether the institution is in compliance with the provisions of Georgia law and the regulations and orders issued by the Georgia Banking Department.



    The earnings of First Sterling are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the FDIC and the Georgia Banking Department. In addition, there are numerous governmental requirements and regulations which affect the activities of First Sterling.

PAYMENT OF DIVIDENDS

    First Sterling is a legal entity separate and distinct from its bank subsidiaries. A major portion of First Sterling's revenues result from amounts paid as dividends to First Sterling by its subsidiaries, Eastside and Westside and Community Bank, if the merger is consummated.


    The Georgia Financial Institutions Code and the Georgia Banking Department's regulations provide (a) that dividends of cash or property may be paid only out of the bank's retained earnings, (b) that dividends may not be paid if the banks' paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the bank's capital stock, and (c) that dividends may not be paid without prior approval of the Georgia Banking Department if (i) the bank's total classified assets at its most recent examination exceed 80% of its equity capital, (ii) the aggregate amount of dividends to be declared exceeds 50% of the bank's net profits after taxes but before dividends for the previous calendar year or (iii) the ratio of equity capital to total adjusted assets is less than 6%.



    Under the foregoing dividend restrictions, and without prior approval of the Georgia Banking Department, as of September 30, 1998, Eastside and Westside could pay aggregate dividends of $1,150,650.90 to First Sterling and Community Bank could pay dividends of $320,000 to Georgia Bancshares. In the first nine months of 1998, Eastside and Westside paid $381,006.35 in cash dividends to First Sterling and Community Bank paid $87,634 in cash dividends to Georgia Bancshares.


    The payment of dividends by any bank also may be affected by other factors, such as the maintenance of adequate capital for the bank. In addition to the foregoing restrictions, the Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends that exceed its net income or that could only be funded in ways that weaken the bank holding company's financial health, such as by borrowing.

BORROWINGS; ETC.

    There are also various legal restrictions on the extent to which First Sterling can borrow or otherwise obtain credit from its banking subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited to ten percent of any banking subsidiary's capital stock and surplus.

    Under Federal Reserve policy, First Sterling is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to support each banking subsidiary. This support may be required at times when, absent such Federal Reserve policy, First Sterling may not find itself willing or able to provide it.

    Any capital loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

CAPITAL ADEQUACY

    The Federal Reserve has adopted certain risk-based and leverage capital guidelines for bank holding companies. Under these risked-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital"). At September 30, 1998, First Sterling's tier 1 and total capital ratios were 10.34% and 11.27%, respectively. On a First Sterling and Georgia Bancshares combined basis, such ratios at September 30, 1998, would have been 10.79% and 11.80%, respectively.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. First Sterling's leverage ratio at September 30, 1998, was 9.29%. On a First Sterling and Georgia Bancshares combined basis, such ratio at September 30, 1998, would have been 9.43%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised First Sterling of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.

    The banking subsidiaries are also subject to similar capital requirements of the FDIC. The FDIC has not advised any banking subsidiary of any specific minimum leverage ratio applicable to it. The following chart shows relevant regulatory ratios for each bank subsidiary as of September 30, 1998:

                                                                              TIER 1    TOTAL CAPITAL   LEVERAGE RATIO
                                                                             ---------  -------------  -----------------
Eastside...................................................................      10.19%       11.18%            9.80%
Westside...................................................................      12.56%       13.64%            8.71%
Community..................................................................      12.09%       13.35%            9.85%

PROMPT CORRECTIVE ACTION

    The Federal Deposit Insurance Act ("FDIA"), among other things, requires the federal regulatory agencies to take "prompt corrective action" if a depository institution does not meet minimum capital requirements. The FDIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

    The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be:

    - "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the appropriate regulatory authority to meet and maintain a specific capital level for any capital measure;

    - "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized";

    - "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances);

    - "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and

    - "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets.

    An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of September 30, 1998, First Sterling, Eastside, Westside, Georgia Bancshares and Community each had capital levels that qualify each as being "well capitalized" under such regulations.

    The FDIA generally prohibits a FDIC-insured bank from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be "undercapitalized". "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. The federal regulators may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the bank's capital. In addition, for a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the bank's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".

    "Significantly undercapitalized" insured banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.

                  INFORMATION WITH RESPECT TO FIRST STERLING,
                             WESTSIDE AND EASTSIDE


    Financial and other information relating to First Sterling, including information relating to First Sterling's current directors and executive officers, are set forth in First Sterling's 1997 Annual Report on Form 10-KSB, First Sterling's 1998 Quarterly Reports on Form 10-QSB and First Sterling's 1998 Current Reports on Form 8-K, which are incorporated by reference herein, copies of which may be obtained from First Sterling as indicated under "Where You Can Get More Information" at page 53. See "Incorporation of Certain Documents by Reference" at page 53. Copies of the First Sterling Form 10-KSB for its year ended December 31, 1997, and 10-QSB for September 30, 1998 are being delivered with this Joint Proxy Statement/Prospectus.


    Upon consummation of the merger, Ted A. Murphy, Eugene L. Argo and James L. Armstrong, Jr., each a director of Georgia Bancshares, and Christopher H. Burnett, the President, CEO and a director of Eastside, will each become a director of First Sterling.

    The table below sets forth for each such person: (a) the person's name and his proposed Class* designation on the First Sterling board; (b) his age at February 1, 1999; (c) the year he was first elected as a director of Georgia Bancshares, if applicable; and (d) his positions with Community Bank, Eastside or Georgia Bancshares and his other business experience for the past five (5) years.


          NAME, YEAR FIRST
        ELECTED TO BOARD OF
 GEORGIA BANCSHARES (IF APPLICABLE)                   POSITION WITH GEORGIA BANCSHARES, IF APPLICABLE, AND PRINCIPAL
             AND CLASS                    AGE                      OCCUPATION DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Eugene L. Argo......................          66   Mr. Argo serves as Chairman of the board of directors of Community
(1995)                                             Bank. For the past five years he has been President of Stacy's
Class I Director                                   Pharmacy, Inc. He also serves as Vice President of Medical Therapies,
                                                   Inc.

Ted A. Murphy.......................          61   Since 1989, Mr. Murphy has served as President and Chief Executive
(1995)                                             Officer of Community Bank and has been a member of its board of
Class II Director                                  directors. Mr. Murphy began his banking career with First National
                                                   Bank of Atlanta in 1954 and worked in several operational areas of the bank. In 1962, he joined The Citizens and Southern National Bank.
                                                   In 1969, Mr. Murphy helped establish a new state bank charter in
                                                   Clarkston, Georgia (Citizens Bank of Clarkston, later Citizens DeKalb
                                                   Bank). He served Citizens DeKalb Bank in the capacity of President,
                                                   CEO and Chairman of the board of directors until 1986 when the bank was purchased by First Union. After this acquisition, Mr. Murphy served First Union in the area of Branch Supervision.

James L. Armstrong, Jr..............          58   Mr. Armstrong is Vice Chairman of the board of directors of Community
(1995)                                             Bank. For the past five years, he has been the owner of Jim Armstrong
Class III Director                                 Insurance Agency.

Christopher H. Burnett..............          37   Mr. Burnett is a member of the board of directors of Eastside and
Class II Director                                  since January 1998 has served as its President and CEO. From 1991 to
                                                   1998, Mr. Burnett served as Senior Vice President and Senior Lending and Credit Officer for First Bank of Georgia in East Point. From 1987
                                                   to 1991, he served as Vice President and Commercial Lending Officer for the Chattahoochee Bank in Marietta. From 1980 to 1987, Mr.
                                                   Burnett served in various positions with the National Bank of Georgia in Atlanta, including during the last three years, banking officer and branch manager.


------------------------


* First Sterling's Articles of Incorporation divides its board into three classes, I, II and III. The directors in each class will hold office for the staggered terms of three years each. See "Description of First Sterling Capital Securities--Antitakeover Provisions--Classification of the Board of Directors" at page 46.

                 INFORMATION WITH RESPECT TO GEORGIA BANCSHARES
                               AND COMMUNITY BANK


    Financial and other information relating to Georgia Bancshares are set forth in Georgia Bancshares' 1997 Annual Report on Form 10-KSB, as amended, (which incorporated certain portions of Georgia Bancshares' proxy statement for its 1997 annual meeting of shareholders), Georgia Bancshares' 1998 Quarterly Reports on Form 10-QSB and Georgia Bancshares' 1998 Current Reports on Form 8-K, which are incorporated by reference herein. Copies of any of these documents may be obtained from Georgia Bancshares as indicated under "Where You Can Get More Information" at page 53. See "Incorporation of Certain Documents by Reference" at page 53. Copies of Georgia Bancshare's 10-KSB, as amended, for the year ended December 31, 1997 and its 10-QSB for September 30, 1998 are being delivered with this Joint Proxy Statement/Prospectus.


                DESCRIPTION OF FIRST STERLING CAPITAL SECURITIES


    The authorized capital stock of First Sterling consists of 10,000,000 shares of common stock, no par value. As of February 9, 1998, there were 2,635,144 shares of First Sterling stock outstanding. There are no other shares of capital stock of First Sterling authorized or outstanding. First Sterling has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under First Sterling's stock option plans.


COMMON STOCK

    The holders of First Sterling common stock are entitled to share ratably in dividends when declared by First Sterling's board of directors. Declaration and payment of cash dividends by First Sterling depends upon dividend payments by First Sterling's banking subsidiaries, which are First Sterling's primary source of revenue and cash flow.


    For legal limitations on the ability of Eastside, Westside and Community Bank to pay dividends to First Sterling, see "Certain Regulatory
Considerations--Payment of Dividends" at page 41.


    First Sterling's stockholders possess exclusive voting rights. Each stockholder is entitled to one vote for each share held on matters upon which shareholders have the right to vote. First Sterling stockholders are not entitled to cumulate votes in the election of directors.

    First Sterling's stockholders do not have pre-emptive rights to acquire any additional shares of First Sterling stock.


    The issuance of stock by First Sterling will not be subject to regulatory or shareholder approval and such stock may be issued for cash or other property. However, since First Sterling stock is included for quotation on the Nasdaq National Market, under the Nasdaq National Market rules, approval of First Sterling's shareholders is required for the issuance of additional shares of First Sterling stock if the issuance of such stock (i) is in connection with the acquisition of a company, and not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or exceeding 20% of the voting power outstanding before such issuance; (ii) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of First Sterling has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding First Sterling stock or voting power of 5% or more; (iii) is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of First Sterling stock, or have 20% or more of the voting power, outstanding before issuance; or (iv) would result in a change in control of First Sterling. Under the Nasdaq National Market rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than pursuant to a broadly-based plan in which other security holders of First Sterling or employees of First Sterling participate.


    In the event of First Sterling's liquidation, dissolution or winding-up, whether voluntary or involuntary, First Sterling's stockholders will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made for the liabilities).


ANTITAKEOVER PROVISIONS

    The following is a description of the antitakeover provisions included in the First Sterling Articles of Incorporation and Bylaws. The Georgia Bancshares Articles of Incorporation and Bylaws contain similar provisions.

    CLASSIFICATION OF THE BOARD OF DIRECTORS

    Article 7 of First Sterling's Articles of Incorporation divides the board of directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in numbers as possible. The directors in each class will hold office for staggered terms of three years each, after initial terms of one year, two years and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible.

    CHANGE IN NUMBER OF DIRECTORS


    Article 3.2 of First Sterling's Bylaws provides that a change in the number of directors of First Sterling would have to be made by the affirmative vote of two-thirds of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Sterling stock. Article 8 of the Articles of Incorporation of First Sterling provides that any amendment to this Bylaw will require the affirmative vote of at least two-thirds of the outstanding shares of First Sterling stock. The total number of directors for First Sterling is currently set at five and after the consummation of the merger it shall be set at ten. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision such as Article 8, the number of directors may be increased or decreased from time to time as provided in the Bylaws unless the number of directors is otherwise fixed by the shareholders.


    REMOVAL OF DIRECTORS

    Article 9 of the Articles of Incorporation of First Sterling provides that directors of First Sterling may be removed during their terms for "cause" by the affirmative vote of the holders of a majority of the outstanding shares of First Sterling stock or by the affirmative vote of a majority of the directors then in office. They may be removed without cause only by the affirmative vote of the holders of at least two-thirds of the outstanding shares. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over First Sterling, adjudication as an incompetent by a court, determination by at least two-thirds of the incumbent directors of First Sterling that the conduct of the director to be removed has been inimical to the best interest of First Sterling, or the director was an employee or officer of First Sterling or any of its subsidiaries and was discharged or resigned at the request of the board of directors of First Sterling or any subsidiary of First Sterling for reasons relating to the performance of his or her duties.


    In the absence of a provision dealing with the removal of directors, such as
Article 9, the Georgia Business Corporation Code provides that if the directors have staggered terms, then the shareholders may remove directors only for cause, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise.

    ADVANTAGES AND DISADVANTAGES OF ARTICLES 7, 8 AND 9

    Articles 7, 8 and 9 of First Sterling's Articles of Incorporation would make it more difficult for shareholders of First Sterling, including those holding a majority of the outstanding shares of First Sterling stock, to force an immediate change in the composition of a majority of the board of directors, even if the reason for the change were the performance of the present directors. Under Article 7, the terms of only one-third of the incumbent directors will expire each year, provided no new directorships are created and no directors resign or are removed from office. Under Article 8 and Article 3.2 of First Sterling's Bylaws, it will be more difficult to create new directorships, and under Article 9, it will be more difficult to remove directors without cause. Accordingly, generally two annual shareholders' meetings will be required to change a majority of the directors of First Sterling instead of one such meeting.

    Although First Sterling has not encountered difficulties in the past due to lack of continuity of management, the board believes that Articles 7, 8 and 9 will help to assure continuity and stability in the leadership and policies of First Sterling. Management also believes that such Articles will enable First Sterling to protect the interests of its shareholders in the event that another party, through a takeover bid or otherwise, obtains a substantial number of shares of First Sterling stock.

    It would be impossible, assuming that no new directorships were created, no directors resigned and no directors were removed from office, for shareholders to change a majority of the directors at any one annual meeting should they consider such a change desirable unless the shareholders controlled sufficient votes to amend Articles 7, 8 or 9 (two-thirds of the outstanding shares). Although Articles 7, 8 and 9 will make it more difficult to acquire operating control of First Sterling in an unfriendly manner, directors who oppose or who are discouraged by new controlling shareholders might resign, thereby allowing directors elected by the new controlling shareholders to fill the vacancies created by such resignations.

    SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS


    Article 13 of the Articles of Incorporation of First Sterling, provides, with certain exceptions, that any merger or share exchange involving First Sterling or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Sterling stock. However, an exception to this rule exists where the board of directors of First Sterling has approved the particular transaction by the affirmative vote of two-thirds of the entire board. In cases where this exception applies, the applicable provisions of the Georgia Business Corporation Code govern, and shareholder approval of the transaction would require a favorable vote by a majority of all votes entitled to be cast.


    The primary purpose of this Article is to discourage any party from attempting to acquire control of First Sterling without negotiation with the board of directors. Such a merger or sale might not be in the best interests of First Sterling or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and First Sterling and its other shareholders on the other.

    It should be recognized that the foregoing provision could enable the holders of a minority of the shares of First Sterling stock to prevent a transaction favored by the holders of a majority of such shares. Also, in some circumstances, the board of directors could, by withholding its consent to such a transaction, cause a two-thirds vote to be required to approve the transaction, thereby enhancing the ability of management to retain control over the affairs of First Sterling and their positions with First

Sterling. However, of the nine persons who will be directors of First Sterling at the effective date of the merger, only three will be affiliated with First Sterling in full-time management positions.

    EVALUATION OF AN ACQUISITION PROPOSAL

    Article 14 of First Sterling's Articles of Incorporation provides that the response of First Sterling to any acquisition proposal made by another party will be based on the board's evaluation of the best interests of First Sterling and its shareholders. As used herein, the terms "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of First Sterling, (b) to merge or consolidate First Sterling with another corporation or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by First Sterling.

    Article 14 charges the board, in evaluating an acquisition proposal, to consider all relevant factors, including: (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of First Sterling; (b) the expected social and economic effects on the communities within which First Sterling operates; and (c) the consideration being offered by the other corporation in relation (i) to the then current value of First Sterling as determined by a freely negotiated transaction and (ii) to the board of directors' then estimate of First Sterling's future value as an independent entity. The enumerated factors are not exclusive, and the board may consider other relevant factors.


    This Article has been included in First Sterling's Articles of Incorporation because banks are charged with providing support to and being involved with the communities they serve. The board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of First Sterling stock. Neither the Georgia Business Corporation Code nor the Georgia Financial Institutions Code specifically enumerates the factors the board of directors of a corporation or a bank, respectively, should consider in the event the corporation or the bank is presented with an acquisition proposal.


    While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the board believes it appropriate also to consider all other relevant factors. For example, this Article directs the board to evaluate the consideration being offered in relation to the then current value of First Sterling determined in a freely negotiated transaction and in relation to the board's then estimate of the future value of First Sterling as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of First Sterling.

    One effect of this Article may be to discourage a tender offer in advance. Often a potential acquiror consults the board of a target corporation prior to or after commencing a tender offer in an attempt to avoid a contest from developing. In the opinion of the board, this provision will strengthen its position in dealing with any potential acquiror which might attempt to acquire First Sterling through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the board's response to an acquisition proposal from engaging First Sterling in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the board's response to an acquisition proposal to institute litigation against First Sterling and to allege that the board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of First Sterling stock.

    Article 14 would not make an acquisition proposal regarded by the board as being in the best interests of First Sterling more difficult to accomplish. It would, however, permit the board to determine that an acquisition proposal was not in the best interests of First Sterling (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the board might have the effect of maintaining the positions of incumbent management.

    AMENDMENT OF ANTITAKEOVER PROVISIONS


    Any amendment of Articles 7, 8, 9, 13 and 14 of First Sterling's Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of First Sterling stock, unless two-thirds of the entire board of directors approves the amendment. If two-thirds of the board approves the amendment, the applicable provisions of the Georgia Business Corporation Code would govern, and the amendment would be approved by a majority of the shares entitled to be cast on the amendment.

           COMPARISON OF THE RIGHTS OF HOLDERS OF GEORGIA BANCSHARES
                         STOCK AND FIRST STERLING STOCK

GENERAL

    Upon consummation of the merger, shareholders of Georgia Bancshares, will become shareholders of First Sterling. Certain legal distinctions exist between owning First Sterling stock and Georgia Bancshares stock. The shareholders of First Sterling will be governed by and subject to the Articles of Incorporation and Bylaws of First Sterling rather than the Articles of Incorporation and Bylaws of Georgia Bancshares.

    The following is only a general summary of certain differences in the rights of holders of First Sterling stock and those of holders of Georgia Bancshares stock. Shareholders should consult with their own legal counsel with respect to specific differences and changes in their rights as shareholders which will result from the proposed merger.

CAPITAL STRUCTURE


    Georgia Bancshare's Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of common stock, par value $1.60 per share, and there are currently 1,461,632 shares outstanding. First Sterling's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of no par value common stock, and there are 2,635,144 shares outstanding. Because the exchange of shares by virtue of the merger is to be effected at the rate of one share of First Sterling stock for each share of Georgia Bancshares stock and the First Sterling stock split prior to the merger, First Sterling will have approximately 4,849,900 shares of stock outstanding after consummation of the merger.


VOTING RIGHTS

    Each holder of Georgia Bancshares stock and First Sterling stock is entitled to one vote per share on all matters submitted to a vote of shareholders.

    In the election of directors, each holder of Georgia Bancshares stock and of First Sterling stock has the right to vote the number of shares owned by him or her on the record date for as many persons as there are directors to be elected. Cumulative voting is not available with respect to the election of directors of Georgia Bancshares or First Sterling.

DIRECTORS

    The Bylaws of Georgia Bancshares provide that the board of directors of Georgia Bancshares shall have from 5 to 25 members, and the board of directors of Georgia Bancshares currently has 7 members. The Bylaws of First Sterling also provide that the board of directors of First Sterling shall have from 5 to 25 members, and the board of directors of First Sterling currently has 5 members. The boards of directors of both Georgia Bancshares and First Sterling may fill vacancies arising in their directorships.


    Pursuant to the Articles of Incorporation, First Sterling's directors are divided into three classes, each consisting of approximately one-third of the total directors. Each year, one class of the directors comes up for election, resulting in director terms of three years. Georgia Bancshares has a staggered board of directors.


LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    The Articles of Incorporation of both Georgia Bancshares and First Sterling eliminate a Director's personal liability for breach of duty as a Director to the fullest extent permitted by law.

    The Bylaws of both Georgia Bancshares and First Sterling provide for indemnification to the fullest extent permitted by law. Under the FDIA, both Georgia Bancshares and First Sterling would be prohibited from paying any indemnification with respect to any liability or legal expense incurred by a director, officer, or employee as a result of an action or proceeding by a federal banking agency resulting in a civil money penalty or certain other remedies against such person.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling First Sterling pursuant to the forgoing provisions, First Sterling has been informed that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                STATUTORY PROVISIONS FOR DISSENTING SHAREHOLDERS


    Any holder of record of Georgia Bancshares who objects to the merger, and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his or her shares of Georgia Bancshares stock if the proposed merger is consummated.


    A shareholder of Georgia Bancshares who objects to the merger and desires to receive payment of the "fair value" of his or her Georgia Bancshares stock:

    (a) Must file a written objection to the merger with Georgia Bancshares either prior to the meeting or at the Georgia Bancshares Meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the merger is approved; AND

    (b) Must either abstain from voting or vote against approval of the merger; AND

    (c) Must demand payment and deposit his or her certificate(s) in accordance with the terms of the dissenters' notice sent to the dissenting shareholder by Georgia Bancshares following approval of the merger.

    A vote against the merger alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above. Dissenting shareholders must separately comply with all three conditions. Any notice required to be given to Georgia Bancshares must be forwarded to Georgia Bancshares, Inc., 3333 Lawrenceville Highway, Tucker, Georgia 30084-7132,
Attention: Corporate Secretary.

    If the merger is approved, Georgia Bancshares will mail, no later than ten
(10) days after the approval, by certified mail to each shareholder who has complied with conditions (a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished Georgia Bancshares in writing, or, if none, at the shareholder's address as it appears on the records of Georgia Bancshares. Georgia Bancshares will set a date by which it must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the dissenters' notice is delivered. The shareholder must make the written election to dissent and demand for payment described in condition (c) above by the payment demand date as set by Georgia Bancshares.


    If all conditions in (a), (b) and (c) above are satisfied in full, Georgia Bancshares is required to make a written offer within ten (10) days of receiving the payment demand, or within ten days after the consummation of the merger, whichever is later, to each dissenting shareholder to purchase all of such shareholder's shares of Georgia Bancshares stock at a specific price. If Georgia Bancshares and any dissenting shareholder are unable to agree on the fair value of the shares within sixty days, Georgia Bancshares will commence a proceeding in Superior Court of the county where its main office is located, to determine the rights of the dissenting shareholders and the fair value of his or her shares. If

Georgia Bancshares does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. In the event of a court proceeding, the court shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess these costs against Georgia Bancshares, except that the court may assess these costs against all or some of the dissenters, in amounts the court finds equitable to the extent the court finds the dissenters acted arbitrarily or not in good faith in demanding payment under the dissenters' provisions. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable: (1) against Georgia Bancshares and in favor of any or all dissenters if the court finds Georgia Bancshares did not substantially comply with the dissenters' provisions; or (2) against Georgia Bancshares or a dissenter in favor of any other party if the court finds that the party against whom fees and expenses are assessed acted arbitrarily or not in good faith with respect to the rights provided by the dissenters' provisions. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Georgia Bancshares, the court may award these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

    One of the conditions to the merger is that the aggregate number of shares of Georgia Bancshares stock dissenting to the merger shall not exceed 146,000 shares and shall not create in the reasonable judgment of the board of directors of First Sterling ultimate liability to dissenting shareholders that is likely to exceed $1,460,000. If this condition is not satisfied, the parties to the Merger Agreement will not be required to consummate the merger, in which event the dissenters' rights described in this section would also terminate. However, the parties may elect to consummate the merger even though more than 146,000 shares of Georgia Bancshares stock dissent to the merger or it is determined that the liability to dissenting shareholders is likely to exceed $1,460,000.

    Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of Georgia Bancshares or of First Sterling, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.


    The foregoing does not purport to be a complete statement of the provisions of Article 13 of the Georgia Business Corporation Code, and it is qualified in its entirety by reference to said sections, which are reproduced in full as Appendix C to this Joint Proxy Statement/Prospectus. Each Georgia Bancshares shareholder is urged to seek competent legal advice regarding such dissenters' rights.


                                 LEGAL MATTERS

    Certain federal income tax consequences of the merger and the legality of the authorization and issuance under Georgia law of the First Sterling stock to be issued in the merger will be passed upon by counsel to First Sterling, Miller & Martin LLP, 100 Galleria Parkway, N.W., Twelfth Floor, Atlanta, Georgia 30339-3122.

    Holland & Knight LLP, One Atlantic Center, Suite 2000, 1201 West Peachtree Street, N.E., Atlanta, Georgia 30309-3400, has acted as counsel to Georgia Bancshares in connection with certain legal matters relating to the merger.

                                    EXPERTS

    The consolidated financial statements of First Sterling as of December 31, 1997 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance on the report of Mauldin & Jenkins, LLC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Georgia Bancshares as of December 31, 1997 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance on the report of Porter Keadle Moore LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 OTHER MATTERS

    We do not know of any other matters to be presented for action at the shareholders' meetings. However, if any other matter requiring a vote of the shareholders is properly presented at either meeting, it is intended that votes will be cast on these matters in accordance with the best judgment of the persons acting under the proxies.

                       WHERE YOU CAN GET MORE INFORMATION

    First Sterling and Georgia Bancshares each files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by First Sterling and Georgia Bancshares with the SEC can be inspected and copied at the offices of the SEC Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and from the web site that the SEC maintains at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. First Sterling's stock is quoted on the Nasdaq National Market and Georgia Bancshares stock is traded on The Nasdaq SmallCap Market. The reports, proxy statements and other information concerning First Sterling and Georgia Bancshares can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. After the consummation of the merger, Georgia Bancshares will no longer file reports, proxy statements or other information with the SEC or The Nasdaq SmallCap Market. Instead, such information will be provided, to the extent required, in filings made by First Sterling.

    First Sterling has filed a Registration Statement on Form S-4 to register with the SEC the First Sterling stock to be issued to shareholders of Georgia Bancshares in the merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of First Sterling in addition to being a joint proxy statement of First Sterling and Georgia Bancshares for the shareholders' meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or obtained from the SEC web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to incorporate by reference information into this Joint Proxy Statement/ Prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that First Sterling and Georgia Bancshares have previously filed with the SEC:

    - Annual Report on Form 10-KSB for the year ended December 31, 1997 for First Sterling

    - Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1997 for Georgia Bancshares

    - Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 for First Sterling

    - Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 for Georgia Bancshares

    - Current Report on Form 8-K filed on October 6, 1998 for First Sterling

    - Current Report on Form 8-K filed on June 25, 1998 for First Sterling

    All documents filed by First Sterling and Georgia Bancshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Joint Proxy Statement/Prospectus and prior to the shareholders' meetings shall be deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus from the date of filing of such documents.


    DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM FIRST STERLING OR GEORGIA BANCSHARES WITHOUT CHARGE, EXCLUDING ALL EXHIBITS, UNLESS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AN EXHIBIT IN THIS JOINT PROXY STATEMENT/PROSPECTUS. FIRST STERLING OR GEORGIA BANCSHARES SHAREHOLDERS MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FOR FIRST STERLING FROM MS. BARBARA J. BOND, FIRST STERLING BANKS, INC., P. O. BOX 2147, MARIETTA, GEORGIA 30061, (770-499-2265) OR IF FOR GEORGIA BANCSHARES, FROM MR. DAVID EDGAR, GEORGIA BANCSHARES, INC., 3333 LAWRENCEVILLE HIGHWAY, TUCKER, GEORGIA 30084, (770-491-3333). IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY MARCH 2, 1999 TO RECEIVE THEM BEFORE THE SHAREHOLDERS' MEETINGS.



    Copies of First Sterling's and Georgia Bancshares' Annual Reports on Form 10-KSB for the year ended December 31, 1997 and Quarterly Reports on Form 10-QSB for the quarter ended September 30, 1998 accompany this Joint Proxy Statement/Prospectus.


    All information concerning First Sterling and its subsidiaries has been furnished by First Sterling, and all information concerning Georgia Bancshares has been furnished by Georgia Bancshares.


    You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated February 9, 1999. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to shareholders nor the issuance of First Sterling stock in the merger shall create any implication to the contrary. This Joint Proxy Statement/ Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Joint Proxy Statement/ Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of First Sterling or Georgia Bancshares since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                                             APPENDIX A TO JOINT
                                                      PROXY STATEMENT/PROSPECTUS

                            GEORGIA BANCSHARES, INC.
                                      AND
                           FIRST STERLING BANKS, INC.
                                MERGER AGREEMENT
                               DECEMBER 30, 1998

                               TABLE OF CONTENTS

                                                                                                                         PAGE
                                                                                                                       ---------

       1.  MERGER....................................................................................................        A-1
                1.1   GABS Merger into FSLB..........................................................................        A-1
                1.2   Effective Date of the Merger...................................................................        A-1
                1.3   Management of FSLB.............................................................................        A-1
                1.4   Management of Community, Westside and Eastside.................................................        A-2

       2.  MANNER AND BASIS OF CONVERTING SHARES OF STOCK.........................................................           A-2
                 2.1  Adjusted Value.................................................................................        A-2
                 2.2  Conversion of Shares...........................................................................        A-2
                 2.3  Options........................................................................................        A-2
                 2.4  FSLB Stock Dividend............................................................................        A-2
                 2.5  No Fractional Shares...........................................................................        A-2
                 2.6  Surrender of Stock Certificate.................................................................        A-2
                 2.7  No Interest....................................................................................        A-3

       3.  OTHER ACKNOWLEDGEMENTS, AGREEMENTS, ETC...................................................................        A-3
                 3.1  Material.......................................................................................        A-3
                 3.2  Access, Information and Documents..............................................................        A-3
                 3.3  Registration Statement; Shareholders' Meetings.................................................        A-4
                 3.4  Confidential Information.......................................................................        A-4
                 3.5  Full Cooperation...............................................................................        A-4
                 3.6  Applications...................................................................................        A-4
                 3.7  Public Announcements and Disclosures...........................................................        A-4
                 3.8  Generally Accepted Accounting Principles.......................................................        A-4
                 3.9  Agreement as to Efforts to Consummate..........................................................        A-5
                 3.10 Accounting and Tax Treatment...................................................................        A-5

       4.  REPRESENTATIONS AND WARRANTIES OF FSLB....................................................................        A-5
                 4.1  FSLB Schedule..................................................................................        A-5
                 4.2  Corporate Organization.........................................................................        A-5
                 4.3  Authorized Capital Stock; Subsidiaries.........................................................        A-5
                 4.4  Qualification as a Foreign Corporation Not Required............................................        A-6
                 4.5  Authorization..................................................................................        A-6
                 4.6  Non-Contravention..............................................................................        A-6
                 4.7  Financial Statements...........................................................................        A-6
                 4.8  Notes and Obligations..........................................................................        A-6
                 4.9  Liabilities....................................................................................        A-6
                 4.10 Investments....................................................................................        A-7
                 4.11 Taxes..........................................................................................        A-7
                 4.12 Litigation.....................................................................................        A-7
                 4.13 Regulatory Filings.............................................................................        A-7
                 4.14 General Legal Compliance.......................................................................        A-7
                 4.15 Properties; Environmental......................................................................        A-7
                 4.16 Insurance......................................................................................        A-8
                 4.17 Broker.........................................................................................        A-8
                 4.18 Trademarks.....................................................................................        A-8
                 4.19 Sole Agreement to Merge and Sell...............................................................        A-8
                 4.20 Insider Contracts..............................................................................        A-8

                                                                                                                         PAGE
                                                                                                                       ---------
                4.21  Employee Benefit Plans.........................................................................        A-9
                4.22  Articles and Bylaws............................................................................       A-10
                4.23  Books and Records..............................................................................       A-10
                4.24  Absence of Changes.............................................................................       A-10

       5.  REPRESENTATIONS AND WARRANTIES OF GABS....................................................................       A-11
                5.1   GABS Schedule..................................................................................       A-12
                5.2   Corporate Organization.........................................................................       A-12
                5.3   Authorized Capital Stock; Subsidiaries.........................................................       A-12
                5.4   Qualification as a Foreign Corporation Not Required............................................       A-12
                5.5   Authorization..................................................................................       A-12
                5.6   Non-Contravention..............................................................................       A-12
                5.7   Financial Statements...........................................................................       A-12
                5.8   Notes and Obligations..........................................................................       A-13
                5.9   Liabilities....................................................................................       A-13
                5.10  Investments....................................................................................       A-13
                5.11  Taxes..........................................................................................       A-13
                5.12  Litigation.....................................................................................       A-14
                5.13  Regulatory Filings.............................................................................       A-14
                5.14  General Legal Compliance.......................................................................       A-14
                5.15  Properties; Environmental......................................................................       A-14
                5.16  Insurance......................................................................................       A-15
                5.17  Broker.........................................................................................       A-15
                5.18  Trademarks.....................................................................................       A-15
                5.19  Sole Agreement to Merge or Sell................................................................       A-15
                5.20  Insider Contracts..............................................................................       A-15
                5.21  Employee Benefit Plans.........................................................................       A-15
                5.22  Articles and Bylaws............................................................................       A-17
                5.23  Books and Records..............................................................................       A-17
                5.24  Absence of Changes.............................................................................       A-17

       6.  COVENANTS OF FSLB......................................................................................          A-18
                 6.1  Conduct of Business............................................................................       A-18
                 6.2  Capital Stock, Articles and Bylaws.............................................................       A-19
                 6.3  Approval of FSLB Shareholders..................................................................       A-19
                 6.4  Proxy Materials................................................................................       A-19
                 6.5  Notice of Breach...............................................................................       A-20
                 6.6  Sole Agreement to Merge or Sell................................................................       A-20
                 6.7  Reports........................................................................................       A-20
                 6.8  Indemnity......................................................................................       A-20

       7.  COVENANTS OF GABS.........................................................................................       A-21
                 7.1  Conduct of Business............................................................................       A-21
                 7.2  Capital Stock, Articles and Bylaws.............................................................       A-21
                 7.3  Approval of GABS Shareholders..................................................................       A-21
                 7.4  Proxy Materials................................................................................       A-22
                 7.5  Notice of Breach...............................................................................       A-22
                 7.6  Sole Agreement to Merge or Sell................................................................       A-22
                 7.7  Reports........................................................................................       A-22
                 7.8  Affiliates.....................................................................................       A-22

                                                                                                                         PAGE
                                                                                                                       ---------
       8.  CONDITIONS TO OBLIGATIONS OF FSLB.........................................................................       A-23
                8.1   Representations and Covenants Compliance.......................................................       A-23
                8.2   No Change in Condition.........................................................................       A-23
                8.3   Closing Certificate and Other Documents........................................................       A-23
                8.4   Legal Opinion..................................................................................       A-23
                8.5   No Legal Action................................................................................       A-23
                8.6   Fairness Opinion...............................................................................       A-23

       9.  CONDITIONS TO OBLIGATIONS OF GABS......................................................................          A-23
                 9.1  Representations and Covenants Compliance.......................................................       A-23
                 9.2  No Change In Condition.........................................................................       A-23
                 9.3  Closing Certificate and Other Documents........................................................       A-23
                 9.4  Legal Opinion..................................................................................       A-24
                 9.5  No Legal Action................................................................................       A-24
                 9.6  FSLB Stock Price...............................................................................       A-24
                 9.7  Fairness Opinion...............................................................................       A-24

      10.  CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.................................................................       A-24
                10.1  Government Approval............................................................................       A-24
                10.2  Shareholder Approval...........................................................................       A-24
                10.3  Registration Statement.........................................................................       A-24
                10.4  Dissenting Shares..............................................................................       A-24
                10.5  Pooling Letters................................................................................       A-25
                10.6  Tax Matters....................................................................................       A-25

      11.  ACQUISITION OF DISSENTERS' STOCK..........................................................................       A-25
                11.1  Dissenting Shareholders........................................................................       A-25
                11.2  Notice of Dissent..............................................................................       A-25
                11.3  Purchaser of Dissenters' Stock.................................................................       A-25

      12.  CLOSING...................................................................................................       A-25

      13.  TERMINATION...............................................................................................       A-26
                13.1  Termination....................................................................................       A-26
                13.2  Procedure and Effect of Termination; Expenses..................................................       A-26

      14.  MISCELLANEOUS.............................................................................................       A-26
                14.1  Amendment......................................................................................       A-26
                14.2  Waiver.........................................................................................       A-26
                14.3  Entire Agreement...............................................................................       A-26
                14.4  Notices........................................................................................       A-27
                14.5  Assignment.....................................................................................       A-27
                14.6  Severability...................................................................................       A-27
                14.7  Counterparts...................................................................................       A-27
                14.8  Headings.......................................................................................       A-27
                14.9  Governing Law..................................................................................       A-27

                                MERGER AGREEMENT


    THIS MERGER AGREEMENT (the "Agreement") is made and entered into effective as of the 30th day of December, 1998 by and between FIRST STERLING BANKS, INC. ("FSLB"), a corporation organized under the laws of the State of Georgia, and GEORGIA BANCSHARES, INC. ("GABS"), a corporation organized under the laws of the State of Georgia (GABS and FSLB are sometimes collectively referred to as the "Parties" and individually referred to as "Party").


                              W I T N E S S E T H:

    WHEREAS, the authorized capital stock of FSLB consists of 10,000,000 shares of common stock, no par value ("FSLB Stock"), of which 2,629,962 shares are issued and outstanding;

    WHEREAS, The Westside Bank & Trust Company ("Westside") and The Eastside Bank & Trust Company ("Eastside"), banking corporations organized under the laws of the State of Georgia, are wholly-owned subsidiaries of FSLB;

    WHEREAS, the authorized capital stock of GABS consists of 10,000,000 shares of common stock, $1.60 par value ("GABS Stock"), of which 1,460,570 shares are issued and outstanding;

    WHEREAS, Community Bank of Georgia ("Community"), a banking corporation organized under the laws of the State of Georgia is a wholly-owned subsidiary of GABS;

    WHEREAS, the Boards of Directors of the Parties deem it advisable and in the best interests of each Party and its respective shareholders that Community become a wholly-owned subsidiary of FSLB by GABS merging into FSLB (the "Merger") and by the GABS shareholders exchanging and converting their stock into FSLB Stock in the manner and basis hereinafter set out;

    WHEREAS, after the Merger, the three banks, Community, Eastside and Westside shall be separate and wholly-owned subsidiaries of FSLB;

    WHEREAS, the Board of Directors of GABS deems it advisable and in the best interests of GABS and its shareholders that GABS be merged into FSLB and, by resolutions duly adopted, has approved and adopted this Agreement and directed that it be submitted to the shareholders of GABS for approval;

    WHEREAS, the Board of Directors of FSLB deems it advisable and in the best interests of FSLB and its shareholders that GABS be merged into FSLB and, by resolutions duly adopted, has approved and adopted this Agreement and directed that it be submitted to the shareholders of FSLB for approval; and


    WHEREAS, it is the intention of the Parties to this Agreement that the Merger of GABS with and into FSLB (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) for accounting purposes shall be accounted for as a pooling-of-interests:


    NOW THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of GABS Stock into FSLB Stock, as hereinafter provided, and such other provisions relating to the mergers as the Parties deem necessary or desirable, the Parties hereto agree as follows:

1.  MERGER


    1.1 GABS MERGER INTO FSLB. Pursuant to the applicable provisions of the Georgia Business Corporation Code ("Corporation Code"), other provisions of law and on the terms and conditions set forth herein, GABS shall be merged with and into FSLB. FSLB shall be the survivor of this Merger continuing under the FSLB Articles and Bylaws of FSLB.



    1.2 EFFECTIVE DATE OF THE MERGER. The Merger shall be effective as of the effective date ("Effective Date") as set forth in the Articles of Merger to be filed with the Georgia Secretary of State in accordance with the applicable provisions of the Corporation Code.

    1.3 MANAGEMENT OF FSLB. On the Effective Date after the closing of the Merger, the Board of Directors of FSLB shall be reconstituted initially as follows: it shall consist of ten (10) directors--three (3) directors chosen by Westside, three (3) directors chosen by Eastside, and three (3) directors chosen by Community, and a tenth (10th) director, who will be Edward C. Milligan and who shall continue as the Chairman of the Board of Directors and Chief Executive Officer of FSLB. The FSLB Articles of Incorporation provide for three classes of directors having staggered terms of offices of three years. The three directors chosen by Community shall each be appointed to a different class.

    1.4 MANAGEMENT OF COMMUNITY, WESTSIDE AND EASTSIDE. The Boards of Directors of Community, Westside and Eastside initially following the Merger shall continue unchanged.

2.  MANNER AND BASIS OF CONVERTING SHARES OF STOCK

    2.1 ADJUSTED VALUE.

       2.1.1 FSLB ADJUSTED VALUE. The per share adjusted value for each outstanding share of FSLB Stock ("FSLB Adjusted Value") shall be $6.2807.

       2.1.2 GABS ADJUSTED VALUE. The per share adjusted value for each outstanding share of GABS Stock ("GABS Adjusted Value") shall be $4.8846.


    2.2 CONVERSION OF SHARES.   The manner and basis of converting shares of
GABS Stock into shares of FSLB stock, excluding those shares of GABS Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Corporation Code (the "Dissenters' Provisions"), shall be as follows: each share of GABS Stock shall, by virtue of the Merger and without any action on the part of any shareholder, be converted into the right to receive one share of FSLB Stock.



    2.3 OPTIONS. Each option to purchase GABS stock ("GABS Option") outstanding at the time that the Merger is consummated shall be converted into and become rights with respect to FSLB Stock and FSLB shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the consummation of the Merger, (i) each GABS Option assumed by FSLB may be exercised solely for FSLB Stock, (ii) the number of shares of FSLB Stock subject to each GABS Option shall be equal to the number of shares of GABS stock subject to each such GABS Option immediately prior to the consummation date and (iii) the per share exercise price of the FSLB Stock subject to the GABS Options shall be the same as the per share exercise price of the GABS Stock. It is intended that the foregoing assumption of GABS Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code as to any GABS option which is an incentive stock option.


    2.4 FSLB STOCK DIVIDEND. Immediately prior to the time that the Merger is consummated, FSLB shall pay a stock dividend to the FSLB shareholders (the "FSLB Stock Dividend") so that each FSLB shareholder at such time shall receive for each share of FSLB Stock a dividend of 0.2858 shares of FSLB Stock which is determined by subtracting one from the quotient determined by dividing the per share FSLB Adjusted Value by the per share GABS Adjusted Value.

    2.5 NO FRACTIONAL SHARES. No certificate for a fraction of a share of FSLB Stock shall be issued. Instead, the holders of shares of FSLB Stock who otherwise become entitled to a fraction of a share of FSLB Stock as a result of the FSLB Stock Dividend, shall receive the equivalent cash value of such fractional share based on FSLB's per share Adjusted Value at the Valuation Date.

    2.6 SURRENDER OF STOCK CERTIFICATE.

       2.6.1 LETTER OF TRANSMITTAL. As soon as practicable after the Effective Date, a letter of transmittal shall be mailed by FSLB, as Exchange Agent (the "Exchange Agent"), to each shareholder of GABS as of the close of business on the Effective Date. Upon receipt of the letter of transmittal, each holder of a certificate or certificates theretofore representing shares of GABS Stock shall surrender such certificates to the Exchange Agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor certificates representing shares of FSLB Stock, subject to the restrictions and conditions of this Agreement. Replacements for stock certificates which have been destroyed, stolen or lost may be obtained according to the usual procedures of GABS, as applicable, in order to permit the surrender of such replacement certificates.

       2.6.2 RIGHTS OF FORMER SHAREHOLDERS. As of the Effective Date, each certificate theretofore representing one or more outstanding shares of GABS Stock shall be deemed for all corporate purposes to evidence only the right to receive certificates representing shares of FSLB Stock as provided in accordance with this Agreement.

       2.6.3 FAILURE TO SURRENDER STOCK CERTIFICATES. Until a former GABS shareholder surrenders his or her stock certificate or certificates to the Exchange Agent: (i) the shareholder shall not be issued certificates representing the shares of FSLB Stock which such GABS Stock certificate may otherwise entitle him or her to receive; (ii) the shareholder shall not have any voting rights in respect of the shares of FSLB Stock which such GABS Stock certificate may otherwise entitle him or her to receive; (iii) the shareholder shall not be paid dividends nor other distributions in respect of the shares of FSLB Stock which such GABS Stock certificate may otherwise entitle him or her to receive; and (iv) any dividends or distributions payable on FSLB Stock shall be retained, without interest, for his or her account until surrender of such GABS Stock certificate.

    2.7 NO INTEREST. Except as otherwise provided by the Dissenters' Provisions, any cash payment which is to be made pursuant to this Agreement to any holder of a certificate formerly representing shares of GABS Stock shall bear no interest whatsoever regardless of when such certificate is surrendered to the Exchange Agent.

3.  OTHER ACKNOWLEDGEMENTS, AGREEMENTS, ETC.

    3.1 MATERIAL. "Material" shall mean, and a "material adverse" effect or change shall have occurred with respect to each Party within the meaning of this Agreement, upon the reasonable determination by the other Party that an event, condition, action or state of facts is material or has a material adverse effect or constitutes a material adverse change, in the context of the size, historical performance and market location of the Party or any of its subsidiary banks as of the date of this Agreement, but in any event shall include any of the following:

       3.1.1 UNDISCLOSED LIABILITIES. (a) The existence of any liability that
    (1) was required to be disclosed pursuant to this Agreement and was not so disclosed and (2) together with all other such undisclosed liabilities exceeds, or may reasonably be expected to exceed, $50,000 in the aggregate; or (b) the creation or incurrence of any liability of the Party or any of its subsidiary Banks, (other than liabilities incurred in the ordinary course of business permitted under Sections 4.9 and 5.9 of this Agreement), that together with all other such liabilities exceeds, or may reasonably be expected to exceed, $50,000 in the aggregate; or

       3.1.2 SUPERVISORY ACTION. Any cease and desist order, memorandum of understanding, supervisory agreement, consent order or similar order or proceeding being filed or issued against the Party or any of its subsidiary banks by the Federal Deposit Insurance Corporation ("FDIC"), the Georgia Department of Banking and Finance ("Georgia Department") or the Board of Governors of the Federal Reserve ("Federal Reserve"); or

       3.1.3 OTHER. Any other event, action, condition or state of facts, which, if such event, condition or state of facts were being considered during the course of an audit of the books and records of the Party or any of its subsidiary banks in accordance with generally accepted accounting principles, and the standard of materiality for qualifying such audit were $50,000, would result in such audit being qualified or would require any disclosure to be made in the report accompanying such audit with respect to the business, properties or financial condition of the Party.

    3.2 ACCESS, INFORMATION AND DOCUMENTS.

       3.2.1 ACCESS. The Parties hereto shall permit each other's authorized representatives reasonable access during normal business hours from and after the date hereof and prior to the Effective Date to all of their respective properties, books, contracts, commitments and records and shall promptly furnish each other with such information concerning their respective affairs as each may reasonably request.

       3.2.2 ASSISTANCE. The personnel of each of the Parties hereto shall assist the other in making its investigation, and each shall cause its respective counsel, accountants, employees and other representatives to be reasonably available for such purposes. During such investigation, the Parties and their respective authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as they may deem advisable. No investigation made theretofore or hereafter by any Party hereto shall affect the representations and warranties made by the other Party hereunder. Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a material adverse effect on the other Party.

    3.3 REGISTRATION STATEMENT; SHAREHOLDERS' MEETINGS. As soon as practicable after execution of this Agreement, FSLB shall file a registration statement with the Securities and Exchange Commission (the "SEC") covering the FSLB Stock to be issued upon consummation of the Merger (the "Registration Statement"), and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act of 1933 (the "1933 Act") and take any action required to be taken under the applicable state Blue Sky or securities laws in connection with the issuance of the shares of FSLB Stock upon consummation of the Merger. GABS shall furnish all information concerning it and the holders of its capital stock as FSLB may reasonably request in connection with such action. Each Party shall call a shareholders' meeting (collectively the "Shareholders' Meetings" and respectively "FSLB Shareholders' Meeting" and "GABS Shareholders' Meeting"), to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with each Party's respective shareholders' meeting,
(i) each Party shall prepare and file a joint proxy statement (the "Proxy Statement") (which shall be included in the Registration Statement) with the SEC and mail it to each Party's respective shareholders, (ii) each Party shall furnish to the other Party all information concerning it that the other Party may reasonably request in connection with such Proxy Statement, (iii) the Boards of Directors of each Party shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each Party shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

    3.4 CONFIDENTIAL INFORMATION. If the transactions contemplated herein are not consummated, each Party and its representatives shall treat all information obtained from the other, and not already in the public domain, as confidential, and each Party (upon written request) shall return to the other Party all copies made of material belonging to it.

    3.5 FULL COOPERATION. The Parties shall cooperate fully with each other and with their respective counsel, accountants and other agents in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement, including cooperation in the filing of all applications with respect to the transactions contemplated hereby.

    3.6 APPLICATIONS. FSLB shall promptly prepare and file, and GABS shall cooperate in the preparation and, where appropriate, filing of, applications with all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite consents necessary to consummate the transactions contemplated by this Agreement.

    3.7 PUBLIC ANNOUNCEMENTS AND DISCLOSURES. The Parties hereto agree that, from the date hereof until the Effective Date, none of the Parties to this Agreement shall make any public announcements or disclosures, other than public announcements and disclosures required to be made by law, relating to this Agreement or to the transactions contemplated hereby without the prior approval of the other Party.

    3.8 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. Whenever any financial report, determination, adjustment, warranty, representation or covenant relates to any financial matter hereunder, it shall, unless stated to the contrary, be deemed to refer to such item as determined in accordance with generally accepted accounting principles as set forth in Sections 4.2 and 5.7.

    3.9 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its subsidiaries to use, reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed or a resolicitation of proxies as a consequence of an acquisition agreement by FSLB or any of its subsidiaries shall not violate this covenant, provided that FSLB shall use its reasonable efforts to cause such Registration Statement to be declared effective so that the Shareholders' Meetings may be held prior to the date set forth in Section 13.1(b) of this Agreement), including, without limitation, using its reasonable efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Sections 8, 9 and 10 of this Agreement. Each Party shall use, and shall cause each of its subsidiaries to use, its reasonable efforts to obtain all consents necessary for the consummation of the transactions contemplated by this Agreement.


   3.10 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes.


4.  REPRESENTATIONS AND WARRANTIES OF FSLB

    As an inducement to GABS to enter into this Agreement, FSLB hereby represents and warrants to GABS as follows:

    4.1 FSLB SCHEDULE. Prior to the date hereof, FSLB has delivered to GABS a schedule (the "FSLB Schedule") containing certain information regarding FSLB as indicated at various places in this Agreement. All information set forth in the FSLB Schedule or in documents incorporated by reference in the FSLB Schedule is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties contained in this Section. FSLB shall promptly provide GABS with written notification of any event, occurrence or other information necessary to maintain the FSLB Schedule and all other documents and writings furnished to GABS pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Effective Date.

    4.2 CORPORATE ORGANIZATION. FSLB is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority and possesses all licenses, permits and authorizations necessary for it to own its properties and conduct its business as presently conducted.

    4.3 AUTHORIZED CAPITAL STOCK; SUBSIDIARIES.

       4.3.1 The authorized capital stock of FSLB consists of 10,000,000 shares of common stock, no par value (previously defined as FSLB Stock), of which 2,629,962 shares are issued and outstanding. All of the outstanding shares of FSLB Stock are validly issued, fully paid and nonassessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized capital stock of FSLB. Except as set forth on the FSLB Schedule, there are no outstanding options, agreements, contracts, calls or commitments of any character that would require the issuance by FSLB of any shares of its common stock or securities convertible into such stock.

       4.3.2 Except as set forth in the FSLB Schedule, FSLB has no subsidiaries and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity securities in any partnership or corporation.

    4.4 QUALIFICATION AS A FOREIGN CORPORATION NOT REQUIRED. FSLB does not own any property or conduct any business outside of the State of Georgia which would require it to be qualified as a foreign corporation in any jurisdiction.

    4.5 AUTHORIZATION. This Agreement and its execution by the President and Secretary of FSLB or other persons designated by the Board of Directors of FSLB have been duly authorized, approved and ratified by the Board of Directors of FSLB at meetings duly called and held at which quorums were present and acting throughout, and, subject to approval by its shareholders as required by law, this Agreement is valid and binding on FSLB.

    4.6 NON-CONTRAVENTION. The execution and delivery of this Agreement by FSLB and the carrying out of the transactions contemplated hereby will not (a) violate any provisions of its Articles of Incorporation or Bylaws, (b) result in any breach or violation of the terms or conditions of or cause or create a right to any acceleration under any agreement to which it is a party or any judgment over it, or (c) violate or result in a violation of any federal or state law, statute, ordinance, rule or regulation applicable to it, subject to securing the approvals required by Section 10 hereof.

    4.7 FINANCIAL STATEMENTS. The audited statements of financial condition of FSLB at December 31, 1997, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for the years then ended, and the notes thereto, and the unaudited statement of condition at September 30, 1998 and October 31, 1998, and the related unaudited statement of income for the periods then ended and the notes thereto (the audited financial statements at December 31, 1997 and for the year then ended and the notes thereto being referred to as the "Annual FSLB Financials," and the unaudited financial statements at September 30, 1998 and October 31, 1998, and for the periods then ended and the notes thereto being referred to as the "Interim FSLB Financials") fairly present assets, liabilities, financial condition and results of operations of FSLB as of the dates mentioned and for the periods then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (subject to any exceptions as to consistency as specified in such reports and, in the case of interim financial statements, to normal recurring year-end adjustments).

    4.8 NOTES AND OBLIGATIONS.

       4.8.1 Except as set forth in the FSLB Schedule or as provided for in the loss reserve described in subsection 4.8.2 below, all notes receivable or other obligations owned by FSLB or its subsidiaries or due to it or its subsidiaries shown in the Annual and Interim FSLB Financials and any such notes receivable and obligations on the date hereof and on the Effective Date are and will be genuine, legal and valid obligations of the respective makers thereof and are not and insofar as FSLB is aware will not be subject to any defense, offset or counterclaim. Except as set forth in subsection
    4.8.2 below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to the other Party for examination prior to the Effective Date. All such notes and obligations were entered into by FSLB or its subsidiaries in the ordinary course of their businesses and in compliance with all applicable laws and regulations, except as to any noncompliance which has not and will not have a material adverse effect on the business, properties or earnings of FSLB or its subsidiaries.

       4.8.2 FSLB and its subsidiaries have established loss reserves on the Annual and Interim FSLB Financials which are adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserves, or the availability of legal or equitable defenses which might preclude or limit the ability of FSLB or its subsidiaries to enforce any note or obligation, and the representations set forth in subsection 4.8.1 above are qualified in their entirety by the aggregate of such loss reserves.

    4.9 LIABILITIES. FSLB and its subsidiaries have no debt, liability or obligation of any kind whether or not required to be shown pursuant to GAAP on the balance sheet of FSLB, and whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) any liability or obligation on account of any federal, state or local taxes or penalties, interest or fines with respect to such taxes; (b) any liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; or (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by FSLB or any other entity covering employees of FSLB or its subsidiaries, except (i) those reflected on the Annual and Interim FSLB Financials, (ii) liabilities incurred in the ordinary course of business since December 31, 1997, and (iii) as set forth in the FSLB Schedule.

   4.10 INVESTMENTS. Except for pledges to secure public and trust deposits, none of the investments reflected in the Annual FSLB Financials and none of the investments made since the date of the Annual FSLB Financials is subject to any restriction, contractual, statutory or otherwise, which materially would impair the ability of the holder of such investment freely to dispose of such investment at any time. The FSLB books and records accurately reflect the nature, terms and characteristics of such investments. No such investments are derivative investments.

   4.11 TAXES. FSLB and its subsidiaries have filed all federal, state, county and other tax returns and reports required by applicable law and have paid in full or have made adequate provision for the payment of all taxes shown on said returns or claimed to be due by federal, state, county or other taxing authorities. All such payments of taxes were timely made. FSLB does not know of any circumstances or facts which exist or have heretofore existed which would constitute grounds for the assessment of any further material tax liability for any period covered by any of such filed returns. To the knowledge of FSLB, there are no tax examinations or proceedings pending or threatened for any period and FSLB does not know of any circumstances or facts which would cause any such examinations or proceedings. There are no federal, state or local tax liens upon any property or assets of FSLB and its subsidiaries, except for liens for state and local property taxes which are not yet due. Except as disclosed on the FSLB Schedule, the federal income tax returns of FSLB have not been examined by the Internal Revenue Service for any period, and FSLB has not consented to the extension of any statute or limitations with respect to any period.

   4.12 LITIGATION. Except as set forth in the FSLB Schedule, there are no causes of action pending or (to the knowledge of management) threatened against FSLB or any of its subsidiaries or regulatory orders, memoranda of understanding or similar documents involving FSLB or any of its subsidiaries. Except as set forth in the FSLB Schedule, there are no causes of action pending against FSLB or any of its subsidiaries with respect to the transactions contemplated by this Agreement, and there are no actions, suits, claims, demands or proceedings pending or threatened against FSLB or any of its subsidiaries which, if adversely decided, could have a material adverse effect on the business, prospects, financial condition or results of operations of FSLB or any of its subsidiaries.

   4.13 REGULATORY FILINGS. Since January 1, 1994, FSLB and its subsidiaries have filed all reports they were required to file with the FDIC, the Georgia Department, and the Federal Reserve. As of their respective dates, all such reports complied in all material respects with all rules, regulations and instructions promulgated by such agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   4.14 GENERAL LEGAL COMPLIANCE. Except as set forth in the FSLB Schedule, to the best knowledge of FSLB with respect to the conduct of its business, FSLB and its subsidiaries are in compliance in all material respects with all applicable federal, state or local laws, regulations, ordinances, decrees or orders of any governmental entity, the noncompliance with which could have a material adverse effect on their business, prospects, financial condition or results of operations. FSLB is not aware of the existence of any facts which would support the assessment of civil money penalties against FSLB or any of its subsidiaries, their directors, officers or employees.

   4.15 PROPERTIES; ENVIRONMENTAL.

      4.15.1 FSLB and its subsidiaries own good title to or hold a valid leasehold estate in all of their properties and assets reflected in the Annual FSLB Financials and to all properties acquired after such date, free and clear of all liens, encumbrances, security interests and mortgages, except for the liens of state and local property taxes which are not due and payable, easements or other claims, none of which materially interfere with the operation of the business of FSLB or the marketability of their properties.

      4.15.2 To the best knowledge of FSLB, FSLB and its subsidiaries are in compliance with all laws, rules and regulations relating to environmental protection. FSLB and its subsidiaries have not been notified nor are otherwise aware that they are potentially liable, or are considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any similar state law. There are no actions, suits, regulatory investigations or other proceedings pending or, to the knowledge of FSLB, threatened against FSLB or any of its subsidiaries relating to environmental protection, nor does FSLB have any reason to believe any such proceedings may be brought against it or any of its subsidiaries. To the best knowledge of FSLB, no disposal, release, storage or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any of the facilities or properties of FSLB or any of its subsidiaries, or on any properties held as collateral for any loans held by any of its subsidiaries.

   4.16 INSURANCE.

      4.16.1 FSLB and its subsidiaries are not in default with respect to any provisions of any fire, fidelity bond, directors' and officers' liability, other liability, title or other forms of insurance held by them where the loss of such insurance and the occurrence of any event intended to be thereby insured against could have a material adverse effect on the business, prospects, financial condition or results of operations of FSLB and any of its subsidiaries; nor has FSLB or any of its subsidiaries failed to give any notice or present any claim thereunder in a due and timely fashion.

      4.16.2 The FSLB Schedule describes each of FSLB's and its subsidiaries' insurance policies, including carrier, amount of coverage and annual premium.

   4.17 BROKER. FSLB is not in any way obligated for the payment of fees or expenses to any investment banker, broker or finder in connection with the origination, negotiation, execution or fairness of this Agreement or the transactions contemplated hereby.

   4.18 TRADEMARKS. FSLB and its subsidiaries own or have license agreements to use all trademarks, service marks, copyrights, trade names or patents used by them in the conduct of their business. FSLB and its subsidiaries are not infringing upon, or otherwise violating the rights of any third party with respect to, any trademark, service mark, copyright, trade name or patent, to the best of its knowledge. No proceedings have been instituted, or (to the knowledge of FSLB) threatened, nor has any claim been made, against FSLB or any of its subsidiaries alleging any such infringement or violation.

   4.19 SOLE AGREEMENT TO MERGE AND SELL. FSLB is not a party to any other acquisition agreement, merger agreement, plan of reorganization, letter of intent, agreement of sale, or other agreement which would result in the sale or other disposition, directly or indirectly, of all or substantially all of its stock or assets.

   4.20 INSIDER CONTRACTS. Except as set forth in the FSLB Schedule, (a) FSLB and its subsidiaries are not a party to or otherwise obligated under any management agreement, employment contract, consulting agreement, personal service agreement or other contract or agreement for the provision of similar services, (b) FSLB and its subsidiaries are not parties to any agreement or understanding with any officer or director of FSLB or its subsidiaries, their affiliates or the immediate family members of any such officers and directors (collectively, the "Insiders") which calls for the payment of money by FSLB or its subsidiaries and (c) the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any act or event, or with the lapse of time or both) result in any payment (severance or other) becoming due from FSLB or any of its subsidiaries or the successor thereof to any Insider.

   4.21 EMPLOYEE BENEFIT PLANS. As of the date hereof as well as the Effective
Date:

      4.21.1 The FSLB Schedule contains a true and complete list of all the following types of agreements or plans established, maintained or contributed to by FSLB and its subsidiaries and each other employer, which together with FSLB are treated as a single employer within the meaning of Section 414 of the Code (hereinafter collectively referred to as the "FSLB Group"), that are presently in effect or which have been in effect at any time:


            (i) "employee welfare benefit plans" and "employee pension benefit plans, "as defined in Sections 3(1) and 3(2) of ERISA; and

            (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the FSLB Group maintains or to which any member of the FSLB Group has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) as established, adopted or maintained by any member of the FSLB Group are herein collectively referred to as the "FSLB Plans").


    For each FSLB Plan, FSLB will deliver to the other Party true and complete copies of all documents as they may have been amended to the date hereof which establish the FSLB Plan, the most recent summary plan description, the annual reports filed for the three most recent plan years, the most recent actuarial report prepared, if any, and any current insurance contract relating to such FSLB Plan. Except for Eastside and its subsidiary, no member of the FSLB Group is or has ever been part of a group of corporations and/or other business entities treated as a single employer within the meaning of Section 414 of the Code other than the FSLB Group itself.



      4.21.2 Each of the FSLB Plans maintained, or previously maintained, by any member of the FSLB Group has at all times been operated in material compliance with ERISA and the Code. Each FSLB Plan (i) which is intended to satisfy the requirements of Code Section 401(a), and the trust for which is intended to be exempt from taxation under Code Section 501(a), or (ii) which is intended to be exempt from taxation under Code Section 501(c)(9) (collectively, the "FSLB Qualified Plans") has received a favorable determination letter to that effect from the Internal Revenue Service, and such favorable determination letter remains in effect and, except as set forth in the FSLB Schedule, no such FSLB Qualified Plan has been amended since the issuance of the most recent favorable determination letter. The FSLB Qualified Plans currently comply in form with the requirements under the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required.


      4.21.3 No member of the FSLB Group has any past, present or future obligation or liability to contribute to any "multiemployer plan," as defined in ERISA Section 3(37), or any single-employer plan having two or more contributing sponsors at least two of whom are not under common control, as described in ERISA Section 4063.


      4.21.4 Except as set forth in the FSLB Schedule, no member of the FSLB Group currently maintains an "employee pension benefit plan" as defined in ERISA Section 3(2). No assets of the FSLB Group are, and FSLB does not reasonably expect them to become, subject to a lien imposed under ERISA
    Section 4068 or Code Section 412 and no assets of the FSLB Group have been provided as security to any FSLB Plan pursuant to Code Section 401(a)(29).


      4.21.5 No termination or partial termination of any FSLB Qualified Plan has occurred nor has a notice of intent to terminate any FSLB Qualified Plan been issued by a member of the FSLB Group.


      4.21.6 No member of the FSLB Group nor any other "disqualified person" or "party in interest," as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in Code Section 4975 or ERISA Section 406. All "fiduciaries," as defined in ERISA Section 3(21), each member of the FSLB Group and their respective officers and employees, with respect to the FSLB Plans, have complied in all material respects with the requirements of ERISA Section 404.

      4.21.7 To the best knowledge of FSLB, each member of the FSLB Group has complied in all material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      4.21.8 Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the FSLB Plans or any fiduciary of any of the FSLB Plans or against the assets of any of the FSLB Plans.

      4.21.9 Except as provided in the FSLB Schedule, each member of the FSLB Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each FSLB Plan to be paid by the FSLB Group.

     4.21.10 No member of the FSLB Group has an obligation to any retired or former employee, or any current employee upon retirement, under any FSLB Plan, and any FSLB Plan can be terminated without resulting in any liability to FSLB for any additional penalties, premiums, fees, or any other charges.

     4.21.11 Except as provided in the FSLB Schedule, no member of the FSLB Group has any outstanding, present or future obligation to make payments to an insurer for premiums, reserves or other liability relating to an FSLB Plan under any arrangement with an insurer.


     4.21.12 No member of the FSLB Group is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment" as defined in Code Section 280G(b), determined without regard to Code Section 280G(b)(2)(A)(i).


     4.21.13 No member of the FSLB Group is liable for any unpaid wages, bonuses or commissions, or taxes, penalties, assessments or forfeitures arising from any employment matter other than (i) liabilities accrued on the Annual and Interim FSLB Financials and (ii) wages owed for services rendered since the payroll date immediately preceding the Effective Date.


     4.21.14 Until the Effective Date, no member of the FSLB Group shall amend any FSLB Plan, except to the extent necessary to maintain compliance with the Code or ERISA or, except to the extent provided to the contrary herein, increase any benefits or rights under any FSLB Plan, or adopt any new plan, program, policy, or arrangement which, if it existed as of the Effective Date, would constitute a FSLB Plan.


     4.21.15 The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any FSLB Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

   4.22 ARTICLES AND BYLAWS. FSLB has previously delivered to GABS true and correct copies of the Articles of Incorporation and Bylaws of FSLB and its subsidiaries.

   4.23 BOOKS AND RECORDS. The books of account and other financial records of FSLB and its subsidiaries are, in all material respects, complete and correct, maintained in accordance with good business practice, and are fairly reflected in the Annual and Interim FSLB Financials. The minute books of FSLB and its subsidiaries accurately reflect all material corporate action of the shareholders and the Board of Directors (including any Executive Committee thereof) of FSLB and its subsidiaries.

   4.24 ABSENCE OF CHANGES. Except as specifically provided for in this Agreement or specifically set forth in the FSLB Schedule, since September 30, 1998:

      4.24.1 There has been no change in the business, assets, liabilities, results of operations or financial condition of FSLB or its subsidiaries, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or which management of FSLB believes may have a material adverse effect on such business or properties;

      4.24.2 There has been no damage, destruction or loss to the assets, properties or business of FSLB or its subsidiaries, whether or not covered by insurance, which has had or which management of FSLB believes may have a material adverse effect thereon;

      4.24.3 The business of FSLB and its subsidiaries has been operated in the ordinary course and not otherwise;

      4.24.4 The properties and assets of FSLB and its subsidiaries used in their businesses have been maintained in good order, repair and condition, ordinary wear and tear excepted;

      4.24.5 The books, accounts and records of FSLB and its subsidiaries have been maintained in the usual, regular and ordinary manner;

      4.24.6 There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of FSLB;

      4.24.7 Except as set forth in the FSLB Schedule, there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by FSLB or any of its subsidiaries to any director or executive officer, or any employee earning $25,000 or more per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

      4.24.8 There has been no change in the Articles of Incorporation or Bylaws of FSLB and its subsidiaries;

      4.24.9 There has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of management of FSLB, any organizational effort by any union, or institution or (to the knowledge of management of FSLB) threatened institution, of any organizational effort, complaint or other proceeding in connection therewith, involving FSLB or any of its subsidiaries or affecting their operations;

     4.24.10 Except as set forth in the FSLB Schedule, there has been no issuance, sale, repurchase, acquisition, or redemption by FSLB of any of its authorized capital stock, bonds, notes, debt or other securities or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

     4.24.11 There has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including, without limitation, any deposit for security consisting of) any asset or assets of FSLB or any of its subsidiaries or assumed by them with respect to any asset or assets;

     4.24.12 There has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by FSLB or its subsidiaries whether or not it would be required to be reflected on a balance sheet of FSLB prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

     4.24.13 No obligation or liability of FSLB or its subsidiaries has been discharged or satisfied, other than in the ordinary course of business;

     4.24.14 Except as set forth in the FSLB Schedule, there has been no sale, transfer or other disposition of any asset or assets of FSLB or any of its subsidiaries, other than sales in the ordinary course of business; and

     4.24.15 There has been no amendment, termination or waiver of any right of FSLB or its subsidiaries under any contract or agreement or governmental license, permit or permission which has had or may have a material adverse effect on its business or properties.

5.  REPRESENTATIONS AND WARRANTIES OF GABS

    As an inducement to FSLB to enter into this Agreement, GABS hereby represents and warrants to FSLB as follows:

    5.1 GABS SCHEDULE. Prior to the date hereof, GABS has delivered to FSLB a schedule (the "GABS Schedule") containing certain information regarding GABS as indicated at various places in this Agreement. All information set forth in the GABS Schedule or in documents incorporated by reference in the GABS Schedule is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of GABS. The information contained in the GABS Schedule shall be deemed to be part of and qualify all representations and warranties contained in this Section. GABS shall promptly provide FSLB with written notification of any event, occurrence or other information necessary to maintain the GABS Schedule and all other documents and writings furnished to FSLB pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Effective Date.

    5.2 CORPORATE ORGANIZATION. GABS is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite corporate power and authority and possesses all licenses, permits and authorizations necessary for it to own its properties and conduct its business as presently conducted.

    5.3 AUTHORIZED CAPITAL STOCK; SUBSIDIARIES.

       5.3.1 The authorized capital stock of GABS consists of 10,000,000 shares of common stock, $1.60 par value (previously defined as GABS Stock), of which 1,460,570 shares are issued and outstanding. All of the outstanding shares of GABS Stock are validly issued, fully paid and nonassessable, and none of such shares was issued in violation of the preemptive rights of any person. There are no other classes of authorized capital stock of GABS. Except as set forth on the GABS Schedule, there are no outstanding options, agreements, contracts, calls or commitments of any character that would require the issuance by GABS of any shares of its common stock or securities convertible into such stock.

       5.3.2 Except as set forth in the GABS Schedule, GABS has no subsidiaries and does not own, for its own account, any stocks, options, calls, warrants or rights to acquire stock or other equity securities in any partnership or corporation.

    5.4 QUALIFICATION AS A FOREIGN CORPORATION NOT REQUIRED. GABS does not own any property or conduct any business outside of the State of Georgia which would require it to be qualified as a foreign corporation in any jurisdiction.

    5.5 AUTHORIZATION. This Agreement and its execution by the President and Secretary of GABS or other persons designated by the Board of Directors of GABS have been duly authorized, approved and ratified by the Board of Directors of GABS at meetings duly called and held at which quorums were present and acting throughout, and, subject to approval by its shareholders as required by law, this Agreement is valid and binding on GABS.

    5.6 NON-CONTRAVENTION. The execution and delivery of this Agreement by GABS and the carrying out of the transactions contemplated hereby will not (a) violate any provisions of its Articles of Incorporation or Bylaws, (b) result in any breach or violation of the terms or conditions of or cause or create a right to any acceleration under any agreement to which it is a party or any judgment, decree or order of any court or administrative agency having jurisdiction over it, or (c) violate or result in a violation of any federal or state law, statute, ordinance, rule or regulation applicable to it, subject to securing the approvals required by Section 10 hereof.

    5.7 FINANCIAL STATEMENTS. The audited statements of financial condition of GABS at December 31, 1997, 1996 and 1995, and the related statements of income, shareholders' equity, and cash flows for the years then ended, and the notes thereto, and the unaudited statement of condition at September 30, 1998 and October 31, 1998, and the related unaudited statement of income for the periods then ended and the notes thereto (the audited financial statements at December 31, 1997 and for the year then ended and the notes thereto being referred to as the "Annual GABS Financials," and the unaudited financial statements at September 30, 1998 and October 31, 1998, and for the periods then ended and the notes thereto being referred to as the "Interim GABS Financials") fairly present assets, liabilities, financial condition and results of operations of GABS as of the dates mentioned and for the periods then ended in conformity with GAAP applied on a consistent basis (subject to any exceptions as to consistency as specified in such reports and, in the case of interim financial statements, to normal recurring year-end adjustments).

    5.8 NOTES AND OBLIGATIONS.

       5.8.1 Except as set forth in the GABS Schedule or as provided for in the loss reserve described in subsection 5.8.2 below, all notes receivable or other obligations owned by GABS or Community or due to them shown in the Annual and Interim GABS Financials and any such notes receivable and obligations on the date hereof and on the Effective Date are and will be genuine, legal and valid obligations of the respective makers thereof and are not and insofar as GABS is aware will not be subject to any defense, offset or counterclaim. Except as set forth in subsection 5.8.2 below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to FSLB for examination prior to the Effective Date. All such notes and obligations were entered into by GABS or Community in the ordinary course of their businesses and in compliance with all applicable laws and regulations, except as to any noncompliance which has not and will not have a material adverse effect on the business, properties or earnings of GABS or Community.

       5.8.2 GABS and Community have established a loss reserve on the Annual and Interim GABS Financials which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of GABS or Community to enforce the note or obligation, and the representations set forth in subsection 5.8.1 above are qualified in their entirety by the aggregate of such loss reserve.

    5.9 LIABILITIES. GABS and Community have no debt, liability or obligation of any kind whether or not required to be shown pursuant to GAAP on the balance sheet of GABS, and whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to: (a) any liability or obligation on account of any federal, state or local taxes or penalties, interest or fines with respect to such taxes; (b) any liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; or (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by GABS or Community or any other entity covering employees of GABS or Community, except (i) those reflected on the Annual and Interim GABS Financials, (ii) liabilities incurred in the ordinary course of business since December 31, 1997, and (iii) as set forth in the GABS Schedule.

   5.10 INVESTMENTS. Except for pledges to secure public and trust deposits, none of the investments reflected in the Annual GABS Financials and none of the investments made since the date of the Annual GABS Financials is subject to any restriction, contractual, statutory or otherwise, which materially would impair the ability of the holder of such investment freely to dispose of such investment at any time. The GABS books and records accurately reflect the nature, terms and characteristics of such investments. No such investments are derivative investments except as described on the GABS Schedule.

   5.11 TAXES. GABS and Community have filed all federal, state, county and other tax returns and reports required by applicable law and have paid in full or have made adequate provision for the payment of all taxes shown on said returns or claimed to be due by federal, state, county or other taxing authorities. All such payments of taxes were timely made. GABS does not know of any circumstances or facts which exist or have heretofore existed which would constitute grounds for the assessment of any further material tax liability for any period covered by any of such filed returns. To the knowledge of GABS, there are no tax examinations or proceedings pending or threatened for any period and GABS does not know of any circumstances or facts which would cause any such examinations or proceedings. There are no federal, state or local tax liens upon any property or assets of GABS or Community, except for liens for state and local property taxes which are not yet due. Except as disclosed on the GABS Schedule, the federal income tax returns of GABS have not been examined by the Internal Revenue Service for any period, and GABS has not consented to the extension of any statute of limitations with respect to any period.

   5.12 LITIGATION. Except as set forth in the GABS Schedule, there are no causes of action pending or (to the knowledge of management) threatened against GABS or Community or regulatory orders, memoranda of understanding or similar documents involving GABS or Community. Except as set forth in the GABS Schedule, there are no causes of action pending against GABS or Community with respect to the transactions contemplated by this Agreement, and there are no actions, suits, claims, demands or proceedings pending or threatened against GABS or Community which, if adversely decided, could have a material adverse effect on the business, prospects, financial condition or results of operations of GABS or Community.

   5.13 REGULATORY FILINGS. Since January 1, 1994, GABS and Community have filed all reports they were required to file with the Federal Reserve, the FDIC and Georgia Department. As of their respective dates, all such reports complied in all material respects with all rules, regulations and instructions promulgated by such agencies and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   5.14 GENERAL LEGAL COMPLIANCE. Except as set forth in the GABS Schedule, to the best knowledge of GABS with respect to the conduct of its business, GABS and Community are in compliance in all material respects with all applicable federal, state or local laws, regulations, ordinances, decrees or orders of any governmental entity, the noncompliance with which could have a material adverse effect on their business, prospects, financial condition or results of operations. GABS is not aware of the existence of any facts which would support the assessment of civil money penalties against GABS or Community, their directors, officers or employees.

   5.15 PROPERTIES; ENVIRONMENTAL.

      5.15.1 GABS and Community own good title to or hold a valid leasehold estate in all of their properties and assets reflected in the Annual GABS Financials and to all properties acquired after such date, free and clear of all liens, encumbrances, security interests and mortgages, except for the liens of state and local property taxes which are not due and payable, easements or other claims, none of which materially interfere with the operation of the business of GABS or Community or the marketability of their properties.

      5.15.2 To the best knowledge of GABS, GABS and Community are in compliance with all laws, rules and regulations relating to environmental protection. GABS and Community have not been notified nor are otherwise aware that they are potentially liable, or are considered potentially liable, under CERCLA, or any similar state law. There are no actions, suits, regulatory investigations or other proceedings pending or, to the knowledge of GABS, threatened against GABS or Community relating to environmental protection, nor does GABS have any reason to believe any such proceedings may be brought against it or Community. To the best knowledge of GABS, no disposal, release, storage or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any of the facilities or properties of GABS or Community, or on any properties held as collateral for any loans held by Community.

   5.16 INSURANCE.

      5.16.1 GABS and Community are not in default with respect to any provisions of any fire, fidelity bond, directors' and officers' liability, other liability, title or other forms of insurance held by them where the loss of such insurance and the occurrence of any event intended to be thereby insured against could have a material adverse effect on the business, prospects, financial condition or results of operations of GABS or Community; nor has GABS or Community failed to give any notice or present any claim thereunder in a due and timely fashion.

      5.16.2 The GABS Schedule describes each of GABS's and Community's insurance policies, including carrier, amount of coverage and annual premium.

   5.17 BROKER. GABS is not in any way obligated for the payment of fees or expenses to any investment banker, broker or finder in connection with the origination, negotiation, execution or fairness of this Agreement or the transactions contemplated hereby.

   5.18 TRADEMARKS. GABS or Community own or have license agreements to use all trademark, service marks, copyrights, trade names or patents used by them in the conduct of their businesses. GABS and Community are not infringing upon, or otherwise violating the rights of any third party with respect to, any trademark, service mark, copyright, trade name or patent, to the best of GABS's knowledge. No proceedings have been instituted, or (to the knowledge of GABS) threatened, nor has any claim been made, against GABS or Community alleging any such infringement or violation.

    5.19 SOLE AGREEMENT TO MERGE OR SELL. GABS is not a party to any other acquisition agreement, merger agreement, plan of reorganization, letter of intent, agreement of sale, or other agreement which would result in the sale or other disposition, directly or indirectly, of all or substantially all of its stock or assets.

    5.20 INSIDER CONTRACTS. Except as set forth in the GABS Schedule, (a) GABS and Community are not parties to or otherwise obligated under any management agreement, employment contract, consulting agreement, personal service agreement or other contract or agreement for the provision of similar services, (b) GABS or Community are not parties to any agreement or understanding with any officer or director of GABS, its affiliates or the immediate family members of any such officers and directors (collectively, the "GABS Insiders") which calls for the payment of money by GABS or Community and (c) the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any act or event, or with the lapse of time or both) result in any payment (severance or other) becoming due from GABS or Community or the successor thereof to any GABS Insider.

    5.21  EMPLOYEE BENEFIT PLANS. As of the date hereof as well as the Effective
Date:


         5.21.1 The GABS Schedule contains a true and complete list of all the following types of agreements or plans established, maintained or contributed to by GABS and Community and each other employer, which together with GABS are treated as a single employer within the meaning of Section 414 of the Code (hereinafter collectively referred to as the "GABS Group"), that are presently in effect or which have been in effect at any time:


              (i) "employee welfare benefit plans" and "employee pension benefit plans," as defined in Sections 3(l) and 3(2) of ERISA; and

              (ii) any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, health, hospitalization, medical, life insurance, vision, dental, prescription drug, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, group legal benefits, fringe benefit, or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the GABS Group maintains or to which any member of the GABS Group has any outstanding, present, or future obligation to contribute to or make payments under, whether voluntary, contingent, or otherwise (the plans, programs, policies, or arrangements described in clauses (i) or (ii) as established, adopted or maintained by any member of the GABS Group are herein collectively referred to as the "GABS Plans").


For each GABS Plan, GABS will deliver to FSLB true and complete copies of all documents as they may have been amended to the date hereof which establish the GABS Plan, the most recent summary plan description, the annual reports filed for the three most recent plan years, the most recent actuarial report prepared, if any, and any current insurance contract relating to such GABS Plan. No member of the GABS Group is or has ever been part of a group of corporations and/or other business entities treated as a single employer within the meaning of
Section 414 of the Code other than the GABS Group itself.

         5.21.2 Each of the GABS Plans maintained, or previously maintained, by any member of the GABS Group has at all times been operated in material compliance with ERISA and the Code. Each GABS Plan (i) which is intended to satisfy the requirements of Code Section 401 (a), and the trust for which is intended to be exempt from taxation under Code Section 501(a), or (ii) which is intended to be exempt from taxation under Code Section 501(c)(9) (collectively, the "GABS Qualified Plans") has received a favorable determination letter to that effect from the Internal Revenue Service, and such favorable determination letter remains in effect and, except as set forth in the GABS Schedule, no such GABS Qualified Plan has been amended since the issuance of the most recent favorable determination letter. The GABS Qualified Plans currently comply in form with the requirements under the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required.


         5.21.3 No member of the GABS Group has any past, present or future obligation or liability to contribute to any "multiemployer plan," as defined in ERISA Section 3(37), or any single-employer plan having two or more contributing sponsors at least two of whom are not under common control, as described in ERISA Section 4063.


         5.21.4 Except as set forth in the GABS Schedule, no member of the GABS Group currently maintains an "employee pension benefit plan" as defined in ERISA
Section 3(2). No assets of the GABS Group are, and GABS does not reasonably expect them to become, subject to a lien imposed under ERISA Section 4068 or Code Section 412 and no assets of the GABS Group have been provided as security to any GABS Plan pursuant to Code Section 401(a)(29).


         5.21.5 No termination or partial termination of any GABS Qualified Plan has occurred nor has a notice of intent to terminate any GABS Qualified Plan been issued by a member of the GABS Group.


         5.21.6 No member of the GABS Group nor any other "disqualified person" or "party in interest," as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any "prohibited transaction," as defined in Code
Section 4975 or ERISA Section 406. All "fiduciaries," as defined in ERISA
Section 3(21), each member of the GABS Group and their respective officers and employees, with respect to the GABS Plans, have complied in all material respects with the requirements of ERISA Section 404.


         5.21.7 To the best knowledge of GABS, each member of the GABS Group has complied in all material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         5.21.8 Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any of the GABS Plans or any fiduciary of any of the GABS Plans or against the assets of any of the GABS Plans.

         5.21.9 Except as provided in the GABS Schedule, each member of the GABS Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each GABS Plan to be paid by the GABS Group.

         5.21.10 No member of the GABS Group has an obligation to any retired or former employee, or any current employee upon retirement, under any GABS Plan, and any GABS Plan can be terminated without resulting in any liability to GABS for any additional penalties, premiums, fees, or any other charges.

         5.21.11 Except as provided in the GABS Schedule, no member of the GABS Group has any outstanding, present or future obligation to make payments to an insurer for premiums, reserves or other liability relating to a GABS Plan under any arrangement with an insurer.

         5.21.12 No member of the GABS Group is obligated, contingently or otherwise, under any agreement to pay any amount which will be treated as an "excess parachute payment" as defined in Code Section 280G(b), determined without regard to Code Section 280G(b)(2)(A)(i).


         5.21.13 No member of the GABS Group is liable for any unpaid wages, bonuses or commissions, or taxes, penalties, assessments or forfeitures arising from any employment matter other than (i) liabilities accrued on the Annual and Interim GABS Financials and (ii) wages owed for services rendered since the payroll date immediately preceding the Effective Date.


         5.21.14 Until the Effective Date, no member of the GABS Group shall amend any GABS Plan, except to the extent necessary to maintain compliance with the Code or ERISA or, except to the extent provided to the contrary herein, increase any benefits or rights under any GABS Plan, or adopt any new plan, program, policy, or arrangement which, if it existed as of the Effective Date, would constitute a GABS Plan.


         5.21.15 The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any GABS Plan because of an acceleration or increase of any of the rights or benefits to which employees may be entitled thereunder.

    5.22 ARTICLES AND BYLAWS. GABS has previously delivered to FSLB true and correct copies of the Articles of Incorporation and Bylaws of GABS and Community.

    5.23 BOOKS AND RECORDS. The books of account and other financial records of GABS and Community are, in all material respects, complete and correct, maintained in accordance with good business practice, and are fairly reflected in the Annual and Interim GABS Financials. The minute books of GABS and Community accurately reflect all material corporate action of the shareholders and the Board of Directors (including any Executive Committee thereof) of GABS and Community.

    5.24 ABSENCE OF CHANGES. Except as specifically provided for in this Agreement or specifically set forth in the GABS Schedule, since September 30, 1998:

         5.24.1 There has been no change in the business, assets, liabilities, results of operations or financial condition of GABS and Community, or in any of their relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or which management of GABS and Community believe may have a material adverse effect on such business or properties;

         5.24.2 There has been no damage, destruction or loss to the assets, properties or business of GABS and Community, whether or not covered by insurance, which has had or which management of GABS and Community believe may have a material adverse effect thereon;

         5.24.3 The businesses of GABS and Community have been operated in the ordinary course and not otherwise;

         5.24.4 The properties and assets of GABS and Community used in their businesses have been maintained in good order, repair and condition, ordinary wear and tear excepted;

         5.24.5 The books, accounts and records of GABS and Community have been maintained in the usual, regular and ordinary manner;

         5.24.6 There has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of GABS;

         5.24.7 Except as set forth in the GABS Schedule, there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by GABS and Community to any director or executive officer, or any employee earning $25,000 or more per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

         5.24.8 There has been no change in the Articles of Incorporation or Bylaws of GABS and Community;

         5.24.9 There has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of management of GABS, any organizational effort by any union, or institution or (to the knowledge of management of GABS) threatened institution, of any organizational effort, complaint or other proceeding in connection therewith, involving GABS or Community or affecting their operations;

         5.24.10 There has been no issuance, sale, repurchase, acquisition, or redemption by GABS of any of its authorized capital stock, bonds, notes, debt or other securities or any modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

         5.24.11 There has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation any deposit for security consisting of) any asset or assets of GABS or Community or assumed by them with respect to any asset or assets;

         5.24.12 There has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by GABS or Community whether or not it would be required to be reflected on a balance sheet of GABS or Community prepared as of the date hereof in accordance with GAAP applied on a consistent basis, except as incurred in the ordinary course of business;

         5.24.13 No obligation or liability of GABS or Community has been discharged or satisfied, other than in the ordinary course of business;

         5.24.14 Except as set forth in the GABS Schedule, there has been no sale, transfer or other disposition of any asset or assets of GABS or Community, other than sales in the ordinary course of business; and

         5.24.15 There has been no amendment, termination or waiver of any right of GABS or Community under any contract or agreement or governmental license, permit or permission which has had or may have a material adverse effect on its business or properties.

6.  COVENANTS OF FSLB

    Except with the prior written approval of GABS, FSLB agrees that from the date of this Agreement until the Effective Date or until this Agreement is terminated by the Parties as herein provided:

    6.1  CONDUCT OF BUSINESS. Each of FSLB and its subsidiaries:

        (a) Will conduct its business only in the ordinary course as conducted at the date of this Agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which it is a party;

        (b) Will use all reasonable efforts to maintain satisfactory relationships with its customers, suppliers, regulators and employees;

        (c) Will permit a representative of GABS to attend and participate (i) in all meetings of the Board of Directors of FSLB and its subsidiaries and
    (ii) in all meetings of their loan and executive committees (but only to the extent of expressing their opinion on any matter before the Board and not otherwise to influence the Board's decision and not to vote) with such representative to be excused during deliberations relating to the transactions contemplated by this Agreement;

        (d) Will not dispose of any property or incur any indebtedness except in the ordinary course of business; will not make any capital contribution to any affiliate or non-affiliate; will not mortgage, pledge or otherwise encumber any of its properties except in the ordinary course of business; will not make, or commit to make any capital expenditure except in the ordinary course of business; will not commit to any transaction requiring regulatory approval (other than the transactions contemplated by this Agreement); will not fail to maintain all of its properties in good repair, order and condition;

        (e) Will not increase salaries, employee benefits, directors' fees or bonuses, except to the extent consistent with past practices, and will not enter into any compensation agreements with anyone, except as set forth in the FSLB Schedule;

        (f)  Will make no changes to any of the FSLB Plans;

        (g) Will not enter into any agreement, including without limitation any agreement for the purchase, sale or lease of any property or for the furnishing of services, with any FSLB Insider;

        (h) Will not make any commitments or enter into any contracts which, individually or in the aggregate, call for the payment of $50,000 or more by FSLB or its subsidiaries, (i) except for agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and not in excess of FSLB's or its subsidiaries' then current requirements, (ii) except for the acceptance of deposits and the making and selling of loans in the ordinary course of business as a lending institution, and except as set forth in the FSLB Schedule; and

        (i) Will not fail to maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent in all material aspects with prior years.

    6.2 CAPITAL STOCK, ARTICLES AND BYLAWS. Except with the prior written approval of GABS, FSLB will not (a) issue any shares of capital stock or any rights or options with respect thereto, except as set forth in the FSLB Schedule; (b) declare, set aside or pay any dividends or make any other distributions with respect to its capital stock, except in accordance with past practices or as set forth in the FSLB Schedule; (c) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except as set forth in the FSLB Schedule; (d) effect a stock split or reclassification of its stock or create any new class of capital stock or issue any capital debt; or (e) amend its Articles of Incorporation or Bylaws.

    6.3 APPROVAL OF FSLB SHAREHOLDERS. FSLB shall cause a meeting of its shareholders (the "FSLB Shareholders' Meeting") to be held on such date as shall be agreed upon with GABS for the purpose of considering the approval of the Merger and adoption of this Agreement. FSLB shall deliver to GABS promptly at the conclusion of the FSLB Shareholders' Meeting, a certificate stating (a) the number of shares present in person or by proxy at the meeting, (b) the number of shares which were voted for the Merger, (c) the number of shares which were voted against the Merger, and (d) the number of shares dissenting to the Merger. Such certificate shall include the names and mailing addresses of the shareholders who voted against the Merger and of the holders of shares dissenting to the Merger.

    6.4 PROXY MATERIALS. To the best knowledge of FSLB, neither the proxy materials nor any other materials (or amendments thereof or supplements thereto) to be furnished by FSLB to its shareholders in connection with the transactions contemplated by this Agreement will, at the times such documents are distributed to FSLB shareholders through the Effective Date, contain, with respect to FSLB or any of its subsidiaries, any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made with respect to FSLB and its shareholders, not misleading.

    6.5 NOTICE OF BREACH. FSLB shall promptly give written notice to GABS upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by it in this Agreement and shall use its respective best efforts to prevent or promptly remedy the same.

    6.6 SOLE AGREEMENT TO MERGE OR SELL. During the term of this Agreement, FSLB will not directly or indirectly (through, if applicable, its respective directors, officers, employees, representatives or otherwise) make, solicit, initiate or encourage proposals or offers from any party other than GABS relating to any recapitalization, merger, consolidation, acquisition or purchase of all or substantially all of the assets of, or any equity interest in, FSLB if the effect of such proposed transaction would be to impair or delay the ability of FSLB to consummate the transactions contemplated by this Agreement. FSLB shall immediately cease and cause to be terminated all such contacts or negotiations with third parties, if any. FSLB will not, directly or indirectly (as aforesaid), participate in any negotiations regarding, furnish to any other person any information with respect to, assist or participate in any effort or attempt by any other person to do or seek any of the foregoing. FSLB shall promptly notify GABS of any unsolicited proposal or offer FSLB receives with respect to the foregoing. Notwithstanding anything in this Section 6.6 to the contrary, the directors of FSLB shall not be obligated to take or not to take any action that they shall be advised in writing by counsel that their fiduciary duties, in their capacities as directors of FSLB, under applicable law, require them to take or not to take.

    6.7 REPORTS. FSLB shall file, and shall promptly provide GABS with a copy of, all of the reports required to be filed by it or any of its subsidiaries with regulatory agencies for periods ending on and after December 31, 1997, and shall, to the extent permitted by law, promptly provide to GABS copies of all correspondence submitted to or received by it or any of its subsidiaries from any regulatory agency.

    6.8  INDEMNITY.

         (a) With respect to any claim made or action commenced within six (6) years after the Effective Date of the Merger, FSLB shall indemnify and hold harmless to the extent permitted by the provisions of the Articles of Incorporation and Bylaws of GABS, each as in effect as of the date hereof, each director, officer, and employee of GABS against any costs or expenses (including attorneys' fees), judgments, fines, losses, threatened or completed action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to any action or omission by such director, officer or employee on or prior to the consummation of the Merger in his capacity as such, and such indemnification shall be to the fullest extent permitted by applicable Georgia law.

         (b) FSLB shall use its reasonable efforts to maintain GABS' existing directors' and officers' liability insurance policy (or a policy, including existing policy, providing at least comparable coverage) covering persons who are currently covered by such insurance for a period of six years after the Effective Date on terms no less favorable than those in effect on the date hereof.

         (c) If FSLB or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person or entity, then and in each case, proper provision shall be made so that the surviving or acquiring entity shall assume the obligations set forth in this Section 6.8.

7.  COVENANTS OF GABS

    Except with the prior written approval of FSLB, GABS agrees that from the date of this Agreement until the Effective Date or until this Agreement is terminated by the Parties as herein provided:

    7.1  CONDUCT OF BUSINESS. Each of GABS and Community:

        (a) Will conduct its business only in the ordinary course as conducted at the date of this Agreement, and in compliance in all material respects with all applicable laws and regulations and all contracts to which it is a party;

        (b) Will use all reasonable efforts to maintain satisfactory relationships with its customers, suppliers, regulators and employees;

        (c) Will permit a representative of FSLB to attend and participate (i) in all meetings of the Board of Directors of GABS and Community and (ii) in all meetings of their loan and executive committees (but only to the extent of expressing their opinion on any matter before the Board and not otherwise to influence the Board's decision and not to vote) with such representative to be excused during deliberations relating to the transactions contemplated by this Agreement;

        (d) Will not dispose of any property or incur any indebtedness except in the ordinary course of business; will not make any capital contribution to any affiliate or non-affiliate; will not mortgage, pledge or otherwise encumber any of its properties except in the ordinary course of business; will not make or commit to make any capital expenditure except in the ordinary course of business; will not commit to any transaction requiring regulatory approval (other than the transactions contemplated by this Agreement); will not fail to maintain all of its properties in good repair, order and condition;

        (e) Will not increase salaries, employee benefits, directors' fees or bonuses, except to the extent consistent with past practices, and will not enter into any compensation agreements with anyone, except as set forth in the GABS Schedule;

        (f)  Will make no changes to any of the GABS Plans;

        (g) Will not enter into any agreement, including, without limitation, any agreement for the purchase, sale or lease of any property or for the furnishing of services, with any GABS Insider;

        (h) Will not make any commitments or enter into any contracts which, individually or in the aggregate, call for the payment of $50,000 or more by GABS or Community, (i) except for agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and not in excess of GABS's or Community's then current requirements, (ii) except for the acceptance of deposits and the making and selling of loans in the ordinary course of business as a lending institution, and except as set forth in the GABS Schedule; and

        (i) Will not fail to maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent in all material respects with prior years.

    7.2 CAPITAL STOCK, ARTICLES AND BYLAWS. Except with the prior written approval of FSLB, GABS will not (a) issue any shares of capital stock or any rights or options with respect thereto, except as set forth in the GABS Schedule; (b) declare, set aside or pay any dividends or make any other distributions with respect to its capital stock, except that GABS may continue paying its regular, normal dividends in accordance with its past practices; (c) directly or indirectly redeem, purchase or otherwise acquire any of its capital stock, except as set forth in the GABS Schedule; (d) effect a stock split or reclassification of its stock or create any new class of capital stock or issue any capital debt; or (e) amend its Articles of Incorporation or Bylaws.

    7.3 APPROVAL OF GABS SHAREHOLDERS. GABS shall cause a meeting of its shareholders (the "GABS Shareholders' Meeting") to be held on such date as shall be agreed upon with FSLB for the purpose of considering the approval of the Merger and adoption of this Agreement. GABS shall deliver to FSLB promptly at the conclusion of the GABS Shareholders' Meeting, a certificate stating (a) the number of shares present in person or by proxy at the meeting, (b) the number of shares which were voted for the Merger, (c) the number of shares which were voted against the Merger, and (d) the number of shares dissenting to the Merger. Such certificate shall include the names and mailing addresses of the shareholders who voted against the Merger and of the holders of shares dissenting to the Merger.

    7.4 PROXY MATERIALS. To the best knowledge of GABS, neither the proxy materials nor any other materials (or amendments thereof or supplements thereto) to be furnished by GABS to its shareholders in connection with the transactions contemplated by this Agreement will, at the times such documents are distributed to GABS shareholders through the Effective Date, contain with respect to GABS or Community any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made with respect to GABS and Community, not misleading.

    7.5 NOTICE OF BREACH. GABS shall promptly give written notice to FSLB upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made by them in this Agreement and shall use their respective best efforts to prevent or promptly remedy the same.

    7.6 SOLE AGREEMENT TO MERGE OR SELL. During the term of this Agreement, GABS will not directly or indirectly (through, if applicable, its respective directors, officers, employees, representatives or otherwise) make, solicit, initiate or encourage proposals or offers from any party other than FSLB relating to any recapitalization, merger, consolidation, acquisition or purchase of all or substantially all of the assets of, or any equity interest in, GABS if the effect of such proposed transaction would be to impair or delay the ability of GABS to consummate the transactions contemplated by this Agreement. GABS shall immediately cease and cause to be terminated all such contacts or negotiations with third parties, if any. GABS will not, directly or indirectly (as aforesaid) participate in any negotiations regarding, furnish to any other person any information with respect to, assist or participate in any effort or attempt by any other person to do or seek any of the foregoing, except where the failure to furnish such information or to participate in such negotiations or discussions would constitute a breach of the fiduciary duties of the Board of Directors of GABS (as determined in good faith after consultation with counsel to GABS). GABS shall promptly notify FSLB of any unsolicited proposal or offer GABS receives with respect to the foregoing.

    7.7 REPORTS. GABS shall file, and shall promptly provide FSLB with a copy of, all of the reports required to be filed by it or Community with regulatory agencies for periods ending on and after December 31, 1997, and each shall, to the extent permitted by law, promptly provide to FSLB copies of all correspondence submitted to or received by it from any regulatory agency.

    7.8 AFFILIATES. At least thirty (30) days prior to the Effective Date of the Merger, GABS shall deliver to FSLB a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of GABS, "affiliates" of GABS for purposes of Rule 145 under the Securities Act of 1933. GABS shall use all reasonable efforts to cause each person who is identified as an "Affiliate" in the letter referred to above to deliver to FSLB not later than thirty (30) days prior to the Effective Date of the Merger, a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the GABS Stock held by such person except as contemplated by such written agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the FSLB Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations thereunder and until such time as the financial results covering at least thirty (30) days of combined operations of FSLB and GABS have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, the FSLB Stock issued to such Affiliates of GABS in exchange for the GABS Stock shall not be transferable until such time as the financial results covering at least thirty (30) days of combined operations of FSLB and GABS have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies regardless of whether each such person has provided the written agreement referred to in this Section 7.8. FSLB shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of GABS Stock by such persons.

8.  CONDITIONS TO OBLIGATIONS OF FSLB

    The obligations of FSLB hereunder are, at the option of FSLB, subject to the following conditions:

    8.1 REPRESENTATIONS AND COVENANTS COMPLIANCE. The representations and warranties of GABS contained in Section 5, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except for changes contemplated by this Agreement. GABS shall have performed and complied with its covenants made in Section 7.

    8.2 NO CHANGE IN CONDITION. There shall have occurred no material adverse change in the financial condition of GABS from that presented in the Interim GABS Financials.

    8.3 CLOSING CERTIFICATE AND OTHER DOCUMENTS. FSLB shall have received a certificate signed by the President and Chief Financial Officer of GABS, dated the Effective Date, to the effect that (a) the representations and warranties made in Section 5, are true and correct as of the date of such certificate, (b) the covenants made in Section 7, have been fully performed as of the date of such certificate, and (c) the conditions set forth in this Section 8 have been complied with and satisfied as of the Effective Date. FSLB shall have received all such other documents and materials from GABS as it deems necessary or appropriate.

    8.4 LEGAL OPINION. FSLB shall have received a favorable legal opinion from counsel to GABS in form and substance reasonably satisfactory to FSLB's counsel.

    8.5 NO LEGAL ACTION. No action, suit, proceeding or claim shall have been instituted, made or threatened relating to the Merger.

    8.6 FAIRNESS OPINION. FSLB shall have received from a firm selected by it, a letter dated not more than five (5) business days prior to the date of the FSLB Proxy Statement to the effect that, in the opinion of such firm, the consideration being paid by FSLB for the GABS Stock is fair to the FSLB shareholders from a financial point of view.

9.  CONDITIONS TO OBLIGATIONS OF GABS

    The obligations of GABS hereunder are, at the option of GABS, subject to the following conditions:

    9.1 REPRESENTATIONS AND COVENANTS COMPLIANCE. The representations and warranties of FSLB contained in Section 4, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date with the same force and effect as if made on and as of the Effective Date, except for changes contemplated by this Agreement. FSLB shall have performed and complied with all of its covenants made in Section 6.

    9.2 NO CHANGE IN CONDITION. There shall have occurred no material adverse change in the financial condition of FSLB from that presented in the Interim FSLB Financials.

    9.3 CLOSING CERTIFICATE AND OTHER DOCUMENTS. GABS shall have received certificates signed by the respective President and Chief Financial Officer of FSLB, dated the Effective Date, to the effect that (a) the representations and warranties made in Section 4, are true and correct as of the date of such certificate, (b) the covenants made in Section 6, have been fully performed as of the date of such certificate, and (c) the conditions set forth in this
Section 9 have been complied with and satisfied as of the Effective Date. GABS shall have received all such other documents and materials from FSLB as it deems necessary or appropriate.

    9.4 LEGAL OPINION. GABS shall have received a favorable legal opinion from Counsel to FSLB and a favorable tax opinion from counsel to FSLB, all in form and substance reasonably satisfactory to GABS's counsel.

    9.5 NO LEGAL ACTION. No action, suit, proceeding or claim shall have been instituted, made or threatened relating to the Merger.

    9.6 FSLB STOCK PRICE. The average last sales price of the FSLB stock as reported by NASDAQ for the twenty (20) trading days immediately preceding the consummation of the Merger and the last sales price as reported by NASDAQ for the last trading day immediately preceding the consummation of the Merger shall not be less than $12.50 per share, subject to appropriate adjustment, unless FSLB, in its sole discretion, adjusts the Exchange Ratio so that the product of the adjusted Exchange Ratio times the lower of such average sales price or such sales price on the trading day immediately preceding the consummation of the Merger equals the product of the original Exchange Ratio times $12.50 per share. If FSLB does not elect to adjust the Exchange Ratio in such manner, GABS may, at its option, not proceed with the consummation of the Merger.

        Notwithstanding the foregoing, the last sales price of the FSLB shares to be issued in connection with the Merger as reported by NASDAQ, for the last trading day immediately preceding consummation of the Merger shall not be less than $12.00 per share. If the sales price of FSLB shares is less than $12.00 per share on that date, GABS may, at its option, not proceed with the consummation of the Merger.

    9.7 FAIRNESS OPINION. GABS shall have received from a firm selected by it, a letter, dated not more than five (5) business days prior to the date of the GABS Proxy Statement, reconfirming the fairness opinion received by GABS at or prior to the execution of this Agreement, to the effect that, in the opinion of such firm, the consideration to be received by GABS shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

10. CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

    The respective obligations of the Parties hereto are subject to the following conditions:

    10.1 GOVERNMENT APPROVAL. The Federal Reserve and the Georgia Department shall have approved the Merger and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired. There shall be no action pending concerning the Merger brought by the United States Attorney General under the antitrust laws.

    10.2 SHAREHOLDER APPROVAL. The holders of the legally required number of the outstanding shares of GABS Stock and FSLB Stock at meetings duly called and held with proper notice thereof, shall have respectively approved the Merger and the issuance of the FSLB Stock pursuant to this Agreement.

    10.3 REGISTRATION STATEMENT. At the time of mailing the Proxy Statement of GABS and FSLB to its shareholders in connection with the shareholder meetings at which the Merger will be considered and thereafter through the Effective Date, the Registration Statement shall be effective under the 1933

Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or the Securities Exchange Act of 1934 relating to the issuance or trading of the shares of FSLB Stock issuable pursuant to the Merger shall have been received.

    10.4 DISSENTING SHARES. The aggregate number of shares of GABS Stock, dissenting to the Merger shall not exceed 146,000 shares and shall not create, in the reasonable judgment of the Board of Directors of FSLB, ultimate liability of GABS to dissenting shareholders that is likely to exceed $1,460,000, unless the Parties shall agree to a larger amount.

    10.5 POOLING LETTERS. Each of the Parties shall have received a letter, dated as of the Effective Date, in form and substance reasonably acceptable to such Party, from Mauldin & Jenkins to the effect that the Merger will qualify for pooling-of-interests accounting treatment.


    10.6 TAX MATTERS. GABS and FSLB shall have received a written opinion of counsel for FSLB in form reasonably satisfactory to GABS and FSLB (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of GABS Stock for FSLB Stock will not give rise to gain or loss to the stockholders of GABS with respect to such exchange (except to the extent of any cash received), and (iii) neither GABS nor FSLB will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code. In rendering such Tax Opinion, counsel for FSLB shall be entitled to rely upon representations of officers of GABS and FSLB reasonably satisfactory in form and substance to such counsel.


11. ACQUISITION OF DISSENTERS' STOCK

    11.1 DISSENTING SHAREHOLDERS. Any shareholder of GABS who fully complies with the applicable Dissenters' Provisions shall be entitled to dissent from the Merger (a "Dissenting Shareholder") and seek appraisal remedies, provided that such shareholder has not voted, either in person or by proxy, in favor of such Merger.

    11.2 NOTICE OF DISSENT. GABS shall give prompt notice to FSLB of any demand received by it from a Dissenting Shareholder, and both Parties shall have the right to participate in any negotiations and proceedings with respect to such dissent. Each Party agrees that it will not, except with the prior consent of the other, purport to make any determination of fair value, make any payment with respect to, or settle or offer to settle any matter arising out of such dissent.

    11.3 PURCHASER OF DISSENTERS' STOCK. Each Dissenting Shareholder who becomes entitled to receive the fair value of his or her shares shall receive such value from GABS but only after the value shall have been agreed upon or finally determined pursuant to the applicable Dissenters' Provisions. Immediately upon the purchase by GABS of any shares of GABS Stock from the Dissenting Shareholder pursuant to the Dissenters' Provisions, FSLB shall purchase such shares from GABS for the same price as shall have been paid by GABS to the Dissenting Shareholder. The shares of GABS Stock so purchased by FSLB shall be cancelled.

12. CLOSING

    The closing (the "Closing") of the Merger shall take place on the fifth
(5th) business day after the latest to occur of (a) approval of the Merger and the issuance of FSLB Stock by the holders of the outstanding shares of GABS Stock and FSLB Stock, respectively, (b) approval by the applicable regulatory authorities and (c) expiration of any required waiting periods associated with such regulatory approvals, or on such other date mutually agreeable to the Parties hereto. The Closing shall take place at 10:00 a.m., at the offices of Miller & Martin LLP, 100 Galleria Parkway, N.W., Suite 1200, Atlanta, Georgia 30339, or at such other time and place mutually agreeable to the Parties hereto. At the Closing, the Parties hereto shall execute and deliver such instruments and certificates as are required by this Agreement and as are necessary or appropriate to close the transactions contemplated herein.

13. TERMINATION

    13.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date:

        (a)  By mutual written consent of the Parties hereto; or

        (b) By either Party hereto if, without fault of such terminating party, the Closing shall not have occurred on or before April 30, 1999, unless the Parties hereto shall have agreed in writing to extend this Agreement to a later date; or

        (c) By either Party hereto if any application contemplated by this Agreement is deemed withdrawn or affirmatively denied by the applicable regulatory agency; or

        (d) By a Party if the other Party breaches its representations, warranties or covenants hereunder in any material respect and such breach remains uncured for a period of ten days after notice of such breach is given to such Party, or if any condition to the obligations of such Party is not met.

    13.2 PROCEDURE AND EFFECT OF TERMINATION; EXPENSES. In the event of termination and abandonment of this Agreement by the Parties hereto pursuant to
Section 13. 1, written notice thereof shall promptly be given to the others, and this Agreement shall terminate and the transaction contemplated hereby shall be abandoned without further action by the Parties hereto. In the event of such termination and abandonment, each Party shall share equally in the cost, expenses and fees which have been reasonably incurred by both Parties in attempting to accomplish the transactions contemplated herein, except that each Party shall be responsible for the expenses associated with its fairness opinion and any attorneys and consultants retained by such Party. No Party hereto (or any of their respective directors or officers) shall have any liability or further obligation to the other Party to this Agreement, except for the obligations set forth in Section 3.4 and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement.

14. MISCELLANEOUS

    14.1 AMENDMENT. At any time before or after approval and adoption hereof by the shareholders of GABS and FSLB, this Agreement may be amended by agreement between the Parties hereto; PROVIDED, HOWEVER, that after the approval and adoption of this Agreement by the GABS and FSLB shareholders, no amendment changing Sections 2.1 and 2.2 shall be valid without having been approved by the shareholders of the Parties in the manner required for approval of this Agreement.

    14.2 WAIVER. A waiver by either Party hereto of any breach of a term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver of such term or condition nor be deemed to be a waiver or release of any other right, in law or at equity, or claim which a Party may have against the other Party for anything arising out of, connected with or based upon this Agreement A waiver shall be effective only if evidenced by a writing signed by the Party who is entitled to the benefit of the term or condition of this Agreement which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.

    14.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements with respect hereto, and no representations or agreement not included herein shall survive the execution hereof.

    14.4 NOTICES. All notices, requests, consents, and other communications hereunder shall be in writing, and shall be mailed postage prepaid or hand delivered, addressed as follows:

If to GABS:
                                    Mr. Ted A. Murphy, President and CEO
                                    Georgia Bancshares, Inc.
                                    333 Lawrenceville Highway
                                    Tucker, Georgia 30084-7132
with a copy to:
                                    Stanley H. Pollock, Esq.
                                    Holland & Knight LLP
                                    One Atlantic Center, Suite 1200
                                    1201 West Peachtree Street
                                    Atlanta, Georgia 30309-3400
If to FSLB:
                                    Mr. Edward C. Milligan, President and CEO
                                    First Sterling Banks, Inc.
                                    1200 Barrett Parkway
                                    Kennesaw, Georgia 30144
with a copy to:
                                    T. Kennerly Carroll, Jr., Esq.
                                    Miller & Martin LLP
                                    100 Galleria Parkway, N.W.
                                    Suite 1200
                                    Atlanta, Georgia 30339-3122

    14.5 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    14.6 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    14.7 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    14.8 HEADINGS. The title of this Agreement and the headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

    14.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

    IN WITNESS WHEREOF, the Parties hereto have caused by this Merger Agreement to be executed by their duly authorized officers and their corporate seals to be affixed hereto, as of the month, day and year first above written.

                                              GEORGIA BANCSHARES, INC.

    [SEAL]
                                              By:        /s/ Ted A. Murphy
                                                         -----------------------------------------
                                                         Ted A. Murphy, President

ATTEST:

/s/ Tena Jones
----------------------------
Secretary

                                              FIRST STERLING BANKS, INC.

    [SEAL]
                                              By:        /s/ Edward C. Milligan
                                                         -----------------------------------------
                                                         Edward C. Milligan, President

ATTEST:

/s/ Barbara J. Bond
----------------------------
Secretary

                                                             APPENDIX B TO JOINT
                                                      PROXY STATEMENT/PROSPECTUS

                                                                   Morgan Keegan

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426
Members New York Stock Exchange, Inc.

December 22, 1998

Board of Directors
Georgia Bancshares, Inc.
3333 Lawrenceville Highway
Tucker, GA 30084

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Georgia Bancshares, Inc. (the "Company") of the consideration to be received in connection with its proposed merger with First Sterling Banks, Inc. ("FSLB") (the "Transaction") pursuant to and in accordance with the terms of the Merger Agreement (the "Agreement") entered into by and between FSLB and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

    You have advised us that, pursuant to the Agreement, FSLB and the Company will merge (the "Merger") with and into FSLB and that the Company's banking subsidiary will become a wholly owned bank subsidiary of FSLB. Each share of the Company's Common Stock (excluding shares held by Company shareholders who have perfected their dissenter' rights of appraisal) issued and outstanding at the Effective Time shall be converted into one share of FSLB Common Stock, subject to a share dividend to FSLB shareholders as set forth in the Agreement.

    Morgan Keegan & Company, Inc. ("Morgan Keegan"), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. We have been retained by the Board of Directors of the Company for the purpose of and will receive a fee for rendering this opinion. We have not advised any party in connection with the Transaction other than the Company and we make no recommendation to the shareholders of the Company.

    In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of the Company and FSLB concerning each company's historical and current operations, financial condition and prospects; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by the Company and FSLB; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Company; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and FSLB and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of the Company and FSLB to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

Georgia Bancshares, Inc.
December 22, 1998
Page 2

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and FSLB contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of the Company and FSLB as to the reasonableness and achievabililty of the financial and operating projections and the assumptions and bases therefor provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of the Company and FSLB and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of the Company and FSLB. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or FSLB nor have we been furnished with any such evaluation or appraisal. We have also assumed that the conditions to the Transaction would be consummated on a timely basis in the manner contemplated in the Agreement. Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of FSLB Common Stock will trade following the date hereof, or the price or trading range at which FSLB Common Stock will trade upon completion of the Transaction.

    Morgan Keegan has not previously provided investment banking and fixed income services to the Company. In the ordinary course of our business, we serve as a market maker for the FSLB Common Stock and trade shares for our own account and the accounts of our customers. Accordingly, we may at any time hold long or short positions in FSLB Common Stock.

    It is understood that this opinion is not to be quoted or referred to, in whole or in part (including excerpts or summaries), in any filing, report, document, release or other communication used in connection with the Transaction (unless required to be quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without our prior written consent, which consent shall not be unreasonably withheld. Furthermore, our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting to be held in connection with the Transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's shareholders.


                                          Yours very truly,
                                          MORGAN KEEGAN & COMPANY, INC.

                                                        APPENDIX C TO JOINT
                                                    PROXY STATEMENT/PROSPECTUS


                             DISSENTERS' PROVISIONS
                       GEORGIA BUSINESS CORPORATION CODE


14-2-1301. DEFINITIONS.

    As used in this article, the term:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.


        (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.


        (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302. RIGHT TO DISSENT.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:


           (A) If approval of the shareholder of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or



           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;


        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;


        (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;


           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or


           (F) Cancels, redeems or repurchases all or part of the shares of the class; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder or shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

        (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payment sin lieu of fractional shares; or

        (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.


    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned y any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this Code Section are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320. NOTICE OF DISSENTERS' RIGHTS.


    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this articles and be accompanied by a copy of this article.



    (b) If corporate action creating dissenters rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


14-2-1321. NOTICE OF INTENT TO DEMAND PAYMENT.


    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders meeting, a record shareholder who wishes to assert dissenters' rights:


        (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

        (2) Must not vote his or her shares in favor of the proposed action.


    (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code Section is not entitled to payment for his or her shares under this article.


14-2-1322. DISSENTERS' NOTICE.


    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.


    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;


        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code Section is delivered; and


        (4) Be accompanied by a copy of this article.

14-2-1323. DUTY TO DEMAND PAYMENT.


    (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.



    (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code Section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324. SHARE RESTRICTIONS.


    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.


    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325. OFFER OF PAYMENT.


    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.


    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;


        (4) A statement of the dissenter's right to demand payment under Code
    Section 14-2-1327; and


        (5) A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326. FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.


    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.


14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:


        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.


    (b) A dissenter waives his or her right to demand payment under this Code Section unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code Section within 30 days after the corporation made or offered payment for his or her shares, as provided in Code
Section 14-2-1325.



    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325;



        (1) The shareholder may demand the information required under subsection
    (b) of Code Section 14-2-1325, and the corporation shall provide information to the shareholder within ten days after receipt of a written demand for the information; and



        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.


14-2-1330. COURT ACTION.


    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.


    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder Either by registered or certified mail and publication, or in any other matter permitted by law.


    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code Section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.


    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331. COURT COSTS AND COUNSEL FEES.


    (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amount the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.


    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:


        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or


        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332. LIMITATION OF ACTIONS.


    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporation action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 11 of the Registrant's Articles of Incorporation limits the liability of directors of the Registrant. A description of this provision is included under the heading "Comparison of the Rights of Holders of Georgia Bancshares Stock and First Sterling Stock--Limitation of Liability and Indemnification of Directors, Officers and Employees" in the Joint Proxy Statement/Prospectus set forth in Part I of this Registration Statement, and such description is incorporated by reference herein.

    Article 9 of the Registrant's Bylaws provides for indemnification of directors and officers of the Registrant. A description of this provision is also included under the heading set forth above in the Joint Proxy Statement/Prospectus set forth in Part I of this Registration Statement, and such description is incorporated by reference herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
    NO.      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       2.1   Merger Agreement dated December 30, 1998, between the Registrant and Georgia Bancshares, Inc., included as Appendix A to the Joint Proxy Statement/Prospectus set forth in Part I of the Registration Statement

       4.1   Page 1 of Registrant's Articles of Incorporation (defining its common stock) which was filed as Exhibit
             3.1 to Registrant's Registration Statement on Form S-1 (File No. 33-78046) (incorporated by reference)

       5.1   Opinion of Miller & Martin LLP as to the legality of the securities being registered(1)

       8.1   Opinion of Miller & Martin LLP as to certain federal income tax consequences of the Merger(1)

      10.1   Registrant's 1994 Substitute Incentive Stock Option Plan for The Westside Bank & Trust Company's
             Incentive Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-97300) (incorporated by reference)

      10.2   Form of Registrant's 1994 Incentive Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No.
             33-97300) (incorporated by reference)

      10.3   Registrant's 1995 Directors Stock Option Plan filed as Exhibit 4.4 to Form S-8 (File No. 33-81053)
             (incorporated by reference)

      10.4   Form of Registrant's 1995 Directors Stock Option Agreement filed as Exhibit 4.5 to Form S-8 (File No.
             33-81053) (incorporated by reference)

      10.5   Registrant's 1996 Substitute Incentive Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No.
             333-15069) (incorporated by reference)

      10.6   Form of Registrant's 1996 Substitute Incentive Stock Option Agreement filed as Exhibit 4.2 to Form S-8
             (File No. 333-15069) (incorporated by reference)

      10.7   Registrant's 1997 Directors Stock Option Plan filed as Exhibit 4.1 to Form S-8 (File No. 333-56476)
             (incorporated by reference)

  EXHIBIT
    NO.      DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.8   Form of Registrant's 1997 Directors Stock Option Agreement filed as Exhibit 4.1 to Form S-8 (File No.
             333-56476) (incorporated by reference)

      10.9   Registrant's 1997 Incentive Stock Option Plan filed as Exhibit 10.11 to Registrant's Form 10-KSB for its year ended December 31, 1997 (incorporated by reference)

     10.10   Form of Registrant's 1997 Incentive Stock Option Agreement filed as Exhibit 10.12 to Registrant's Form
             10-KSB for its year ended December 31, 1997 (incorporated by reference)

     10.11   Employment Agreement dated August 16, 1995, between Registrant, The Westside Bank & Trust Company and
             Edward C. Milligan filed as Exhibit 10.5 to Form S-4 (File No. 333-3116) (incorporated by reference)

      13.1   Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1997 (incorporated by reference)

      13.2   Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 (incorporated by reference)

      13.3   Annual Report on Form 10-KSB for the year ended December 31, 1997 for Georgia Bancshares, Inc. as amended by Amendment No. 1 (incorporated by reference)

      13.4   Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 for Georgia Bancshares, Inc.
             (incorporated by reference)

      15.1   Mauldin & Jenkins, LLC letter on unaudited interim financial information filed as Exhibit 24.2

      15.2   Porter Keadle Moore LLP letter on unaudited interim financial information filed as Exhibit 24.3

      24.1   Consents of Miller & Martin LLP are contained in its opinions filed as Exhibits 5.1 and 8.1 hereto(1)

      24.2   Consent of Mauldin & Jenkins, LLC concerning the financial statements of First Sterling Banks, Inc.

      24.3   Consent of Porter Keadle Moore LLP concerning the financial statements of Georgia Bancshares, Inc.

      24.4   Consent of Morgan Keegan & Company, Inc.(1)

      25.1   A Power of Attorney relating to this Registration Statement is set forth on the signature pages to this
             Registration Statement(1)

      99.1   Form of Opinion of Morgan Keegan & Company, Inc. dated December 22, 1998 (included as Appendix B to the
             Joint Proxy Statement/Prospectus)

      99.2   Form of Proxy Card for the Special Meeting of Shareholders of Registrant

      99.3   Form of Proxy Card for the Special Meeting of Shareholders of Georgia Bancshares, Inc.


------------------------


(1) Included in Registration Statement filed January 15, 1999


(b) Financial Statement Schedules

   None required.

ITEM 22. UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennesaw, State of Georgia, on the 9th day of February, 1999.



                                FIRST STERLING BANKS, INC.

                                By:            /s/ EDWARD C. MILLIGAN
                                     -----------------------------------------
                                           Edward C. Milligan, President



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ EDWARD C. MILLIGAN
------------------------------  President and Director(1)    February 9, 1999
      Edward C. Milligan

------------------------------  Director
     Harry L. Hudson, Jr.

------------------------------  Director
    John S. Thibadeau, Jr.

     /s/ P. HARRIS HINES
------------------------------  Director                     February 9, 1999
  Honorable P. Harris Hines*

   /s/ BENJAMIN H. WOFFORD
------------------------------  Director                     February 9, 1999
  Benjamin H. Wofford, M.D.*

     /s/ BARBARA J. BOND
------------------------------  Secretary/Treasurer(2)       February 9, 1999
       Barbara J. Bond

*By Power of Attorney

/s/ EDWARD C. MILLIGAN
------------------------------
Edward c. Milligan
Attorney in Fact
Date: February 9, 1999


------------------------


    (1)Principal executive officer



    (2)Principal financial and accounting officer